Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	) Chapter 11
)
QUALTEK SERVICES INC., et al.,[1]	) Case No. 23-90584 (CML)
)
Debtors.	) (Joint Administration Requested)
)

DISCLOSURE STATEMENT

RELATING TO THE DEBTORS’ JOINT PLAN OF

REORGANIZATION PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Matthew D. Cavenaugh (TX Bar No. 24062656)		Joshua A. Sussberg, P.C. (admission pro hac vice pending)
Genevieve M. Graham (TX Bar No. 24085340)		Christopher T. Greco, P.C. (admission pro hac vice pending)
Emily Meraia (TX Bar No. 24129307)		KIRKLAND & ELLIS LLP
JACKSON WALKER LLP		KIRKLAND & ELLIS INTERNATIONAL LLP
1401 McKinney Street, Suite 1900		601 Lexington Avenue
Houston, Texas 77010		New York, New York 10022
Telephone:	(713) 752-4200	Telephone:	(212) 446-4800
Facsimile:	(713) 752-4221	Facsimile:	(212) 446-4900
Email:	####	Email:	####
	####		####

-and-

Jaimie Fedell (admission pro hac vice pending)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle Street
Chicago, Illinois 60654
		Telephone:	(312) 862-2000
		Facsimile:	(312) 862-2200
		Email:	####
Proposed Co-Counsel to the Debtors and Debtors in Possession		Proposed Co-Counsel to the Debtors and Debtors in Possession

[1]	A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://dm.epiq11.com/QualTek. The location of Debtor’s principal place of business and the Debtors’ service address in these chapter 11 cases is 475 Sentry Parkway E, Suite 200, Blue Bell, Pennsylvania 19422.

THIS IS A SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126, 11 U.S.C. §§ 1125, 1126. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE COURT. THE DEBTORS INTEND TO SUBMIT THIS DISCLOSURE STATEMENT TO THE COURT FOR APPROVAL FOLLOWING COMMENCEMENT OF SOLICITATION AND THE DEBTORS’ FILING FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT

SOLICITATION OF VOTES ON THE JOINT PLAN OF REORGANIZATION OF QUALTEK SERVICES INC. AND ITS DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE FROM THE HOLDERS OF OUTSTANDING:

VOTING CLASS	NAME OF CLASS UNDER THE PLAN
CLASS 3A	PRIORITY TERM LOAN CLAIMS
CLASS 3B	ROLLOVER TERM LOAN CLAIMS
CLASS 3C	TRANCHE B TERM LOAN CLAIMS
CLASS 4	CONVERTIBLE NOTES CLAIMS

IF YOU ARE IN CLASS 3A, CLASS 3B, CLASS 3C, OR CLASS 4, YOU ARE RECEIVING THIS DOCUMENT AND THE ACCOMPANYING MATERIALS BECAUSE YOU ARE ENTITLED TO VOTE ON THE PLAN.

DELIVERY OF BALLOT

THE BALLOT MAY BE (1) RETURNED TO THE ADDRESS BELOW2 OR (2) SUBMITTED ONLINE, SO THAT IT IS ACTUALLY RECEIVED BY THE CLAIMS AND NOTICING AGENT BY THE VOTING DEADLINE, WHICH IS 4:00 P.M. (PREVAILING CENTRAL TIME) ON JUNE 23, 2023.

BY FIRST CLASS MAIL, HAND DELIVERY OR OVERNIGHT SERVICE AT: QualTek – Ballot Processing c/o Epiq Corporate Restructuring, LLC 10300 SW Allen Blvd. Beaverton, OR 97005

ONLINE SUBMISSION:

Visit https://dm.Epiq11.com/QualTek. Click on the “E-Ballot” section of the website and follow the directions to submit the Ballot. You will need the Unique E-Ballot ID found on your Ballot in order to vote online.

PLEASE CHOOSE ONLY ONE METHOD TO RETURN YOUR BALLOT.

BALLOTS RECEIVED VIA EMAIL OR FACSIMILE WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS REGARDING THE PROCEDURES FOR

VOTING ON THE PLAN, PLEASE CONTACT THE CLAIMS AND NOTICING AGENT AT:

BY E-MAIL TO:

QUALTEKVOTE@EPIQGLOBAL.COM

BY TELEPHONE:

(877) 609-4009 (DOMESTIC) OR (503) 447-4703 (INTERNATIONAL)

AND REQUEST TO SPEAK WITH A MEMBER OF THE SOLICITATION TEAM

This disclosure statement (this “Disclosure Statement”) provides information regarding the Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (as may be amended, supplemented, or otherwise modified from time to time, the “Plan”),3 for which the Debtors will seek confirmation by the Court. A copy of the Plan is attached hereto as Exhibit A and is incorporated herein by reference. The Debtors are providing the information in this Disclosure Statement to certain Holders of Claims for purposes of soliciting votes to accept or reject the Plan.

[2]	Beneficial Holders of Claims must follow the instructions provided to them by their Nominees on how to submit their instructions.

[3]	Capitalized terms used but not defined in this Disclosure Statement shall have the meaning ascribed to such terms in the Plan. The summary of the Plan provided herein is qualified in its entirety by reference to the Plan. In the case of any inconsistency between this Disclosure Statement and the Plan, the Plan will govern.

3

The Debtors urge each Holder of a Claim or Interest to consult with its own advisors with respect to any legal, financial, securities, tax, or business advice in reviewing this Disclosure Statement, the Plan, and each proposed transaction contemplated by the Plan. Furthermore, the Court’s approval of the adequacy of the information contained in this Disclosure Statement does not constitute the Court’s approval of the Plan.

The Debtors strongly encourage Holders of Claims in Class 3A, Class 3B, Class 3C, and Class 4 to read this Disclosure Statement (including the Risk Factors described in Article IX hereof) and the Plan in their entirety before voting to accept or reject the Plan. Assuming the requisite acceptances to the Plan are obtained, the Debtors will seek the Court’s approval of the Plan at the Confirmation Hearing.

RECOMMENDATION BY THE DEBTORS

EACH DEBTOR’S BOARD OF DIRECTORS, MEMBER, OR MANAGER, AS APPLICABLE, HAS APPROVED THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND DESCRIBED IN THIS DISCLOSURE STATEMENT, AND EACH DEBTOR BELIEVES THAT THE COMPROMISES CONTEMPLATED UNDER THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF EACH OF THE DEBTOR’S ESTATES, AND PROVIDE THE BEST RECOVERY TO CLAIM AND INTEREST HOLDERS. AT THIS TIME, EACH DEBTOR BELIEVES THAT THE PLAN AND RELATED TRANSACTIONS REPRESENT THE BEST ALTERNATIVE FOR ACCOMPLISHING THE DEBTORS’ OVERALL RESTRUCTURING OBJECTIVES. EACH OF THE DEBTORS THEREFORE STRONGLY RECOMMENDS THAT ALL HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED SUBMIT BALLOTS TO ACCEPT THE PLAN BY RETURNING THEIR BALLOTS SO AS TO BE ACTUALLY RECEIVED BY THE CLAIMS AND NOTICING AGENT NO LATER THAN JUNE 23, 2023 AT 4:00 P.M. (PREVAILING CENTRAL TIME) PURSUANT TO THE INSTRUCTIONS SET FORTH HEREIN AND ON THE BALLOT.

4

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT TO HOLDERS OF CLAIMS OR INTERESTS FOR PURPOSES OF SOLICITING VOTES TO ACCEPT OR REJECT THE JOINT PLAN OF REORGANIZATION OF QUALTEK SERVICES INC. AND ITS DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY OTHER PURPOSE. BEFORE DECIDING WHETHER TO VOTE FOR OR AGAINST THE PLAN, EACH HOLDER ENTITLED TO VOTE SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE IX HEREIN.

THE DEBTORS AND CERTAIN HOLDERS OF CLAIMS AND INTERESTS SUPPORT THE PLAN, INCLUDING ALL HOLDERS OF ABL CLAIMS, AND HOLDERS OF OVER 2/3 IN AMOUNT OF THE TERM LOAN CLAIMS, AND CONVERTIBLE NOTES CLAIMS.

THE DEBTORS BELIEVE THAT THE COMPROMISES CONTEMPLATED UNDER THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF THE DEBTORS’ ESTATES, AND PROVIDE THE BEST RECOVERY TO STAKEHOLDERS. AT THIS TIME, THE DEBTORS BELIEVE THE PLAN REPRESENTS THE BEST AVAILABLE OPTION FOR COMPLETING THE CHAPTER 11 CASES. THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, AND CERTAIN ANTICIPATED EVENTS IN THE EVENT THE DEBTORS COMMENCE CHAPTER 11 CASES. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH ANTICIPATED EVENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN FOR ALL PURPOSES. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

IN PREPARING THIS DISCLOSURE STATEMENT, THE DEBTORS RELIED ON FINANCIAL DATA DERIVED FROM THE DEBTORS’ BOOKS AND RECORDS AND ON VARIOUS ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESSES. WHILE THE DEBTORS BELIEVE THAT SUCH FINANCIAL INFORMATION FAIRLY REFLECTS THE FINANCIAL CONDITION OF THE DEBTORS AS OF THE DATE HEREOF AND THAT THE ASSUMPTIONS REGARDING FUTURE EVENTS REFLECT REASONABLE BUSINESS JUDGMENTS, NO REPRESENTATIONS OR WARRANTIES ARE MADE AS TO THE ACCURACY OF THE FINANCIAL INFORMATION CONTAINED HEREIN OR ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESSES AND THEIR FUTURE RESULTS AND OPERATIONS. THE DEBTORS EXPRESSLY CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

5

THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION, OR WAIVER. THE DEBTORS OR ANY OTHER AUTHORIZED PARTY MAY SEEK TO INVESTIGATE, FILE, AND PROSECUTE CLAIMS AND MAY OBJECT TO CLAIMS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THIS DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS.

THE DEBTORS ARE MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO, AND EXPRESSLY DISCLAIM ANY DUTY TO PUBLICLY UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE. HOLDERS OF CLAIMS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THIS DISCLOSURE STATEMENT WAS FILED. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION, MODIFICATION, OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED OR MODIFIED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE PLAN.

THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

IF THE PLAN IS CONFIRMED BY THE COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS OR INTERESTS (INCLUDING THOSE HOLDERS OF CLAIMS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN, WHO VOTE TO REJECT THE PLAN, OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE RESTRUCTURING TRANSACTIONS CONTEMPLATED THEREBY.

6

THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO CERTAIN MATERIAL CONDITIONS PRECEDENT DESCRIBED HEREIN AND SET FORTH IN ARTICLE IX OF THE PLAN. THERE IS NO ASSURANCE THAT THE PLAN WILL BE CONFIRMED, OR IF CONFIRMED, THAT THE CONDITIONS REQUIRED TO BE SATISFIED FOR THE PLAN TO GO EFFECTIVE WILL BE SATISFIED (OR WAIVED).

YOU ARE ENCOURAGED TO READ THE PLAN AND THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING ARTICLE IX, ENTITLED “RISK FACTORS” BEFORE SUBMITTING YOUR BALLOT TO VOTE ON THE PLAN.

THE COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE A GUARANTEE BY THE COURT OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT BY THE COURT OF THE MERITS OF THE PLAN.

SUMMARIES OF THE PLAN AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN. THE SUMMARIES OF THE FINANCIAL INFORMATION AND THE DOCUMENTS ANNEXED TO THIS DISCLOSURE STATEMENT OR OTHERWISE INCORPORATED HEREIN BY REFERENCE ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THOSE DOCUMENTS. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE OF THIS DISCLOSURE STATEMENT, AND THERE IS NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER SUCH DATE. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR IN ACCORDANCE WITH APPLICABLE LAW, THE DEBTORS ARE UNDER NO DUTY TO UPDATE OR SUPPLEMENT THIS DISCLOSURE STATEMENT.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED FOR PURPOSES OF SOLICITING VOTES FOR THE ACCEPTANCES AND CONFIRMATION OF THE PLAN AND MAY NOT BE RELIED ON FOR ANY OTHER PURPOSE. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE DISCLOSURE STATEMENT AND THE PLAN, THE RELEVANT PROVISIONS OF THE PLAN WILL GOVERN.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION  1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016(B) AND IS NOT NECESSARILY PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY SIMILAR FEDERAL, STATE, LOCAL, OR FOREIGN REGULATORY AGENCY, NOR HAS THE SEC OR ANY OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

7

THE DEBTORS HAVE SOUGHT TO ENSURE THE ACCURACY OF THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT; HOWEVER, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR INCORPORATED HEREIN BY REFERENCE HAS NOT BEEN, AND WILL NOT BE, AUDITED OR REVIEWED BY THE DEBTORS’ INDEPENDENT AUDITORS UNLESS EXPLICITLY PROVIDED OTHERWISE HEREIN.

THE DEBTORS MAKE STATEMENTS IN THIS DISCLOSURE STATEMENT THAT ARE CONSIDERED FORWARD-LOOKING STATEMENTS UNDER FEDERAL SECURITIES LAWS. THE DEBTORS CONSIDER ALL STATEMENTS REGARDING ANTICIPATED OR FUTURE MATTERS, INCLUDING THE FOLLOWING, TO BE FORWARD-LOOKING STATEMENTS:

•	BUSINESS STRATEGY;

•	TECHNOLOGY;

•	FINANCIAL CONDITION, REVENUES, CASH FLOWS, AND EXPENSES;

•	LEVELS OF INDEBTEDNESS, LIQUIDITY, AND COMPLIANCE WITH DEBT COVENANTS;

•	FINANCIAL STRATEGY, BUDGET, PROJECTIONS, AND OPERATING RESULTS;

•	THE AMOUNT, NATURE, AND TIMING OF CAPITAL EXPENDITURES;

•	AVAILABILITY AND TERMS OF CAPITAL;

•	SUCCESSFUL RESULTS FROM THE DEBTORS’ OPERATIONS;

•	THE INTEGRATION AND BENEFITS OF ASSET AND PROPERTY ACQUISITIONS OR THE EFFECTS OF ASSET AND PROPERTY ACQUISITIONS OR DISPOSITIONS ON THE DEBTORS’ CASH POSITION AND LEVELS OF INDEBTEDNESS;

•	COSTS OF CONDUCTING THE DEBTORS’ OTHER OPERATIONS;

•	GENERAL ECONOMIC AND BUSINESS CONDITIONS;

•	EFFECTIVENESS OF THE DEBTORS’ RISK MANAGEMENT ACTIVITIES;

•	COUNTERPARTY CREDIT RISK;

•	THE OUTCOME OF PENDING AND FUTURE LITIGATION;

•	UNCERTAINTY REGARDING THE DEBTORS’ FUTURE OPERATING RESULTS;

8

•	PLANS, OBJECTIVES, AND EXPECTATIONS;

•	THE ADEQUACY OF THE DEBTORS’ CAPITAL RESOURCES AND LIQUIDITY;

•	RISKS IN CONNECTION WITH ACQUISITIONS;

•	THE POTENTIAL ADOPTION OF NEW GOVERNMENTAL REGULATIONS; AND

•	THE DEBTORS’ ABILITY TO SATISFY FUTURE CASH OBLIGATIONS.

STATEMENTS CONCERNING THESE AND OTHER MATTERS ARE NOT GUARANTEES OF THE REORGANIZED DEBTORS’ FUTURE PERFORMANCE. THERE ARE RISKS, UNCERTAINTIES, AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE REORGANIZED DEBTORS’ ACTUAL PERFORMANCE OR ACHIEVEMENTS TO BE DIFFERENT FROM THOSE THEY MAY PROJECT, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE THE PROJECTIONS MADE HEREIN. THESE RISKS, UNCERTAINTIES, AND FACTORS MAY INCLUDE THE FOLLOWING: THE DEBTORS’ ABILITY TO CONFIRM AND CONSUMMATE THE PLAN; THE POTENTIAL THAT THE DEBTORS MAY NEED TO PURSUE AN ALTERNATIVE TRANSACTION IF THE PLAN IS NOT CONFIRMED; THE DEBTORS’ ABILITY TO REDUCE THEIR OVERALL FINANCIAL LEVERAGE; THE POTENTIAL ADVERSE IMPACT OF THE CHAPTER 11 CASES ON THE DEBTORS’ OPERATIONS, MANAGEMENT, AND EMPLOYEES; THE RISKS ASSOCIATED WITH OPERATING THE DEBTORS’ BUSINESSES DURING THE CHAPTER 11 CASES; CUSTOMER RESPONSES TO THE CHAPTER 11 CASES; THE DEBTORS’ INABILITY TO DISCHARGE OR SETTLE CLAIMS DURING THE CHAPTER 11 CASES; GENERAL ECONOMIC, BUSINESS, AND MARKET CONDITIONS; CURRENCY FLUCTUATIONS; INTEREST RATE FLUCTUATIONS; PRICE INCREASES; EXPOSURE TO LITIGATION; A DECLINE IN THE DEBTORS’ MARKET SHARE DUE TO COMPETITION; THE DEBTORS’ ABILITY TO IMPLEMENT COST REDUCTION INITIATIVES IN A TIMELY MANNER; THE DEBTORS’ ABILITY TO DIVEST EXISTING BUSINESSES; FINANCIAL CONDITIONS OF THE DEBTORS’ CUSTOMERS; ADVERSE TAX CHANGES; LIMITED ACCESS TO CAPITAL RESOURCES; CHANGES IN DOMESTIC AND FOREIGN LAWS AND REGULATIONS; TRADE BALANCE; NATURAL DISASTERS; GEOPOLITICAL INSTABILITY; AND THE EFFECTS OF GOVERNMENTAL REGULATION ON THE DEBTORS’ BUSINESSES.

9

SPECIAL NOTICE REGARDING FEDERAL AND STATE SECURITIES LAWS

The Court has not reviewed this Disclosure Statement or the Plan, and the securities to be issued on or after the Effective Date will not have been the subject of a registration statement filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or any securities regulatory authority of any state under any state securities law (“Blue Sky Laws”). The Plan has not been approved or disapproved by the SEC or any state regulatory authority and neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of the information contained in this Disclosure Statement or the Plan. Any representation to the contrary is a criminal offense. The Debtors are relying on section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, and similar Blue Sky Laws provisions, to exempt from registration under the Securities Act and Blue Sky Laws the offer to certain holders of QualTek Priority Term Loan Claims, QualTek Rollover Term Loan Claims, QualTek Tranche B Term Loan Claims, and QualTek Convertible Notes Claims of new securities prior to the Petition Date, including in connection with the solicitation of votes to accept or reject the Plan (the “Solicitation”). The securities may not be offered or sold within the United States or to, or for the account or benefit of, United States persons (as defined in Regulation S under the Securities Act), except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable laws of other jurisdictions.

After the Petition Date, the Debtors will rely on section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act and Blue Sky Laws the offer, issuance, and distribution, if applicable, of New Equity Interests under the Plan. Neither the Solicitation nor this Disclosure Statement constitutes an offer to sell or the solicitation of an offer to buy securities in any state or jurisdiction in which such offer or solicitation is not authorized.

This Disclosure Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any forward-looking statements in this Disclosure Statement are based on assumptions that are believed to be reasonable, but are subject to a wide range of risks, including risks associated with the following: (a) future financial results and liquidity, including the ability to finance operations in the ordinary course of business; (b) the relationships with and payment terms provided by trade creditors; (c) additional post-restructuring financing requirements; (d) future dispositions and acquisitions; (e) the effect of competitive products, services, or procuring by competitors; (f) changes to the costs of commodities and raw materials; (g) the proposed restructuring and costs associated therewith; (h) the effect of conditions in the local, national, and global economy on the Debtors; (i) the ability to obtain relief from the bankruptcy court to facilitate the smooth operation of the Debtors’ businesses under chapter 11; (j) the confirmation and consummation of the Plan; (k) the terms and conditions of the Exit Facilities and the New Equity Interests to be entered into, or issued, as the case may be, pursuant to the Plan; and (l) each of the other risks identified in this Disclosure Statement. Due to these uncertainties, reader cannot be assured that any forward-looking statements will prove to be correct. The Debtors are under no obligation to (and expressly disclaim any obligation to) update or alter any forward-looking statements whether as a result of new information, future events, or otherwise, unless instructed to do so by the Court.

10

Except to the extent publicly available, this Disclosure Statement, the Plan, and the information set forth herein and therein are confidential. This Disclosure Statement and the Plan contain material non-public information concerning the Debtors, their subsidiaries, and their respective debt and Securities. Each recipient hereby acknowledges that it (a) is aware that the federal securities laws of the United States prohibit any person who has material non-public information about a company, which is obtained from the company or its representatives, from purchasing or selling Securities of such company or from communicating the information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such Securities and (b) is familiar with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and agrees that it will not use or communicate to any Person or Entity, under circumstances where it is reasonably likely that such Person or Entity is likely to use or cause any Person or Entity to use, any confidential information in contravention of the Exchange Act or any of its rules and regulations, including Rule 10b-5 promulgated thereunder.

You are cautioned that all forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. The liquidation analysis, financial projections, and other projections and forward-looking information contained herein and attached hereto are only estimates, and the timing and amount of actual distributions to Holders of Allowed Claims and Allowed Interests, among other things, may be affected by many factors that cannot be predicted. Any analyses, estimates, or recovery projections may or may not turn out to be accurate.

11

TABLE OF CONTENTS

Page

I.	INTRODUCTION	1

II.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND THE PLAN	4

A.	What is chapter 11?	4

B.	Why are the Debtors sending me this Disclosure Statement?	4

C.	Why are votes being solicited prior to Court approval of the Disclosure Statement?	5

D.	Am I entitled to vote on the Plan?	5

E.	What will I receive from the Debtors if the Plan is consummated?	9

F.	What will I receive from the Debtors if I hold an Allowed Administrative Claim, DIP Claim, or a Priority Tax Claim?	12

G.	Are any regulatory approvals required to consummate the Plan?	13

H.	What happens to my recovery if the Plan is not confirmed or does not go effective?	13

I.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”	13

J.	What are the sources of Cash and other consideration required to fund the Plan?	13

K.	Are there risks to owning the New Equity Interests upon the Debtors’ emergence from chapter 11?	13

L.	Is there potential litigation related to the Plan?	14

M.	What is the Management Incentive Plan and how will it affect the distribution I receive under the Plan?	14

N.	Does the Plan preserve Causes of Action?	15

O.	Will there be releases, exculpation, and injunction granted to parties in interest as part of the Plan?	15

P.	When is the deadline to vote on the Plan?	15

Q.	How do I vote on the Plan?	16

i

R.	Why is the Court holding a Confirmation Hearing?	16

S.	What is the purpose of the Confirmation Hearing?	16

T.	What is the effect of the Plan on the Debtors’ ongoing businesses?	16

U.	Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?	17

V.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?	17

W.	Do the Debtors recommend voting in favor of the Plan?	18

X.	Who Supports the Plan?	18

III.	SOLICITATION AND VOTING PROCEDURES	18

A.	Holders of Claims Entitled to Vote on the Plan	18

B.	Votes Required for Acceptance by a Class	18

C.	Certain Factors to Be Considered Prior to Voting	18

D.	Solicitation Procedures	19

IV.	THE DEBTORS’ CORPORATE HISTORY, STRUCTURE, AND BUSINESS OVERVIEW	20

A.	QualTek’s Corporate History, Operations, and Key Assets	20

B.	The Debtor’s Prepetition Capital Structure	22

V.	EVENTS LEADING TO THE CHAPTER 11 FILINGS	25

A.	Prepetition Challenges	25

B.	Prepetition Initiatives	26

VI.	MATERIAL DEVELOPMENTS AND ANTICIPATED EVENTS OF THE CHAPTER 11 CASES	29

A.	First Day Relief	29

B.	Proposed Confirmation Schedule	30

VII.	SUMMARY OF THE PLAN	30

A.	General Settlement of Claims and Interests	30

B.	Restructuring Transactions	31

C.	Cancellation of Existing Agreements and Interests	32

D.	Section 1146 Exemption	32

E.	Reorganized Debtors	33

F.	Sources of Consideration for Plan Distributions	33

G.	Corporate Existence	39

H.	Vesting of Assets in the Reorganized Debtors	39

I.	Corporate Action	39

J.	New Organizational Documents	40

K.	Directors and Officers of the Reorganized Debtors	40

L.	Management Incentive Plan	41

M.	Effectuating Documents; Further Transactions	41

N.	Certain Securities Law Matters	41

O.	Employment Obligations	42

P.	Preservation of Causes of Action	42

Q.	Private Company	43

R.	Tax Matters	43

S.	Director and Officer Liability Insurance	43

VIII.	OTHER KEY ASPECTS OF THE PLAN	44

A.	Treatment of Executory Contracts and Unexpired Leases	44

B.	Provisions Governing Distributions	47

C.	Procedures for Resolving Contingent, Unliquidated, and Disputed Claims	51

D.	Settlement, Release, Injunction, and Related Provisions	53

E.	Conditions Precedent to Confirmation and Consummation of the Plan	60

F.	Modification, Revocation, or Withdrawal of the Plan	62

IX.	RISK FACTORS	63

A.	Bankruptcy Law Considerations	63

B.	Risks Related to Recoveries Under the Plan	67

C.	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses	68

X.	CONFIRMATION OF THE PLAN	72

A.	The Confirmation Hearing	72

B.	Requirements for Confirmation of the Plan	72

C.	Feasibility	72

D.	Acceptance by Impaired Classes	73

E.	Confirmation without Acceptance by All Impaired Classes	73

F.	Valuation Analysis	74

G.	Liquidation Analysis	75

XI.	CERTAIN SECURITIES LAW MATTERS	75

XII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	76

A.	Introduction	76

B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors, the Reorganized Debtors, and Equityholders of HoldCo	77

C.	Certain U.S. Federal Income Tax Consequences of the Plan to U.S. Holders of Allowed Claims in Classes 3A-C and 4	80

D.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Claims	89

XIII.	RECOMMENDATION	95

EXHIBITS4

EXHIBIT A   Plan of Reorganization

EXHIBIT B    RSA

EXHIBIT C    Structure Chart

EXHIBIT D    Financial Projections

EXHIBIT E    Valuation Analysis

EXHIBIT F    Liquidation Analysis

[4]	Each Exhibit is incorporated herein by reference.

v

I.	INTRODUCTION

QualTek Services Inc. and its debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors” or “QualTek”), submit this disclosure statement (this “Disclosure Statement”), pursuant to section 1125 of the Bankruptcy Code, to holders of Claims against and Interests in the Debtors in connection with the solicitation of votes for acceptance of the Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”), dated May 24, 2023.5 A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference. The Plan constitutes a separate chapter 11 plan for each of the Debtors.

THE DEBTORS AND CERTAIN CONSENTING STAKEHOLDERS BELIEVE THAT THE COMPROMISES CONTEMPLATED UNDER THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF THE DEBTORS’ ESTATES, AND PROVIDE THE BEST RECOVERY TO STAKEHOLDERS. AT THIS TIME, THE DEBTORS BELIEVE THE PLAN REPRESENTS THE BEST AVAILABLE OPTION FOR COMPLETING THE CHAPTER 11 CASES. THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

For more than a decade, QualTek and its communication infrastructure services, power grid modernization, and renewables solutions have shaped the telecommunications and utilities sectors of the American economy. QualTek’s telecommunications segment (“Telecom”) provides end-to-end technology-driven, field-based critical services across every stage of the network life cycle for blue-chip customers in the telecommunications industry and power utility industry. QualTek’s renewables and recovery logistics segment (“R&R Logistics”) provides crucial services to leaders in the renewable energy sector and supports business continuity and disaster relief for customers in the telecommunications, power utility, and renewable energy industries.

In February 2022, the Debtors became publicly traded on the NASDAQ exchange through a special purpose acquisition company transaction (the “De-SPAC Transaction”) which was projected to secure for the Debtors substantial additional liquidity net of transaction expenses and debt paydowns. However, the De-SPAC Transaction secured only a fraction of that projected net liquidity, and QualTek—like many other large infrastructure service providers—has since faced significant macroeconomic headwinds, largely because of supply chain delays, increasing labor, fuel, and materials costs across all of its operational segments, and a considerable increase in interest expenses on its funded-debt obligations. As of the Petition Date, the Debtors have approximately $625.3 million in funded debt, consisting of the following:

•	an asset-based revolving credit facility with approximately $75.7 million including accrued and unpaid interest outstanding (the “ABL Facility”);

•	three secured term-loan facilities with approximately $418.3 million including accrued and unpaid interest outstanding (the “Term Loan Facilities”); and

[5]	Capitalized terms used but not otherwise defined in this Disclosure Statement shall have the meaning ascribed to such terms in the Plan. The summary of the Plan provided herein is qualified in its entirety by reference to the Plan. In the case of any inconsistency between this Disclosure Statement and the Plan, the Plan will govern.

•	an unsecured convertible notes issuance with approximately $131.1 million including accrued and unpaid interest outstanding (the “Convertible Notes”).

Rapidly rising interest rates have made servicing the Debtors’ funded debt obligations significantly more challenging. Indeed, the Debtors’ total interest expense for 2022 was $59 million as compared to $16 million projected at the time the De-SPAC Transaction closed. The inflationary pressures that caused this increase in interest rates have also impacted QualTek. Over the past several years, QualTek has increased employee salaries in response to external competitive forces, both among the contracting firms with which QualTek contracts for services including labor, and among QualTek’s competitors in the telecommunications, power, renewables, and recovery labor markets generally. Rising gasoline prices, another major input across QualTek’s operational segments, have also contributed to declining profit margins.

QualTek has also faced substantial challenges in its recovery logistics sub-segment (“Recovery Logistics”) due to unpredictable inclement weather patterns. QualTek’s Recovery Logistics sub-segment maintains strategically located facilities in the southeastern United States that allow it to quickly respond with resources, equipment, and manpower when and where hurricanes and tropical storms cause damage to telecommunications or power utility infrastructure. As such, QualTek’s Recovery Logistics business is highly dependent upon inclement weather patterns matching historical patterns and data. In 2022, inclement weather in the southeastern United States was milder and less frequent than forecast, resulting in depressed Q3 earnings in the Recovery Logistics sub segment.

QualTek’s broad geographic reach and vertical integration into complementary sectors are among the Debtors’ greatest long-term strengths but are ultimately capital-intensive. The liquidity pressures caused by rising prices and interest rates have prevented QualTek from making crucial capital investments needed to integrate the many systems and processes utilized by the various targets QualTek has acquired over the years and which form the infrastructure of QualTek’s various operational segments and sub-segments.

As a result of all these factors, the Debtors fell short of their overall projections for Q3 2022 across all operational segments. The resulting liquidity crunch damaged the Debtors’ ability to service its funded debt in the ordinary course of business and to react to operational challenges. In response, the Debtors retained certain advisors and began to assess its options with respect to a financial and operational restructuring, including engaging its lenders in preliminary discussions.

In January 2023, the Debtors and its advisors commenced a financing process to solicit proposals from both existing lenders and potential third-party financing sources for a “first-in, last-out loan” or an alternative structure necessary to obtain much-needed liquidity and bridge to a holistic restructuring transaction. Although QualTek did not receive any actionable third-party proposals, an ad hoc group of lenders (the “Ad Hoc Group”) under the Term Loan Facilities sent a proposal for bridge financing to be provided under the existing term loan documents. Following weeks of hard-fought, arms’-length negotiations, the Debtors and the Ad Hoc Group closed on a bridge financing transaction (the “Bridge Financing”) on March 16, 2023. Pursuant to the Bridge Financing, QualTek incurred up to $75 million in new money incremental term loan commitments, including $55 million of immediately available new money term loans, while participating lenders rolled over, at a rate of 1.334:1, existing Tranche B Term Loans (as defined below) into a new term loan facility in an aggregate principal amount of approximately $101.4 million (the “Rollover Term Loans”). Importantly, the ability to participate in the Bridge Financing was offered to all Term Loan Lenders, with holders of over 80% in principal amount of term loans ultimately participating.

2

Immediately following closing of the Bridge Financing, the Debtors and the Ad Hoc Group engaged in negotiations for a comprehensive restructuring transaction. The Bridge Financing contained a milestone to execute a restructuring support agreement by April 14, 2023, which date was ultimately extended to May 15, 2023. Using the two months of additional runway provided by the Bridge Financing, the Debtors engaged in hard-fought negotiations with the Ad Hoc Group, PNC Bank, N.A. (“PNC”), certain holders of the Convertible Notes, and its equity sponsor. The parties have reached an agreement in principle and are preparing to execute an RSA immediately following the Petition Date. The Debtors anticipate that the Plan will enjoy the overwhelming support of its creditors, eliminates approximately $312 million of the Company’s funded debt, leaves trade creditors unimpaired, and provides the Company with $65 million in additional liquidity through viable and adequate DIP and exit financing commitments.

The RSA sets forth a clear pathway to emergence. QualTek believes the transactions embodied in the Plan will leave the reorganized enterprise with a considerably diminished debt load and, when combined with the Company’s new business plan, well-positioned to compete in the wireless and wireline infrastructure, recovery, and renewables markets, including by pursuing business transactions that may become achievable due to QualTek’s right-sized balance sheet. With the support of its lenders, the Debtors seek authority to move through the chapter 11 process on an expedited basis: confirmation in approximately thirty-five days and emergence in approximately sixty-five days or less.

The Plan contemplates the following stakeholder recoveries:

•	Holders of Administrative Claims and Other Priority Claims will receive payment in full in cash;

•	Holders of Allowed Priority Term Loan Claims will have its Priority Term Loan Claim converted on a dollar-for-dollar basis into a 1L Exit Facility Loan;

•	Holders of Allowed Rollover Term Loan Claim will receive its pro rata share of the 3L Exit Facility Loans;

•	Holders of Allowed Tranche B Term Loan Claims will receive its pro rata share of 40 percent of the New Equity Interests, subject to dilution by the Warrants and the MIP;

•	Holders of Allowed Convertible Notes Claims (i) its pro rata share of 10 percent of New Equity Interests, subject to dilution by the Warrants and the MIP, and (ii) its pro rata share of the Warrant; and

•	General Unsecured Claims will be Reinstated or otherwise receive payment in full in cash.

3

Given the overwhelming support for the Debtors’ restructuring, the Debtors elected to pursue a prearranged restructuring to maximize value by minimizing both the costs of restructuring and the impact on the Debtors’ businesses. Allowing all vendors, employees, and trade partners to recover in full will allow the Debtors to minimize disruptions to their go-forward operations while effectuating a value-maximizing transaction through the chapter 11 process. With the support of their lenders, the Debtors seek authority to move through the chapter 11 process on an expedited basis: confirmation in forty-five days and emergence in sixty-five days.

The deleveraging and liquidity-enhancing Restructuring Transactions set forth in the Plan represent a value-maximizing path forward. Consummation of the Restructuring Transactions will position the Debtors to capitalize on their core strengths—including their communications products, solutions, and services—to achieve long-term success. The Plan is in the best interests of the Debtors’ estates and represents the best available alternative at this time.

II.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND THE PLAN

A.	What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the date the chapter 11 case is commenced. The Bankruptcy Code provides that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a chapter 11 plan is the principal objective of a chapter 11 case. A bankruptcy court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of the debtor, and any other entity as may be ordered by the bankruptcy court. Subject to certain limited exceptions, the order issued by a bankruptcy court confirming a plan provides for the treatment of the debtor’s liabilities in accordance with the terms of the confirmed plan.

B.	Why are the Debtors sending me this Disclosure Statement?

The Debtors are seeking to obtain Court approval of the Plan. Before soliciting acceptances of the Plan, section 1125 of the Bankruptcy Code requires the Debtors to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan and to share such disclosure statement with all holders of claims whose votes on the Plan are being solicited. This Disclosure Statement is being submitted in accordance with these requirements.

4

C.	Am I entitled to vote on the Plan?

Your ability to vote on, and your distribution under, the Plan, if any, depends on what type of Claim or Interest you hold and whether you held that Claim or Interest as of the Voting Record Date (i.e., as of May 24, 2023). Each category of Holders of Claims or Interests, as set forth in Article III of the Plan pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, is referred to as a “Class.” Each Class’s respective voting status is set forth below:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3A	Priority Term Loan Claims	Impaired	Entitled to Vote
Class 3B	Rollover Term Loan Claims	Impaired	Entitled to Vote
Class 3C	Tranche B Term Loan Claims	Impaired	Entitled to Vote
Class 4	Convertible Notes Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 6	TRA Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 7	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 8	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept) / Not Entitled to Vote (Deemed to Reject)
Class 9	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept) / Not Entitled to Vote (Deemed to Reject)
Class 10	Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claims, including, all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

D.	What will I receive from the Debtors if the Plan is consummated?

The following table provides a summary of the anticipated recovery to Holders of Claims or Interests under the Plan. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts allowed by the Court. Your ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain Confirmation and meet the conditions necessary to consummate the Plan.

5

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN.6

SUMMARY OF ESTIMATED RECOVERIES
Class	Claim/Interest	Treatment of Claim/ Interest	Projected Allowed Amount of Claims	Estimated % Recovery Under Plan
Class 1	Other Secured Claims	Each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor (subject to the reasonable consent of the Required Consenting Term Lenders), and subject to any applicable intercreditor agreement: (i) payment in full in Cash of its Allowed Other Secured Claim; (ii) the collateral securing its Allowed Other Secured Claim; (iii) Reinstatement of its Allowed Other Secured Claim pursuant to section 1124 of the Bankruptcy Code; or (iv) such other recovery rendering its Allowed Other Secured Claim Unimpaired.	N/A	100%
Class 2	Other Priority Claims	Each Holder of an Allowed Other Priority Claim shall receive, at the option of the applicable Debtor: (i) Cash in an amount equal to such Allowed Other Priority Claim; or (ii) such other treatment as agreed to by such Holder of an Other Priority Claim and the Debtors.	N/A	100%
Class 3A	Priority Term Loan Claims	On the Plan Effective Date, the Priority Term Loan giving rise to each Allowed Priority Term Loan Claim, if any, shall be converted on a dollar-for- dollar basis into a 1L Exit Facility Loan.	$0[7]	100%
Class 3B	Rollover Term Loan Claims	On the Plan Effective Date, each Holder of an Allowed Rollover Term Loan Claim shall receive, in full and final satisfaction of such Claim, its pro rata share of the 3L Exit Facility Loans.	$102.9 million	100%
Class 3C	Tranche B Term Loan Claims	On the Plan Effective Date, each Holder of Allowed Tranche B Term Loan Claims shall receive, in full and final satisfaction of such Claims, its pro rata share of 40 percent of the New Equity Interests, subject to dilution by the Warrants and the MIP.	$248.5 million	14% - 25%[8]

[6]	The recoveries set forth below may change based upon changes in the amount of Claims that are “Allowed” as well as other factors related to the Debtors’ business operations and general economic conditions.

[7]	Reflects the Priority Term Loan Claims rolled up into DIP-to-Exit Facility and assumes full participation.

[8]	Estimated Recovery reflects potential range of estimated equity value for the Reorganized Debtors of approximately $87 million and approximately $157 million, subject to dilution.

6

SUMMARY OF ESTIMATED RECOVERIES
Class	Claim/Interest	Treatment of Claim/ Interest	Projected Allowed Amount of Claims	Estimated % Recovery Under Plan
Class 4	Convertible Notes Claims	On the Plan Effective Date, each Holder of a Convertible Notes Claim shall receive, in full and final satisfaction of such Claims, (i) its pro rata share of 10 percent of New Equity Interests, subject to dilution by the Warrants and the MIP, and (ii) its pro rata share of the Warrants.	$131.1 million	7%-12%[9]
Class 5	General Unsecured Claims	Each Holder of an Allowed General Unsecured Claim shall receive either: (i) Reinstatement of such Allowed General Unsecured Claim pursuant to section 1124 of the Bankruptcy Code; or (ii) payment in full in Cash on (a) the Plan Effective Date, or (b) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.	N/A	100%
Class 6	TRA Claims	Allowed TRA Claims shall be cancelled without any distribution, and such Holders of TRA Claims will receive no recovery.	$0	0%
Class 7	Section 510(b) Claims	Allowed 510(b) Claims, if any, shall be cancelled and released without any distribution on account of such 510(b) Claims.	$0	0%
Class 8	Intercompany Claims	Allowed Intercompany Claims shall be, at the option of the applicable Debtor, with the reasonable consent of the Required Consenting Term Lenders and, to the extent any such Intercompany Claim constitutes ABL Priority Collateral (as defined in the DIP Orders), Required Consenting ABL Lenders, either: (i) Reinstated; (ii) converted to equity; or (iii) otherwise set off, settled, distributed, contributed, cancelled, or released, in each case, in accordance with the Restructuring Transactions Memorandum.	N/A	100% or 0%
Class 9	Intercompany Interests	Intercompany Interests shall be, at the option of the applicable Debtor, with the consent of the Required Consenting Term Lenders, either: (i) Reinstated; or (ii) set off, settled, addressed, distributed, contributed, merged, cancelled, or released, in each case, in accordance with the Restructuring Transactions Memorandum.	N/A	100% or 0%
Class 10	Equity Interests	All Equity Interests will be cancelled, released, and extinguished and will be of no further force or effect, and Holders of Equity Interests will not receive any distribution on account of such Equity Interests.	N/A	0%

[9]	Estimated Recovery does not include value attributable to the Warrants. Reflects potential range of estimated equity value for the Reorganized Debtors of approximately $87 million and approximately $157 million, subject to dilution.

7

1.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claims, including all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

2.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

3.	Voting Classes, Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

4.	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the Holders of New Equity Interests, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

5.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right, subject to the consent and authorization rights set forth in the Restructuring Support Agreement, to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

6.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

8

7.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, and subject to the Restructuring Support Agreement, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

E.	What will I receive from the Debtors if I hold an Allowed Administrative Claim, DIP Claim, or a Priority Tax Claim?

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, ABL DIP Claims, Term Loan DIP Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

1.	Administrative Claims

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Plan Effective Date, on the Plan Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Plan Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Court.

9

2.	DIP Claims

a.	ABL DIP Claims

On the Plan Effective Date, the ABL DIP Facility shall be refinanced by the ABL Exit Facility to the extent availability exists under the ABL Exit Facility with any shortfall to be satisfied by a payment in Cash, and, in full and final satisfaction of the Allowed ABL DIP Claims, the ABL DIP Loans giving rise to such Claims shall, to the extent availability exists under the ABL Exit Facility, be refinanced by means of a cashless settlement, in each case in accordance with the terms of the ABL DIP Documents and the ABL Exit Facility Documents. Subject to the ABL DIP Documents, (i) the full principal amount of the ABL DIP Loan shall be on a one-to-one basis automatically converted to and deemed to be an ABL Exit Facility Loan to the extent availability exists under the ABL Exit Facility with any shortfall to be satisfied by a payment in Cash, (ii) the letters of credit issued and outstanding under the ABL DIP Credit Agreement shall be converted to letters of credit deemed to be issued and outstanding under the ABL Exit Facility Documents, (iii) all indemnification and expense reimbursement obligations of the Debtors that are contingent as of the Plan Effective Date, whether or not cash collateralized in accordance with the ABL DIP Documents, shall survive the Plan Effective Date pursuant to the ABL DIP Credit Agreement and the DIP Orders and shall be deemed contingent obligations under the ABL Exit Facility on the same terms that existed with respect to such obligations prior to the Plan Effective Date, and (iv) all collateral that secures the Obligations (each as defined in the ABL DIP Credit Agreement) under the ABL DIP Credit Agreement shall be reaffirmed, ratified, and shall automatically secure all Obligations (as defined in the ABL Exit Facility Documents) under the ABL Exit Facility Documents, subject to the priorities of liens set forth in the Exit Facility Documents. The refinancing of the obligations under the ABL DIP Credit Agreement as provided in this paragraph shall also be subject to a payment statement in form and substance acceptable to ABL DIP Agent and the Debtors.

b.	Term Loan DIP Claims

On the Plan Effective Date, except to the extent that a Holder of an Allowed Term Loan DIP Claim agrees to less favorable treatment, and in each case in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Term Loan DIP Claim (i) the Term Loan DIP Loan giving rise to such Claim shall be refinanced by means of a cashless settlement whereby such Term Loan DIP Loan shall be converted on a dollar-for-dollar basis into a 1L Exit Facility Loan in accordance with the Term Loan DIP Documents and the 1L Exit Facility Documents; (ii) all indemnification and expense reimbursement obligations of the Debtors that are contingent as of the Plan Effective Date, whether or not cash collateralized in accordance with the Term Loan DIP Documents, shall survive the Plan Effective Date pursuant to the Term Loan DIP Credit Agreement and the DIP Orders and shall be deemed contingent obligations under the 1L Exit Facility on the same terms that existed with respect to such obligations prior to the Plan Effective Date; (iii) all collateral that secures the Obligations (each as defined in the Term Loan DIP Credit Agreement) under the Term Loan DIP Credit Agreement shall be reaffirmed, ratified, and shall automatically secure all Obligations (as defined in the 1L Exit Facility Documents) under the 1L Exit Facility Documents, subject to the priorities of liens set forth in the Exit Facility Documents; (iv) the Backstop Fee will be paid in kind on a dollar-for-dollar basis through the distribution of 1L Exit Facility Loans to the Backstop Parties in accordance with the terms of the DIP-to-Exit Commitment Letter; (v) the DIP-to-Exit Commitment Premium will be paid through the distribution of 50 percent of the New Equity Interests, subject to dilution by the Warrants and the MIP, to the Term Loan DIP Lenders on a pro rata basis in accordance with the terms of the Term Loan DIP Documents; (vi) the Term Loan DIP Exit Fee will be paid in Cash to the Term Loan DIP Lenders on a pro rata basis in accordance with the terms of the Term Loan DIP Documents; and (vii) any exercise of the Conversion Rights shall be given effect in accordance with the terms of the Term Loan DIP Documents and this Plan.

10

3.	Professional Fee Claims

a.	Final Fee Applications and Payment of Professional Fee Claims

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Plan Effective Date. The Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Plan Effective Date.

b.	Professional Fee Escrow Account

On the Plan Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Court.

c.	Professional Fee Amount

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Plan Effective Date, and shall deliver such estimate to the Debtors no later than two (2) Business Days before the Plan Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

d.	Post-Confirmation Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Court.

11

4.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

5.	Payment of Restructuring Expenses

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Plan Effective Date, shall be paid in full in Cash on the Plan Effective Date or as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to file a fee application with the Court, without the need for itemized time detail, or without any requirement for Court review or approval.

The Convertible Notes Trustee Fees and Expenses incurred, or estimated to be incurred, up to and including the Plan Effective Date, shall be paid in full in Cash on the Plan Effective Date or as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to file a fee application with the Court, without the need for itemized time detail, or without any requirement for Court review or approval.

All (i) Restructuring Expenses and (ii) Convertible Notes Trustee Fees and Expenses to be paid on the Plan Effective Date shall be estimated prior to and as of the Plan Effective Date, and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Plan Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses or Convertible Notes Trustee Fees and Expenses. On or as soon as reasonably practicable after the Plan Effective Date, final invoices for all Restructuring Expenses and the fees and expenses of the Convertible Notes Trustee incurred prior to and as of the Plan Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay, when due, pre-Plan Effective Date Restructuring Expenses. Any Restructuring Expenses that constitute obligations of the Debtors pursuant to the Term Loan DIP Credit Agreement or ABL DIP Credit Agreement shall be entitled to all rights and protections afforded to any other obligations arising under the Term Loan DIP Credit Agreement or ABL DIP Credit Agreement, as applicable.

F.	Are any regulatory approvals required to consummate the Plan?

At this time, the Debtors are evaluating which, if any, regulatory approvals are required to consummate the Plan. To the extent any such regulatory approvals or other authorizations, consents, rulings, or documents are necessary to implement and effectuate the Plan, however, it is a condition precedent to the Effective Date that they be obtained.

12

G.	What happens to my recovery if the Plan is not confirmed or does not go effective?

In the event that the Plan is not confirmed or does not go effective, there is no assurance that the Debtors will be able to reorganize their businesses. It is possible that any alternative may provide Holders of Claims with less than they would have received pursuant to the Plan. For a more detailed description of the consequences of an extended Chapter 11 Case, or of a liquidation scenario, see Article X.G of this Disclosure Statement, and the Liquidation Analysis attached hereto as Exhibit F.

H.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”

“Confirmation” of the Plan refers to approval of the Plan by the Court. Confirmation of the Plan does not guarantee that you will receive the distribution indicated under the Plan. After Confirmation of the Plan by the Court, there are conditions that need to be satisfied or waived so that the Plan can go effective. Initial distributions to Holders of Allowed Claims will only be made on the date the Plan becomes effective—the “Effective Date”—or as soon as reasonably practicable thereafter, as specified in the Plan. “Consummation” of the Plan refers to the occurrence of the Effective Date. See Article VIII.E of this Disclosure Statement, entitled “Conditions Precedent to Confirmation and Consummation of the Plan,” for a discussion of conditions precedent to Confirmation and Consummation of the Plan.

I.	What are the sources of Cash and other consideration required to fund the Plan?

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with: (1) the proceeds from the Exit Facilities, (2) the proceeds from the DIP-to-Exit Allocation, (3) the New Equity Interests, (4) the Warrants, and (5) the Cash on hand.

J.	Are there risks to owning the New Equity Interests upon the Debtors’ emergence from chapter 11?

Yes. See Article IX of this Disclosure Statement, entitled “Risk Factors,” for a discussion of such risks.

K.	Is there potential litigation related to the Plan?

Parties in interest may object to the approval of this Disclosure Statement and may object to Confirmation of the Plan, which objections potentially could give rise to litigation.

In the event that it becomes necessary to confirm the Plan over the rejection of certain Classes, the Debtors may seek confirmation of the Plan notwithstanding the dissent of such rejecting Classes. The Court may confirm the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code, which allow the Court to confirm a plan that has been rejected by an impaired Class if it determines that the Plan satisfies section 1129(b) of the Bankruptcy Code. See Article X.E of this Disclosure Statement, entitled “Confirmation Without Acceptance by All Impaired Classes.”

13

L.	What is the Management Incentive Plan and how will it affect the distribution I receive under the Plan?

On the Plan Effective Date, the Reorganized Debtors shall implement the MIP on the terms set forth in the Plan Supplement.

M.	Does the Plan preserve Causes of Action?

The Plan provides for the retention of all Causes of Action other than those that are expressly waived, relinquished, exculpated, released, compromised, or settled.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Plan Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Court order, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court.

14

N.	Will there be releases, exculpation, and injunction granted to parties in interest as part of the Plan?

Yes, the Plan proposes to release the Released Parties and to exculpate the Exculpated Parties. The Debtors’ releases, third-party releases, exculpation, and injunction provisions included in the Plan are an integral part of the Debtors’ overall restructuring efforts and were an essential element of the negotiations among the Debtors and the Consenting Stakeholders in obtaining their support for the Plan pursuant to the terms of the RSA.

The Released Parties and the Exculpated Parties have made substantial and valuable contributions to the Debtors’ restructuring through efforts to negotiate and implement the Plan, which will maximize and preserve the going-concern value of the Debtors for the benefit of all parties in interest. Accordingly, each of the Released Parties and the Exculpated Parties warrants the benefit of the release and exculpation provisions.

IMPORTANTLY, THE FOLLOWING PARTIES ARE INCLUDED IN THE DEFINITION OF “RELEASING PARTIES” AND WILL BE DEEMED TO HAVE EXPRESSLY, UNCONDITIONALLY, INDIVIDUALLY, AND COLLECTIVELY RELEASED AND DISCHARGED ALL CLAIMS AND CAUSES OF ACTION AGAINST THE DEBTORS AND THE RELEASED PARTIES: ALL HOLDERS OF CLAIMS OR INTERESTS WHO DO NOT (1) VALIDLY OPT OUT OF THE RELEASES CONTAINED IN THE PLAN OR (2) FILE AN OBJECTION TO THE RELEASES CONTAINED IN THE PLAN BY THE PLAN OBJECTION DEADLINE. THE RELEASES ARE AN INTEGRAL ELEMENT OF THE PLAN.

Based on the foregoing, the Debtors believe that the releases, exculpation, and injunction provisions in the Plan are necessary and appropriate and meet the requisite legal standard promulgated by the United States Court of Appeals for the Fifth Circuit. Moreover, the Debtors will present evidence at the Confirmation Hearing to demonstrate the basis for and propriety of the release and exculpation provisions. The release, exculpation, and injunction provisions that are contained in the Plan are copied in Article VIII.D hereto.

For more detail, see Article VIII of the Plan, entitled “Settlement, Release, Injunction, and Related Provisions,” which is incorporated herein by reference.

O.	When is the deadline to vote on the Plan?

The Voting Deadline is June 23, 2023, at 4:00 p.m. (prevailing Central Time).

P.	How do I vote on the Plan?

Detailed instructions regarding how to vote on the Plan are contained on the ballot distributed to Holders of Claims that are entitled to vote on the Plan (the “Ballot”). For your vote to be counted, the Ballot containing your vote must be properly completed, executed, and delivered as directed so that it is actually received by the Debtors’ claims, noticing, and solicitation agent, Epiq Corporate Restructuring LLC (the “Claims and Noticing Agent”) on or before the Voting Deadline, i.e. June 23, 2023, at 4:00 p.m., prevailing Central Time. See Article III of this Disclosure Statement, entitled “Solicitation and Voting Procedures,” for additional information.

15

Q.	Why is the Court holding a Confirmation Hearing?

Section 1128(a) of the Bankruptcy Code requires the Court to hold a hearing on Confirmation of the Plan and recognizes that any party in interest may object to Confirmation of the Plan. Shortly after the commencement of the Chapter 11 Cases, the Debtors will request that the Court schedule the Confirmation Hearing. All parties in interest will be served notice of the time, date, and location of the Confirmation Hearing once scheduled. The Confirmation Hearing may be adjourned from time to time without further notice.

R.	What is the purpose of the Confirmation Hearing?

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under a plan of reorganization, any person acquiring property under a plan of reorganization, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of such plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

S.	What is the effect of the Plan on the Debtors’ ongoing businesses?

The Debtors are reorganizing under chapter 11 of the Bankruptcy Code. As a result, the occurrence of the Effective Date means that the Debtors will not be liquidated or forced to go out of business. Following Confirmation, the Plan will be consummated on the Effective Date, which is a date that is the first Business Day after the Confirmation Date on which (1) no stay of the Confirmation Order is in effect and (2) all conditions to Consummation have been satisfied or waived (see Article IX of the Plan). On or after the Effective Date, and unless otherwise provided in the Plan, the Reorganized Debtors may operate their businesses and, except as otherwise provided by the Plan, may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Additionally, upon the Effective Date, all actions contemplated by the Plan will be deemed authorized and approved.

T.	Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?

As of the Effective Date, the term of the current members of the QualTek Special Committee shall expire, and the members for the initial term of the New Board shall be appointed in accordance with the New Organizational Documents. The New Board shall consist of members as designated in accordance with the Plan Supplement. The initial members of the New Board will be identified in the Plan Supplement, to the extent known at the time of filing. Each such member and officer of the Reorganized Debtors shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

16

Assuming that the Effective Date occurs, Holders of Allowed Claims that receive distributions representing a substantial percentage of outstanding shares of the New Equity Interests may be in a position to influence matters requiring approval by the holders of shares of New Equity Interests, including, among other things, the election of directors and the approval of a change of control of the Reorganized Debtors.

U.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?

If you have any questions regarding this Disclosure Statement or the Plan, please contact the Debtors’ Claims and Noticing Agent via one of the following methods:

If by First-Class Mail:

QualTek Ballot Processing Center

c/o Epiq Corporate Restructuring, LLC

P.O. Box 4422

Beaverton, OR 97076-4422

If by Hand Delivery or Overnight Mail:

QualTek Ballot Processing Center

c/o Epiq Corporate Restructuring, LLC

10300 SW Allen Blvd.

Beaverton, OR 97005

By electronic mail at:

QualTek@epiqglobal.com

By telephone (toll free) at:

(877) 609-4009 (Domestic) or (503) 447-4703 (International) and request to speak with a member of the Solicitation Team.

Copies of the Plan, this Disclosure Statement, and any other publicly filed documents in the Chapter 11 Cases are available upon written request to the Claims and Noticing Agent at the address above or by downloading the documents from the Debtors’ restructuring website at https://dm.epiq11.com/QualTek (free of charge) or via PACER at https://www.pacer.gov (for a fee) upon filing.

V.	Do the Debtors recommend voting in favor of the Plan?

Yes. The Debtors believe that the Plan provides for a larger distribution to the Debtors’ stakeholders than would otherwise result from any other available alternative. The Debtors believe that the Plan, which provides for a significant deleveraging of the Debtors’ balance sheet and enables them to emerge from chapter 11 expeditiously, is in the best interest of the Debtors’ stakeholders, and that any other alternatives (to the extent they exist) fail to realize or recognize the value inherent under the Plan.

17

W.	Who Supports the Plan?

The Debtors anticipate the Plan will be supported by the Debtors and the Consenting Stakeholders that have agreed in principle on the terms of the RSA.

III.	SOLICITATION AND VOTING PROCEDURES

This Disclosure Statement, which is accompanied by a ballot (the “Ballot”) to be used for voting on the Plan, is being distributed to the Holders of Claims or Interests in those Classes that are entitled to vote to accept or reject the Plan.

A.	Holders of Claims Entitled to Vote on the Plan

The Debtors are soliciting votes to accept or reject the Plan only from Holders of Claims in Classes 3A-C and 4 (collectively, the “Voting Classes”). The Holders of Claims in the Voting Classes are Impaired under the Plan and may, in certain circumstances, receive a distribution under the Plan. Accordingly, Holders of Claims in the Voting Classes have the right to vote to accept or reject the Plan. The Debtors are not soliciting votes from Holders of Claims or Interests in Classes 1, 2, 5-10.

B.	Votes Required for Acceptance by a Class

Under the Bankruptcy Code, acceptance of a plan of reorganization by a class of claims or interests is determined by calculating the amount and, if a class of claims, the number of claims and interests voting to accept, as a percentage of the allowed claims or interests, as applicable, that have voted. Acceptance by a class of claims requires an affirmative vote of more than one-half in number of total allowed claims that have voted and an affirmative vote of at least two-thirds in dollar amount of the total allowed claims that have voted. Acceptance by a class of interests requires an affirmative vote of at least two-thirds in amount of the total allowed interests that have voted.

C.	Certain Factors to Be Considered Prior to Voting

There are a variety of factors that all Holders of Claims entitled to vote on the Plan should consider prior to voting to accept or reject the Plan. These factors may impact recoveries under the Plan and include, among other things:

•	unless otherwise specifically indicated, the financial information contained in the Disclosure Statement has not been audited and is based on an analysis of data available at the time of the preparation of the Plan and the Disclosure Statement;

•	although the Debtors believe that the Plan complies with all applicable provisions of the Bankruptcy Code, the Debtors can neither assure such compliance nor that the Court will confirm the Plan;

•	the Debtors may request Confirmation without the acceptance of the Plan by all Impaired Classes in accordance with section 1129(b) of the Bankruptcy Code; and

18

•	any delays of either Confirmation or Consummation could result in, among other things, increased Administrative Claims and Professional Claims.

While these factors could affect distributions available to Holders of Allowed Claims and Allowed Interests under the Plan, the occurrence or impact of such factors may not necessarily affect the validity of the vote of the Voting Classes or necessarily require a resolicitation of the votes of Holders of Claims in the Voting Classes pursuant to section 1127 of the Bankruptcy Code.

For a further discussion of risk factors, please refer to “Risk Factors” described in Article IX of this Disclosure Statement.

D.	Solicitation Procedures

1.	Claims and Noticing Agent

The Debtors have retained Epiq Corporate Restructuring LLC to act as, among other things, the Claims and Noticing Agent in connection with the solicitation of votes to accept or reject the Plan.

2.	Solicitation Package

The following materials constitute the solicitation package (collectively, the “Solicitation Package”) distributed to Holders of Claims in the Voting Classes:

•	the Disclosure Statement (including all exhibits); and

•	a customized paper Ballot.

3.	Distribution of the Solicitation Package and Plan Supplement

The Debtors will cause the Claims and Noticing Agent to distribute the Solicitation Package to Holders of Claims in Class 3A, Class 3B, Class 3C, and Class 4 upon entry of the Order granting conditional approval of this Disclosure Statement.

The Solicitation Package may also be obtained from the Claims and Noticing Agent by: (i) calling the Claims and Noticing Agent at (877) 609-4009 (Toll-free) or (503) 447-4703 (International), (ii) emailing QualTek@epiqglobal.com, and/or (iii) writing to the Claims and Noticing Agent at QualTek Ballot Processing, c/o Epiq Corporate Restructuring, LLC, 10300 SW Allen Blvd. Beaverton, OR 97005. You may also obtain copies of any pleadings filed with the Court for free by visiting the Debtors’ restructuring website, https://dm.epiq11.com/QualTek, or for a fee via PACER at https://www.pacer.gov/.

The Debtors shall file the Plan Supplement with the Court to the extent reasonably practicable. If the Plan Supplement is updated or otherwise modified, such modified or updated documents will be made available on the Debtors’ restructuring website. The Debtors will not serve copies of the Plan Supplement; however, parties may obtain a copy of the Plan Supplement from the Claims and Noticing Agent by: (i) calling the Claims and Noticing Agent at the telephone numbers set forth above; (ii) visiting the Debtors’ restructuring website, https://dm.epiq11.com/QualTek; or (iii) writing to the Claims and Noticing Agent at QualTek Ballot Processing c/o Epiq Corporate Restructuring, LLC, 10300 SW Allen Blvd. Beaverton, OR 97005.

19

IV.	THE DEBTORS’ CORPORATE HISTORY, STRUCTURE, AND BUSINESS OVERVIEW

A.	QualTek’s Corporate History, Operations, and Key Assets

QualTek is a technology-driven, leading provider of communications infrastructure services, power grid modernization, and renewables solutions to the telecommunications and utilities industries across the United States. QualTek provides a variety of mission-critical services across the telecom and renewable energy value chain, including wireless services which entail engineering, project management, construction, and other support services, wireline services which include fiber optic terminations, fiber-to-the-home, and customer fulfillment activities. QualTek operates a strategically-located network of facilities that provides competitive advantages across its two business segments: (i) Telecom and (ii) R&R Logistics. QualTek has approximately sixty-five operational facilities across the United States including: eleven facilities in its “West” region; eight facilities in its “Southwest” region; eleven facilities in its “Midwest” region; twenty-three facilities in its “Northeast” region; and twelve facilities in its “Southeast” region. Founded by military veterans, QualTek is an active supporter of the military community and has a long and proud tradition of hiring military veterans and first responders, which account for approximately 500 of their approximately 1,7800 employees. The Company’s experienced management team has built and maintained long-standing relationships with blue-chip customers since the Company’s founding.

In general, QualTek obtains work by submitting bids for new contracts pursuant to bid requests from current or potential customers. The Company determines whether to submit a bid based upon a strategic analysis of the Company’s ability to deliver quality services under the contract, on the one hand, and the Company’s ability to derive a marginal profit under the contract sufficient to satisfy the Company’s target returns, on the other hand. The Company considers a number of factors, including: (a) its experience in understanding the true scope of the work and associated margin; (b) its knowledge of local factors that will impact the work to be performed, including resources, regional dynamics, and work conditions; (c) its ability to “lock-in” labor rates for the work to be performed; and (d) the pass-through nature of material purchases. QualTek’s customer contracts are long-term master service agreements (the “MSAs”). In 2022, the majority of QualTek’s work was related to direct awards under the MSAs.

1.	Telecommunications Segment

QualTek provides a full suite of services to the telecom sector across both wireless and wireline markets, from site acquisition and permitting to initial engineering and design to installation, maintenance, program management and fulfillment. QualTek’s core Telecom offerings consist of: (i) engineering and construction services including the design and construction of aerial and underground fiber optic and coaxial systems for homes, businesses, cell tower, and small cells; (ii) installation services including the placement and splicing of fiber and coaxial cable, in addition to upgrades and new site builds for cellular towers; (iii) site acquisition services to determine the location for new sites prior to new wireless site builds and infrastructure support; and (iv) cable and satellite fulfillment services for residential and commercial customers, provided for telecom companies in connection with the maintenance or expansion of new and existing networks.

20

QualTek has numerous long-established relationships with telephone companies, wireless carriers, multiple cable system operators and electric utilities companies. Blue-chip, investment grade customers including AT&T, Verizon, T-Mobile, and Comcast compose a substantial portion of QualTek’s revenue.

Wireless. Within the Telecom segment, the wireless sub-segment (“Wireless”) provides engineering, project management, maintenance upgrades, site acquisition, construction, and real estate to major wireless carriers. The Wireless sub-segment utilizes approximately 115 crews composed of three to four in-house employees each, and 300 to 400 independent contractor crews. Key Wireless customers include blue-chip companies such as AT&T, Verizon, DISH, and T-Mobile. In 2022, the Wireless sub-segment accounted for $472.6 million of revenue.

Wireline. The wireline sub-segment (“Wireline”) provides fiber optic aerial and underground installation, fiber optic splicing, termination and testing, new installation, engineering, and fulfillment services to major telecommunication companies. The Wireline sub-segment has approximately 105 in-house technicians, and approximately 145 independent contractor technicians. The Company’s key Wireline customers include AT&T, Verizon, Altice, and Comcast. In 2022, the Wireline sub-segment accounted for $157 million of revenue.

Power. QualTek’s power utility sub-segment (“Power”) provides construction, maintenance, and restoration services to municipalities, electric membership cooperatives, and electric-utility companies, for both overhead and underground distribution systems. The Power sub-segment uses approximately thirty-five five-person in-house crews, and five independent contract crews. Debtor Concurrent Group LLC (“Concurrent”) operates the Power sub-segment primarily in Florida. In 2022, the Power sub-segment accounted for $37.1 million of revenue.

2.	R&R Logistics Segment

Renewables. QualTek’s renewables sub-segment (“Renewables”) is a premier full-service provider of specialized fiber optic and electrical services, focusing primarily on renewable energy projects. QualTek entered the renewable infrastructure sector in January 2021 with its acquisition of Fiber Network Solutions, LLC (“FNS”). QualTek’s capabilities in this area include, among other things, expertise in wind and solar farm fiber, installation and testing, optical ground wire and all-dielectric self-supporting aerial transmission line installation, and large-scale data communication solutions and installation. The Renewables sub-segment utilizes approximately sixty in-house technicians, and fifty to one hundred independent technicians. The Company’s key Renewables customer is Blattner Energy. In 2022, the Renewables sub-segment accounted for $20.1 million of revenue.

Recovery. QualTek’s Recovery Logistics is a national leader in business continuity and disaster recovery operations. Debtor QualTek Recovery Logistics LLC and its predecessors have provided basecamp, catering, fueling, transport logistics, power restoration, and generator maintenance services since 1999. These basecamps house, feed, and support thousands of linemen, first responders, and others when hurricanes and other catastrophic weather events hit in the United States. QualTek also supplies sleeper trailers, shower trailers, incident command post and management trailers, and other state-of-the-art disaster response equipment that can be deployed at a moment’s notice. QualTek’s key Recovery Logistics customers include AT&T, Verizon, Entergy, Duke Energy, Florida Power and Light, and Gulf Power. In 2022, the Recovery Logistics sub-segment accounted for $68.2 million of revenue.

21

B.	The Debtor’s Prepetition Capital Structure

1.	Corporate Structure

As set forth on the structure chart attached Exhibit B to the Declaration of Cari Turner, Chief Restructuring Officer of QualTek Services Inc. And Certain Of Its Affiliates And Subsidiaries, In Support Of The Debtors’ Chapter 11 Petitions And First Day Motions, TopCo is the Company’s ultimate parent through its 52% ownership of HoldCo. HoldCo wholly owns, directly or indirectly, each of the Company’s remaining sixteen subsidiaries. All of the Debtors, except for TopCo, HoldCo, and The Covalent Group LLC are obligors on each of the Company’s ABL Facility and Term Loan Facilities (including the Tranche B Term Facility, New Money Bridge Facility and the Rollover Term Loan Facility), each as defined herein. All of the Debtors, except for HoldCo, Urban Cable Technology LLC, and The Covalent Group, LLC, are obligors on the Convertible Notes, as defined herein.

2.	Capital Structure

QualTek’s prepetition capital structure includes approximately $625.3 million in funded debt as of the Petition Date, consisting of: (a) the ABL Facility; (b) the Term Loans; and (c) one series of senior unsecured Convertible Notes due February 2027 (each as defined below).

QualTek’s prepetition indebtedness is also subject to an intercreditor agreement: the ABL Intercreditor Agreement, dated as of July 18, 2018 (as amended, restated, amended and restated, modified, or supplemented from time to time) by and among PNC, as ABL Agent, and Citibank, N.A. (“Citibank”) (as successor to Fifth Third Bank (“Fifth Third”)), as Term Loan Agent, each as defined below (the “ABL Intercreditor Agreement”). The ABL Intercreditor Agreement governs the relative contractual rights of lenders under the ABL Facility, on the one hand, and the Term Loan Facilities, on the other hand.

22

As of the Petition Date, the Company’s prepetition funded indebtedness, including accrued and unpaid interest, can be summarized as follows:

Indebtedness	Balance Outstanding
ABL Facility	$75.7 million
Term Loan Facilities	$418.3 million
New Money Bridge Loans	$66.9 million
Rollover Term Loans	$102.9 million
Tranche B Term Loans	$248.5 million
Convertible Notes	$131.1 million
Total	$625.3 million

These obligations are discussed below:

a.	ABL Facility

QualTek LLC, as the borrower, QualTek Buyer, LLC (f/k/a BCP QualTek Buyer, LLC), as holdings, PNC, as administrative agent and collateral agent (in such capacity, the “ABL Agent”), and the lenders that are party thereto from time to time, entered into that certain ABL Credit and Guaranty Agreement, dated as of July 18, 2018, (as amended, restated, modified, or supplemented from time to time and in effect immediately prior to the Petition Date, the “ABL Credit Agreement”). As of the date of Amendment No. 11 to the ABL Credit Agreement, the borrowers may borrow under the $105 million revolving credit facility. The ABL Facility matures on June 16, 2024.

As of the Petition Date, an aggregate balance of approximately $75.7 million remains outstanding under the ABL Facility, in addition to letters of credit issued and outstanding thereunder with face value of approximately $5.9 million in the aggregate. Obligations under the ABL Facility are secured by a first priority lien on substantially all of the borrower and guarantors’ assets under the ABL Credit Agreement, subject to certain limitations and exclusions.

Pursuant to the ABL Intercreditor Agreement, the ABL Facility holds a first priority lien vis-à-vis the Debtors’ other debt obligations with respect to ABL Priority Collateral (as defined in the ABL Intercreditor Agreement) which includes, among other things, cash, accounts receivable, and inventory. As of the Petition Date, the Debtors estimate their aggregate balance of accounts receivable and inventory available to support borrowing under the ABL Facility totaled approximately $193 million, and the Debtors believe those values have not materially changed since that date. The ABL Facility holds a second priority lien vis-à-vis the Debtors’ obligations with respect to Term Priority Collateral (as defined in the ABL Intercreditor Agreement), which consists of all other collateral not constituting ABL Priority Collateral and includes, among other things, equipment, real property, fixtures, intellectual property, and stock pledges.

b.	Term Loan Facilities

QualTek LLC, as the borrower, QualTek Buyer, LLC, as holdings, Citibank (as successor to Fifth Third), as administrative agent and collateral agent (in such capacity, the “Term Loan Agent”), and the lenders that are party thereto from time to time (the “Term Loan Lenders”), are parties to that certain Term Credit and Guaranty Agreement, dated as of July  18, 2018 (as amended, restated, modified, or supplemented from time to time and in effect immediately prior to the Petition Date, the “Term Loan Credit Agreement”).

23

On March 16, 2023 (the “Term Loan Amendment No. 3 Effective Date”), QualTek LLC, as borrower, and the other parties thereto, entered into that certain Amendment No. 3 to the Term Credit and Guaranty Agreement (“Term Loan Amendment No. 3”) pursuant to which QualTek LLC: (a) incurred up to $75 million in new money incremental term loan commitments (the “New Money Bridge Facility”; the “New Money Bridge Loans”; the lenders thereunder, the “New Money Bridge Lenders”) and (b) rolled over, at a rate of 1.334:1, existing Tranche B Term Loans held by the New Money Bridge Lenders into a new term loan facility (the “Rollover Term Loan Facility”) in an aggregate principal amount of approximately $101.4 million. As of the Term Loan Amendment No. 3 Effective Date, the outstanding amount of the remaining Tranche B Term Loans including accrued and unpaid interest was approximately $248.0 million (the “Tranche B Term Facility,” and the loans thereunder the “Tranche B Term Loans”). On the Term Loan Amendment No. 3 Effective Date, the Company borrowed $55 million of New Money Bridge Loans which it used for general corporate purposes, working capital requirements, and to pay fees and expenses in connection with Term Loan Amendment No. 3. Prior to the Petition Date, the Company drew an additional $10 million of New Money Bridge Loans for general corporate purposes.

As of the Petition Date, approximately $417.3 million including accrued and unpaid interest is outstanding under the Term Loan Facilities, consisting of approximately: (a) $66.6 million outstanding of New Money Bridge Loans, which carry an interest rate of Adjusted Term SOFR plus 12.00% per annum (of which a minimum of Adjusted SOFR plus 1.00% payable in cash and the remainder is payable in-kind), and mature June 16, 2024; (b) $102.6 million outstanding of Rollover Term Loans, which carry an interest rate of Adjust Term SOFR plus 6.25%, and mature July 18, 2025; and (c) $248.0 million outstanding of Tranche B Term Loans, which carry an interest rate of Adjusted Term SOFR plus 6.25% per annum, and mature July 18, 2025.

Obligations under the Term Loan Facilities are secured by a lien on substantially all the borrowers’ and guarantors’ assets, subject to certain limitations and exclusions. As noted above, obligations outstanding under the Term Loan Facilities are second in priority versus the ABL Facility with respect to ABL Priority Collateral and are first in priority versus the ABL Facility with respect to Term Priority Collateral. Under the Term Loan Credit Agreement, the New Money Bridge Loans are senior to the Rollover Term Loans and the Rollover Term Loans are senior to the Tranche B Term Loans in respect of the application of proceeds from the sale of collateral.

c.	Convertible Notes

TopCo issued senior unsecured Convertible Notes pursuant to the Convertible Notes Indenture. The Convertible Notes mature on February 15, 2027, and approximately $130.8 million including accrued and unpaid interest remains outstanding as of the Petition Date. The Convertible Notes carry an interest rate ranging from 9.50% to 11.75% per annum based on the Company’s Total Net Leverage Ratio (as defined in the Convertible Notes Indenture) during the relevant interest period. The interest rate is currently 11.75% per annum.

24

The Convertible Notes are convertible at the option of each holder and have a conversion price equal to $1,000, divided by the Conversion Rate, as defined in the Convertible Notes Indenture. The Conversion Rate is currently approximately 182 shares of Class A Common Stock per $1,000 in principal amount of Convertible Notes.

d.	Intercompany Transactions and Cash Dominion

As is customary for a sophisticated company of QualTek’s size and scale with enterprise-level management, the Debtors engage in certain business transactions with each other primarily for the purpose of facilitating the Company’s Cash Management System (the “Intercompany Transactions”). In general, the Company’s Collections Accounts are maintained by its subsidiary operating entities. The Collection Accounts are funded by accounts receivable, service payments, and other miscellaneous sources. These accounts are swept daily to the ABL Agent Account, which is maintained by the ABL Agent and is subject to certain Control Agreements with the ABL Agent. When an order for payment is presented, funds are automatically disbursed from the ABL Agent Account to the Company’s Operating Account, which is maintained by Debtor QualTek LLC. The funds are then forwarded to the relevant Debtor’s Payroll Account or Disbursement Account, and disbursed.

In August, 2022, the Debtors entered a Cash Dominion Period under the ABL Credit Agreement, as defined therein. During the Cash Dominion Period, the ABL Agent may daily apply funds in the ABL Agent Account against any amounts owing under the ABL Credit Agreement before such funds become available for use by the Debtors.

V.	EVENTS LEADING TO THE CHAPTER 11 FILINGS

A.	Prepetition Challenges

Rising inflation on the heels of the COVID-19 pandemic combined with the Federal Reserve’s efforts to combat inflation through interest rate increases have created significant macroeconomic headwinds that have reverberated through the economy. QualTek was not immune to these macroeconomic forces. Beginning in 2021, supply chain delays and the cost of many of QualTek’s primary inputs including labor, fuel, and materials increased substantially, reduced the Company’s margins, and impacted operational cash flow. In light of these increased costs and the need to continue to source funding for the Company’s strategy of rapid growth through acquisitions, QualTek turned to the capital markets. In March 2021, QualTek commenced preliminary discussions with ROCR with respect to a business combination transaction where QualTek would merge with ROCR, which had completed an IPO on March 8, 2021. Throughout the spring of 2021, QualTek engaged in negotiations and a substantial diligence process with ROCR and potential private and private investment in public equity investors. These negotiations culminated in the execution of the Business Combination Agreement on June 16, 2021.

Following execution of the Business Combination Agreement, the Company missed adjusted EBITDA projections for Q2 and Q3 2021. These earnings misses were due to a number of factors, including (a) delays in completion of certain significant renewables projects due to inclement weather events and supply-chain delays, (b) legal permitting issues with customers resulting in delayed completion of projects in the wireless segment, and (c) the continued inflationary environment. Due to these missed projections, the Company ultimately renegotiated certain deal terms with respect to the De-SPAC Transaction. The De-SPAC Transaction closed on February 14, 2022.

25

The De-SPAC Transaction provided the Company with an insignificant amount of additional liquidity at Closing, and was far less than originally contemplated. Furthermore, a significant percentage of this liquidity also came in the form of interest-bearing debt due to the Convertible Notes issuance rather than as an equity investment. Following the De-SPAC Transaction, QualTek experienced construction start delays within its Wireless business, which were predominately customer-driven and the result of delays in governmental licensing and supply chain constraints. These delays coincided with continued inflationary pressures, thus causing further margin compression and a higher-than-expected use of cash. QualTek also experienced weaker-than-expected performance in the R&R Logistics segment due to unanticipated variations in inclement weather patterns during the 2022 storm season. These challenges, coupled with an increase in costs and interest expense as noted above and an interpretation of provisions in certain of the Debtors’ top customer contracts resulting in negative profit margins despite the Debtors completing material work under those contracts, have had a detrimental impact on QualTek’s cash flows and required QualTek to change strategies to manage liquidity. Over the past year, vendor payables have become stretched and the Company’s ability to generate EBITDA/cash flow and capitalize on industry expansion has become hampered.

In November 2022, QualTek engaged Kirkland & Ellis LLP and A&M to advise TopCo’s board of directors (the “Board”) regarding the circumstances surrounding the unexpected financial results.

B.	Prepetition Initiatives

Over the last several months, QualTek has undertaken a number of initiatives in an effort to improve operating efficiency, performance, streamline costs, liquidity, and improve its overall balance sheet profile, including: (a) amendments of the ABL Facility; (b) exploring vendor/supply chain financing initiatives with financial institutions; (c) instituting more rigorous processes to identify and exit unprofitable projects; (d) working with customers to secure price increases and accelerate cash collections; (e) implementing company-wide headcount reductions, (f)  implementing certain cost-cutting measures including, but not limited to, travel and discretionary spend initiatives; (g) creating a special committee of independent directors (the “Special Committee”) to consider strategic reorganization options; (h) appointing additional, independent and disinterested directors; (i) analyzing multiple strategic alternatives, including one or more potential financings, refinancings, recapitalizations, reorganizations, restructurings or investment transactions; (j) obtaining the New Money Bridge Facility and the Rollover Term Loan Facility; and (k) engaging with key creditor constituencies regarding the terms of a potential comprehensive restructuring transaction. In connection with the foregoing, QualTek has engaged experienced advisors including A&M as financial advisor, Jefferies LLC (“Jefferies”) as investment banker, and C Street Advisory Group as communications advisor, to assist the Company in its evaluation and review of various strategic alternatives.

26

1.	PNC Amendments

As part of the Company’s prepetition initiative to take aggressive action to obtain additional liquidity, in September 2022, the Company negotiated an amendment to the ABL Credit Agreement with PNC, which increased the aggregate revolving commitment amounts available under the ABL Credit Agreement by $26.5 million through December 31, 2022, accompanied by an increase in the margin applicable to revolving loans. In December 2022, the Company further amended the ABL Credit Agreement (such amendment, “ABL Amendment No. 10”), such that aggregate revolving commitment amounts would total (i) $130 million until June 30, 2023, (ii) $120 million was to be available from July 1, 2023 through December 31, 2023, and (iii) $103.5 million thereafter. ABL Amendment No. 10 also provided for amendments to other terms, including increases to the margin applicable to revolving loans, caps on certain components of the borrowing base and a new minimum EBITDA covenant.

2.	Pricing and Cost Cutting Initiatives

In December 2022, the Company began implementing certain cost-cutting measures that targeted between $10 million and $15 million in annual cost reductions, expected to primarily impact the Company’s overall cost of sales, general and administrative expenses, and discretionary spending. The Company also worked with customers to secure price increases, accelerate cash collections, and discontinue non-profitable work. The Company continues to evaluate its longer- range operating and financial objectives to ensure costs are aligned properly.

3.	New Management

On December 10, 2022, the Company appointed Matthew McColgan to serve as its new Chief Financial Officer.

On March 15, 2023, Cari Turner was appointed CRO of the Company. Ms. Turner came to the position with more than twenty years of experience serving in a diverse variety of roles, including in senior management, financial and operational restructuring finance, and operations, and as an advisor to companies in distressed and bankruptcy situations.

4.	Enhanced Corporate Governance

In connection with its contingency planning efforts and in consultation with its advisors, QualTek reviewed its existing corporate governance infrastructure. Based on that review, on December 1, 2022, the Company appointed John Kritzmacher and Cielo Hernandez to the Board as independent directors, and on January 31, 2023, the Company formed the Special Committee to review, evaluate, and approve strategic and financial alternatives, including the possibility of seeking additional financing or undertaking a sale, recapitalization transaction, or other reorganization or restructuring. The Special Committee was initially comprised of Mr. Kritzmacher, Mr. Hernandez, and Daniel Lafond. On February 15, 2023, QualTek appointed Alan Carr to the Board and as Chairman of the Special Committee. In connection with the Bridge Financing, the Company and the Ad Hoc Group requested the appointment of an independent director to the Company’s Board and Special Committee. In response, the Company selected Emanuel R. Pearlman to serve as a new independent director and member of the Special Committee. On March 15, 2023, Mr. Pearlman was duly appointed to the Board and the Special Committee. The Special Committee, as reconstituted to its current formulation, comprised of Mr. Carr, Mr. Pearlman, Mr. Kritzmacher.

27

The Special Committee retained Milbank LLP as independent counsel to assist in the discharge of its duties. The Special Committee conducted an independent investigation into certain historical transactions. As of the Petition Date, the Special Committee has concluded its investigation and will be prepared to provide evidentiary support for the releases provided by the Plan at the Debtors.

5.	Out-of-Court Efforts and the Bridge Financing.

In late January 2023, at the Special Committee’s direction, QualTek expanded the engagement directives of Jefferies to explore potential in-court or out-of-court restructuring solutions. Jefferies commenced a third-party marketing process for proposals using availability under the Term Loan Credit Agreement and ABL Credit Agreement for a first-in, last-out loan (“FILO”) under the ABL. The marketing process did not result in any actionable proposals and it was ultimately determined that a potential FILO could not support new financing in an amount that was sufficient to address the Company’s near-term liquidity needs. Accordingly, in early February 2023, the Company executed confidentiality agreements with members of the Ad Hoc Group represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP and Houlihan Lokey, Inc. and solicited a proposal for a potential bridge financing.

The Company sought bridge financing that would provide near-term liquidity and provide the Company additional time to negotiate a comprehensive in-court restructuring transaction. Following extensive and arms’-length negotiations, the Company and the Ad Hoc Group agreed to terms regarding the Bridge Financing which, among other things: (a) provided for an immediate infusion of $55 million in new money, net of fees and expenses; (b) provided for up to $20 million in additional new money available upon the later of (i) the Company obtaining an amendment to the Convertible Notes Indenture and related documents, and a forbearance from a majority of Holders of Convertible Notes, and (ii) April 14, 2023; (c) gave participating Term Loan Lenders the ability to roll over existing Tranche B Term Loans at a ratio of 1.334:1, following a syndication process administered by the Company; and (d) established certain restructuring milestones, including entry into an restructuring transaction or support agreement.

The Bridge Financing transaction closed on March 16, 2023. The day prior to closing of the Bridge Financing, the Company entered into a 30-day grace period under the Convertible Notes Indenture with respect to an approximately $3.7 million interest payment thereunder. Following consummation and syndication of the New Money Bridge Facility, the Company and its advisors shifted their focus to negotiating the terms of an in-court transaction with the Ad Hoc Group, PNC, and Fortress Investment Group LLC (“Fortress”). As negotiations progressed, it became apparent that the Company would not be able to reach a comprehensive restructuring support agreement by the April 14, 2023 milestone set forth in the Bridge Financing documents. The Company negotiated forbearance agreements and a limited waiver (the “Forbearance Agreements”) with each of the Ad Hoc Group, PNC, and Fortress that, among other things: (i) provided a forbearance with respect to failure to make the Convertible Notes interest payment for an additional 30 days, (ii) obtained commitments for an additional $10 million in New Money Bridge Loans, and (iii) allowed continued access to the ABL Facility subject to a reduction in commitments to $90 million. The Forbearance Agreements provided the Company a sufficient liquidity runway to continue negotiations with its stakeholders outside of chapter 11. In connection with the execution of the Forbearance Agreements, the ABL Credit Agreement and Term Loan Credit Agreement were also further amended to require additional financial reporting.

28

6.	The Proposed RSA

The Company engaged in months of arm’s-length negotiations to reach an optimal path forward for the Company. Immediately prior to the Petition Date, the parties reached an agreement in principle on the terms of the Plan. Faced with upcoming critical operating expenses, however, the Debtors made the determination to commence these chapter 11 cases to facilitate these payments rather than sign the RSA prior to the Petition Date. The RSA contemplates a prepackaged plan of reorganization that will implement a significant deleveraging of the Debtors’ balance sheet. Specifically, the RSA contemplates the following stakeholder recoveries:

•	Holders of Administrative Claims and Other Priority Claims will receive payment in full in cash;

•	Holders of Allowed Priority Term Loan Claims will have its Priority Term Loan Claim converted on a dollar-for-dollar basis into a 1L Exit Facility Loan;

•	Holders of Allowed Rollover Term Loan Claim will receive its pro rata share of the 3L Exit Facility Loans;

•	Holders of Allowed Tranche B Term Loan Claims will receive its pro rata share of 40 percent of the New Equity Interests, subject to dilution by the Warrants and the MIP;

•	Holders of Allowed Convertible Notes Claims (i) its pro rata share of 10 percent of New Equity Interests, subject to dilution by the Warrants and the MIP, and (ii) its pro rata share of the Warrant; and

•	General Unsecured Claims will be Reinstated or otherwise receive payment in full in cash.

VI.	MATERIAL DEVELOPMENTS AND ANTICIPATED EVENTS OF THE CHAPTER 11 CASES

A.	First Day Relief

On the Petition Date, along with their voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the “Petitions”), the Debtors intend to file several motions (the “First Day Motions”) designed to facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ operations, by, among other things, easing the strain on the Debtors’ relationships with employees, vendors, and customers following the commencement of the Chapter 11 Cases. The First Day Motions, and all orders for relief entered in the Chapter 11 Cases, can be viewed free of charge at https://dm.epiq11.com/QualTek.

29

B.	Proposed Confirmation Schedule

Under the RSA, the Debtors agreed to certain milestones to ensure an orderly and timely implementation of the Restructuring Transactions. It is imperative that the Debtors proceed swiftly to confirmation of the Plan and emergence from these Chapter 11 Cases to mitigate uncertainty among employees, customers, and vendors, minimize disruptions to the Company’s business, and curtail professional fees and administrative costs. Expeditious confirmation of the Plan and consummation of the Restructuring Transactions is in the best interests of the Debtors, their estates, and their stakeholders.

Furthermore, pursuant to the milestones in the RSA, the Debtors must obtain confirmation of the Plan within forty-five days of the Petition Date. Accordingly, the Debtors have proposed the following case timeline, subject to Court approval and availability:

Event	Date
Voting Record Date	May 24, 2023
Solicitation Commencement Date	As of the date of entry of the Order (as defined in the Scheduling Motion).
DIP-to-Exit Allocation Participation Deadline	June 8 at 4:00 p.m., prevailing Central Time
Voting Deadline	June 23, 2023, at 4:00 p.m., prevailing Central Time
Opt-Out Deadline	June 23, 2023, at 4:00 p.m., prevailing Central Time
Objection Deadline	June 23, 2023, at 4:00 p.m., prevailing Central Time
Combined Hearing	June30, 2023, or such other date as the Court may direct

VII.	SUMMARY OF THE PLAN

The Plan contemplates the following key terms, among others described herein and therein:

A.	General Settlement of Claims and Interests

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Plan Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection (as applicable), enforceability, priority, or extent of the ABL Claims, the ABL DIP Claims, the Term Loan DIP Claims, the Other Secured Claims, the Other Priority Claims, the Priority Term Loan Claims, the Rollover Term Loan Claims, the Tranche B Term Loan Claims, the Convertible Notes Claims, the General Unsecured Claims, the TRA Claims, the Section 510(b) Claims, the Intercompany Claims, the Intercompany Interests, or the Equity Interests and (2) any claim to avoid, subordinate, or disallow any ABL Claims, ABL DIP Claims, Term Loan DIP Claims, Other Secured Claims, Other Priority Claims, Priority Term Loan Claims, Rollover Term Loan Claims, Tranche B Term Loan Claims, Convertible Notes Claims, General Unsecured Claims, Capital Lease Claims, TRA Claims, Section 510(b) Claims, Intercompany Claims, Intercompany Interests, or Equity Interests, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Subject to Article VI of the Plan, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final. Notwithstanding anything contrary herein, nothing in this Plan shall be deemed to release, waive, compromise, settle, impair, or enjoin any Claim or Cause of Action of Fortress against any Fortress Non-Released Party.

30

B.	Restructuring Transactions

On or before the Plan Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into any transaction and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions, including as set forth in the Restructuring Transaction Memorandum. The applicable Debtors or the Reorganized Debtors shall take any actions as may be necessary or advisable to effect a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided herein, or in the Definitive Documentation, including the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions.

The actions to implement the Restructuring Transactions may include, and in any event, shall be in accordance with the consent rights in the Restructuring Support Agreement and the Definitive Documents: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the other Definitive Documents and that satisfy the requirements of applicable Law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable Law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.

31

C.	Cancellation of Existing Agreements and Interests

On the Plan Effective Date, unless otherwise provided in the Plan or the Confirmation Order, including in Article V.A of the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures and the Tax Receivable Agreement, shall be cancelled and the obligations of the Debtors and any non-Debtor Affiliate thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect; provided, however, that notwithstanding anything to the contrary contained herein, any agreement that governs the rights of the DIP Agents and Term Loan Agent shall continue in effect solely for purposes of allowing the DIP Agents and Term Loan Agent to (i) enforce their rights against any Person other than any of the Released Parties or the ABL Released Parties, pursuant and subject to the terms of the Plan, the DIP Orders, the ABL DIP Credit Agreement, Term Loan DIP Credit Agreement, and/or the Term Loan Credit Agreement, (ii) receive distributions under the Plan and to distribute them to the Holders of Allowed ABL DIP Claims, if any, Allowed Term Loan DIP Claims, and Allowed Term Loan Claims, in accordance with the terms of the Plan, the DIP Orders, the ABL DIP Credit Agreement, the Term Loan DIP Credit Agreement, and/or the Term Loan Credit Agreement, (iii) enforce their rights to payment of fees, expenses, and indemnification obligations, in accordance with the terms of the DIP Orders, the ABL DIP Credit Agreement, the Term Loan DIP Credit Agreement, and/or the Term Loan Credit Agreement, and (iv) appear and be heard in the Chapter 11 Cases or in any proceeding in the Court, including to enforce any obligation under the Plan owed to the DIP Agents, Term Loan Agent, or Holders of Allowed ABL DIP Claims, if any, Term Loan DIP Claims, or Term Loan Claims, as applicable. Holders of or parties to such cancelled instruments, securities, and other documentation will have no rights arising from or relating to such instruments, securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan. Notwithstanding the foregoing or anything to the contrary herein, any rights of the Agent/Trustees, Term Loan Lenders, the Term Loan DIP Lenders, the ABL Lenders, and the ABL DIP Lenders to indemnification under the DIP Documents, the Prepetition Credit Agreements, and the Convertible Notes Indenture, as applicable, shall remain binding and enforceable in accordance with the terms of such documents and shall not be subject to discharge, impairment, or release under the Plan or the Confirmation Order.

D.	Section 1146 Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, reinstatement, distribution, transfer, or exchange of any debt, Equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New Equity Interests (including on account of the DIP-to-Exit Commitment Premium) and the Warrants; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Exit Facilities; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146 of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

32

E.	Reorganized Debtors

On the Plan Effective Date, the New Board shall be established, and each Reorganized Debtor shall adopt its New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan.

F.	Sources of Consideration for Plan Distributions

The Debtors shall fund distributions under the Plan, as applicable, with: (1) the proceeds from the Exit Facilities, (2) the New Equity Interests, (3) the Warrants, and (4) the Debtors’ Cash on hand. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance, distribution, or authorization, as applicable, of certain Securities in connection with the Plan, including the New Equity Interests (including the New Equity Interests issued on account of the DIP-to-Exit Commitment Premium) and the Warrants, will be exempt from SEC registration, as described more fully in Article IV.N of the Plan.

1.	The ABL Exit Facility

On the Plan Effective Date, the Reorganized Debtors shall enter into the ABL Exit Facility, the terms of which shall be set forth in the ABL Exit Facility Documents. Confirmation of the Plan shall be deemed approval of the ABL Exit Facility and the ABL Exit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the ABL Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the ABL Exit Facility. Execution of the ABL Exit Facility Credit Agreement by the ABL Exit Facility Agent shall be deemed to bind all Holders of ABL Claims as if each such Holder had executed the ABL Exit Facility Credit Agreement with appropriate authorization. The refinancing of the obligations under the ABL DIP Credit Agreement as provided in this paragraph shall also be subject to a payment statement in form and substance acceptable to the ABL DIP Agent and the Debtors.

33

On the Plan Effective Date, subject to the priorities set forth in the Intercreditor Agreement, all of the Liens and security interests to be granted in accordance with the ABL Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the ABL Exit Facility Documents, (c) shall be deemed automatically perfected as of the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the ABL Exit Facility Documents, (d) shall have the same priority as the priority of the Liens on, and security interests in, the collateral securing the ABL Claims as of the Petition Date relative to all other Liens on, and security interests in, such collateral in existence as of the Petition Date, (e) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever, and (f) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required) and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

2.	The 1L Exit Facility

On the Plan Effective Date, the Reorganized Debtors shall enter into the 1L Exit Facility, the terms of which shall be set forth in the 1L Exit Facility Documents. Confirmation of the Plan shall be deemed approval of the 1L Exit Facility and the 1L Exit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the 1L Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the 1L Exit Facility. Execution of the 1L Exit Facility Credit Agreements by the 1L Exit Facility Agent shall be deemed to bind all 1L Exit Facility Lenders (including each Holder of Term Loan DIP Claims that receives 1L Exit Facility Loans on the Plan Effective Date on account of such Term Loan DIP Claims, each Holder of Priority Term Loan Claims that receives 1L Exit Facility Loans on the Plan Effective Date on account of such Priority Term Loan Claims, and each Term Loan DIP Lender that lends New Money 1L Exit Term Loans to the Reorganized Debtors on the Plan Effective Date pursuant to its New Money Exit Financing Commitments) as if each such 1L Exit Facility Lender had executed the 1L Exit Facility Credit Agreement with appropriate authorization. The 1L Exit Facility shall constitute a refinancing of the obligations under the Term Loan DIP Credit Agreement.

34

On the Plan Effective Date, subject to the priorities set forth in the Intercreditor Agreement, all of the Liens and security interests to be granted in accordance with the 1L Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the 1L Exit Facility Documents, (c) shall be deemed automatically perfected on the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the 1L Exit Facility Documents, (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required) and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

3.	The 2L Exit Facility

On the Plan Effective Date, the Reorganized Debtors shall enter into the 2L Exit Facility, the terms of which shall be set forth in the 2L Exit Facility Documents. Confirmation of the Plan shall be deemed approval of the 2L Exit Facility and the 2L Exit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the 2L Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the 2L Exit Facility. Execution of the 2L Exit Facility Credit Agreements by the 2L Exit Facility Agent shall be deemed to bind all Participating Rollover Lenders who exercise their Conversion Right on the Plan Effective Date as if such Participating Rollover Lenders had executed the 2L Exit Facility Credit Agreement with appropriate authorization.

On the Plan Effective Date, subject to the priorities set forth in the Intercreditor Agreement, all of the Liens and security interests to be granted in accordance with the 2L Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the 2L Exit Facility Documents, (c) shall be deemed automatically perfected on the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the 2L Exit Facility Documents, (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever, and (e) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

35

4.	The Warrants

On the Plan Effective Date, the Warrants shall be issued and distributed pursuant to the Plan and in accordance with the Warrant Agreement to all Holders of Convertible Notes Claims. The Warrants issued pursuant to the Plan shall be validly issued and duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Restructuring Support Agreement, the Plan, and the Warrant Agreement applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s).

The Warrants shall have the customary anti-dilution protections for equity splits, combinations and similar events as set forth in the Warrant Agreement.

5.	The 3L Exit Facility

On the Plan Effective Date, the Reorganized Debtors shall enter into the 3L Exit Facility, the terms of which shall be set forth in the 3L Exit Facility Documents. Confirmation of the Plan shall be deemed approval of the 3L Exit Facility and the 3L Exit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the 3L Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the 3L Exit Facility. Execution of the 3L Exit Facility Credit Agreements by the 3L Exit Facility Agent shall be deemed to bind all Non-Participating Rollover Lenders and Participating Rollover Lenders who do not exercise their Conversion Right on the Plan Effective Date as if each such Holder had executed the 3L Exit Facility Credit Agreement with appropriate authorization.

In accordance with the DIP Orders and as set forth in the Term Loan DIP Documents, if a Holder of a Rollover Term Loan Claim holds a Conversion Right and exercises its Conversion Right by not sending the Debtors a Conversion Right opt-out notice at least three (3) Business Days prior to the Plan Effective Date, an amount of 3L Exit Facility Loans distributed to such Holder on the Plan Effective Date (in accordance with Article III.B.4 of the Plan) equal to such Holder’s Conversion Amount (or, if the amount of 3L Exit Facility Loans distributed to such Holder on the Plan Effective Date in accordance with Article III.B.4 of the Plan is less than the Conversion Amount, such lesser amount) will automatically be deemed to be converted into an equivalent principal amount of 2L Exit Facility Loans on the Plan Effective Date in accordance with the terms and conditions of the Term Loan DIP Documents. For the avoidance of doubt, Non Participating Rollover Lenders who receive 3L Exit Facility Loans pursuant to Article III.B.3 of the Plan shall not be entitled to convert such 3L Exit Facility Loans to 2L Exit Facility Loans.

36

On the Plan Effective Date, subject to the priorities set forth in the Intercreditor Agreement, all of the Liens and security interests to be granted in accordance with the 3L Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the 3L Exit Facility Documents, (c) shall be deemed automatically perfected on the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the 3L Exit Facility Documents, (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever, and (e) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required) and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

6.	New Equity Interests

On the Plan Effective Date, Reorganized QualTek is authorized to issue or cause to be issued and shall, as provided for in the Restructuring Transactions Memorandum, issue the New Equity Interests for eventual distribution in accordance with the terms of this Plan without further notice to or order of the Court, act or action under applicable law, regulation, order, or rule, or the vote, consent, authorization, or approval of any Person. The New Equity Interests shall be issued and distributed free and clear of all Liens, Claims, and other Interests other than restrictions under applicable securities laws. All of the New Equity Interests issued pursuant to the Plan shall be duly authorized, validly issued, and non-assessable.

On the Plan Effective Date, Reorganized QualTek and all Holders of the New Equity Interests then outstanding shall be deemed to be parties to the New Organizational Documents, substantially in the form, or consistent with the term sheets, contained in the Plan Supplement, without the need for execution by any such Holder. The New Organizational Documents shall be binding on Reorganized QualTek and its subsidiaries and all parties receiving, and all Holders of, New Equity Interests.

7.	DIP-to-Exit Allocation Process

The DIP-to-Exit Allocation Process shall be open to all DIP-to-Exit Eligible Offerees, who shall be entitled to fund their Pro Rata share of Term Loan DIP New Money Loans and New Money Exit Financing Commitments in accordance with the Solicitation Materials and the Term Loan DIP Documents.

In exchange for consideration and in accordance with the DIP-to-Exit Commitment Letter and their respective Backstop Commitments, the Backstop Parties have committed to fully backstop, severally and neither jointly nor jointly and severally, the full amount of the Term Loan DIP New Money Loans and New Money Exit Financing Commitments. To the extent that any Holder of a DIP-to-Exit Eligible Offeree Claim does not participate in the DIP-to-Exit Allocation Process to the fullest extent of such Holder’s pro rata allocation of the Term Loan DIP New Money Loans and New Money Exit Financing Commitments, such Holder’s unsubscribed allocation of the Term Loan DIP New Money Loans and New Money Exit Financing Commitments will be allocated to the Backstop Parties on a pro rata basis based on each Backstop Party’s respective Backstop Commitments.

37

At the conclusion of the DIP-to-Exit Allocation Process, each Term Loan DIP Lender, including any Backstop Party, if applicable, shall have committed to lend its pro rata allocation of the New Money 1L Exit Term Loans to the Reorganized Debtors on the Plan Effective Date in accordance with the terms and conditions of the Term Loan DIP Documents. In accordance with the DIP Orders and the Term Loan DIP Documents, on the Plan Effective Date and in exchange for each Term Loan DIP Lender’s funding Term Loan DIP New Money Loans and its pro rata allocation of New Money 1L Exit Term Loans, (a) such Term Loan DIP Lender shall receive its pro rata share of the DIP-to-Exit Commitment Premium; and (b) Reorganized QualTek shall be authorized to issue the applicable New Money 1L Exit Term Loans and DIP-to-Exit Commitment Premium.

Prior to the Petition Date, the DIP-to-Exit Commitment Premium will be deemed to have been offered pursuant to an exemption from the registration requirements of the Securities Act in reliance upon section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder.

After the Petition Date, the DIP-to-Exit Commitment Premium will be offered, issued, and distributed under the Plan without registration under the Securities Act, or any state or local law requiring registration for offer and sale of a security, in reliance upon the exemption provided in section 1145(a) of the Bankruptcy Code to the maximum extent permitted by law, and to the extent such exemption is not available, then the DIP-to-Exit Commitment Premium will be issued and distributed under the Plan pursuant to other applicable exemptions from registration under the Securities Act and any other applicable securities laws.

Entry of the Confirmation Order shall constitute the Court’s approval of Reorganized QualTek’s payment of the DIP-to-Exit Commitment Premium and the DIP-to-Exit Allocation Process (including the transactions, actions, and obligations of the Debtors contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by Reorganized QualTek in connection therewith) without prejudice to the effect of the Court’s approval of the DIP-to-Exit Allocation Process (including the transactions, actions, and obligations of the Debtors contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by Reorganized QualTek in connection therewith) pursuant to the DIP Orders. On the Plan Effective Date, the rights and obligations of the Debtors under the DIP- to-Exit Commitment Letter shall vest in the Reorganized Debtors, as applicable.

The proceeds of the New Money 1L Exit Term Loans shall be used by the Reorganized Debtors for working capital and general corporate purposes.

38

G.	Corporate Existence

Except as otherwise provided in the Plan, (including the Restructuring Transactions Memorandum), TopCo shall continue to exist after the Plan Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which TopCo is incorporated or formed and pursuant to the certificate of incorporation and bylaws (or other formation documents) in effect prior to the Plan Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, in each case, consistent with the Plan and the Restructuring Support Agreement, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). On or after the Plan Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. On or after the Plan Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan, the Plan Supplement, or the Exit Facility Documents, on the Plan Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrance. On and after the Plan Effective Date, except as otherwise provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

I.	Corporate Action

Upon the Plan Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including (i) adoption or assumption, as applicable, of the Employment Obligations; (ii) selection of the directors, officers, or managers of the Reorganized Debtors; (iii) the distribution of the New Equity Interests; (iv) issuance and distribution of the Warrants; (v) implementation of the Restructuring Transactions; (vi) entry into the Warrant Agreement and the Exit Facility Documents; (vii) all other actions contemplated under the Plan (whether to occur before, on, or after the Plan Effective Date); (viii) adoption of the New Organizational Documents; (ix) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts or Unexpired Leases; and (x) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Plan Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security Holders, directors, officers, or managers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Plan Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Equity Interests, the New Organizational Documents, the Exit Facilities, the Exit Facility Documents, the Warrants, the Warrant Agreement, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by Article IV.I of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

39

J.	New Organizational Documents

On or immediately prior to the Plan Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of incorporation if and to the extent required in accordance with the applicable laws of the respective state, province, or country of incorporation. The New Organizational Documents will (i) prohibit the issuance of non-voting Equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code and (ii) provide for customary minority shareholder protections and information and reporting requirements. On or after the Plan Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of their respective jurisdictions of incorporation or formation. The New Organizational Documents shall be included as exhibits to the Plan Supplement.

K.	Directors and Officers of the Reorganized Debtors

As of the Plan Effective Date, the term of the current members of the board of directors or other Governing Body of TopCo shall expire, and the members for the initial term of the New Board shall be appointed. The initial members of the New Board will be identified in the Plan Supplement, to the extent known at the time of filing. The New Board shall consist of members designated in accordance with the Plan Supplement. Each such member and officer of the Reorganized Debtors shall serve from and after the Plan Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

40

L.	Management Incentive Plan

On the Plan Effective Date, the Reorganized Debtors shall implement the MIP on the terms set forth in the Plan Supplement.

M.	Effectuating Documents; Further Transactions

On and after the Plan Effective Date, the Reorganized Debtors and the New Board are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

N.	Certain Securities Law Matters

The offering of any New Equity Interests (including the DIP-to-Exit Commitment Premium) before the Petition Date will be made pursuant to an exemption from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, and/or Regulation S under the Securities Act.

The offering, issuance, and distribution of the New Equity Interests (other than in connection with DIP-to-Exit Commitment Premium) and Warrants, as contemplated by Articles IV.F.4, F.6, and F.7 of the Plan, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code. Such New Equity Interests and Warrants (i) will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) will be freely tradeable and transferable without registration under the Securities Act in the United States by the recipients thereof that are not, and have not been within 90 days of such transfer, an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission or state or local securities laws, if any, applicable at the time of any future transfer of such securities or instruments.

The New Equity Interests issued in connection with the DIP-to-Exit Commitment Premium will be issued in reliance on the exemptions set forth in section 1145 of the Bankruptcy Code to the maximum extent possible and, to the extent such exemption is unavailable, in reliance on the exemption provided by section 4(a)(2) under the Securities Act or another applicable exemption. Any Securities issued in reliance on Section 4(a)(2), including in compliance with Rule 506 of Regulation D, and/or Regulation S will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration or an applicable exemption from registration under the Securities Act and other applicable law. Any Securities issued in reliance on section 1145 of the Bankruptcy Code will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and will be freely tradeable and transferable without registration under the Securities Act in the United States by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments.

41

O.	Employment Obligations

Unless otherwise provided herein, specifically rejected pursuant to a separate order of the Court, specifically designated as a contract or lease to be rejected on the Schedule of Executory Contracts and Unexpired Leases, or the subject of a separate rejection motion filed by the Debtors, and subject to Article V of the Plan, the Reorganized Debtors shall: (a) assume all employment agreements, indemnification agreements, or other agreements with current and former members of any Governing Body, employees, officers, directors, or managers of the Debtors; or (b) enter into new agreements with such persons on terms and conditions acceptable to the Reorganized Debtors and such person. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Plan Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

P.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Plan Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

42

The Reorganized Debtors reserve and shall retain such Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court.

Q.	Private Company

The Reorganized Debtors shall not have any class of equity securities listed on a national securities exchange and shall make commercially reasonable efforts to take the steps necessary to be a private company without Exchange Act reporting obligations upon emergence or as soon as practicable thereafter in accordance with and to the extent permitted by the Exchange Act.

R.	Tax Matters

The terms of the Plan and the Restructuring Transactions shall be structured to minimize, to the extent practicable, the aggregate tax impact of the Restructuring Transactions on the Debtors and the Reorganized Debtors, taking into account both the cash tax impact of the Restructuring Transactions on the Debtors in the tax year of the Restructuring Transactions and the tax liability of the Reorganized Debtors in subsequent tax years. The Debtors and the Consenting Stakeholders shall cooperate in good faith to structure the Restructuring Transactions in a tax efficient manner reasonably acceptable to each such party.

S.	Director and Officer Liability Insurance

After the Plan Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct or events occurring prior to the Plan Effective Date, and all directors and officers of the Debtors who served in such capacity at any time prior to the Plan Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Plan Effective Date.

43

VIII.	OTHER KEY ASPECTS OF THE PLAN

A.	Treatment of Executory Contracts and Unexpired Leases

1.	Assumption and Rejection of Executory Contracts and Unexpired Leases

Each Executory Contract and Unexpired Lease shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Court, as of the Plan Effective Date under section 365 of the Bankruptcy Code, other than: (a) those that (1) are identified on the Rejected Executory Contracts and Unexpired Lease Schedule, (2) were previously expired or terminated pursuant to their own terms, (3) have been previously assumed or rejected by the Debtors pursuant to a Final Order, (4) are the subject of a motion to reject that is pending on the Plan Effective Date, or (5) have an ordered or requested effective date of rejection that is after the Plan Effective Date; and (b) the Tax Receivable Agreement, which shall be cancelled and deemed rejected and, for the avoidance of doubt, any rejection damages arising out of such rejection shall be treated as TRA Claims.

Entry of the Confirmation Order shall constitute an order of the Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan, the Rejected Executory Contracts and Unexpired Leases Schedule, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Plan Effective Date. Except as otherwise provided herein or in the Confirmation Order, each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Court order but not assigned to a third party before the Plan Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms except as such terms may have been modified by the provisions of the Plan or any order of the Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Plan Effective Date shall be subject to approval by a Final Order on or after the Plan Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contracts and Unexpired Leases Schedule at any time up to thirty (30) days after the Plan Effective Date, so long as such allocation, amendment, modification, or supplement is consistent with the Restructuring Support Agreement and the consent rights set forth therein.

44

2.	Indemnification Obligations

Subject in all respects to Article I.H of the Plan and to section 510 of the Bankruptcy Code, the treatment of Section 510 Claims under this Plan and to the fullest extent permitted under applicable law (including being subject to the limitations of the Delaware General Corporation Law, including the limitations contained therein on a corporation’s ability to indemnify officers and directors), all indemnification provisions in place as of the Plan Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the Plan Effective Date on terms no less favorable to such current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors than the indemnification provisions in place prior to the Plan Effective Date; provided that nothing herein shall expand any of the Debtors’ indemnification obligations in place as of the Petition Date or constitute a finding or conclusion that any party that may seek indemnification is entitled to indemnification under the terms of such indemnification provisions or is intended to effectuate the survival of any indemnification obligations for any party other than the current members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors. For the avoidance of doubt, subject in all respects to Article I.H of the Plan, following the Plan Effective Date, the Reorganized Debtors will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Plan Effective Date or any other individuals covered by such insurance policies, will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, officers, or other individuals remain in such positions after the Plan Effective Date.

3.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Plan Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Court on or before thirty (30) days after the Plan Effective Date. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Court on or before thirty (30) days after the Plan Effective Date. Any such objection will be scheduled to be heard by the Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

45

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to the Article V.C of the Plan shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to the Article V.C of the Plan, shall be deemed disallowed and expunged as of the Plan Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Court.

4.	Insurance Policies

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, and subject in all respects to Article I.H of the Plan, on the Plan Effective Date, and excepting any such insurance policies that have previously been assumed or rejected by the Debtors pursuant to a Final Order, are the subject of a motion to reject that is pending as of the Plan Effective Date, have an ordered or requested effective date of rejection that is after the Plan Effective Date, or are listed on the Schedule of Executory Contracts and Unexpired Leases, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

5.	Reservation of Rights

Nothing contained in the Plan or the Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors have any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan.

6.	Nonoccurrence of Plan Effective Date

In the event that the Plan Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

46

7.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

8.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Counterparties to Executory Contracts or Unexpired Leases listed on the Rejected Executory Contract and Unexpired Lease Schedule, if any, shall be served with a notice of rejection of Executory Contracts and Unexpired Leases with the Plan Supplement. Unless otherwise provided by a Final Order of the Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Claims and Noticing Agent and served on the Debtors or Reorganized Debtors, as applicable, no later than thirty (30) days after the date of entry of an order of the Court (including the Confirmation Order) approving such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.F of the Plan, including any Claims against any Debtor listed on the Debtors’ schedules as unliquidated, contingent, or disputed.

All Allowed Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease (excluding, for the avoidance of doubt, the Tax Receivables Agreement) shall be treated as a General Unsecured Claim in accordance with Article III.B of the Plan.

B.	Provisions Governing Distributions

1.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Plan Effective Date (or if a Claim is not an Allowed Claim or Allowed Interest on the Plan Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Interest (as applicable) shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests (as applicable) in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Plan Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date.

47

2.	Disbursing Agent

All distributions under the Plan shall be made by the Disbursing Agent on the Plan Effective Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

3.	Rights and Powers of Disbursing Agent

a.	Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions in the Plan.

b.	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Plan Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

4.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

a.	Record Date for Distribution

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date.

b.	Delivery of Distributions in General

Except as otherwise provided in the Plan, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; provided further that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder or such other address provided to the Disbursing Agent by that Holder.

48

c.	Minimum Distributions

No fractional shares of New Equity Interests or Warrants shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New Equity Interests or Warrants that is not a whole number, the actual distribution of shares of New Equity Interests or Warrants shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Equity Interests or Warrants to be distributed to Holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

d.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Plan Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred.

5.	Manner of Payment

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

6.	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Debtors, the Reorganized Debtors, the Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Debtors, the Reorganized Debtors, the Disbursing Agent and any applicable withholding agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and the Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

49

7.	Allocations

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

8.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in the Plan, the Confirmation Order, or another order of the Court, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims (other than ABL Claims (if any) and Prepetition Term Loan Claims) against the Debtors, and no Holder of a prepetition Claim (other than ABL Claims (if any) and Prepetition Term Loan Claims) against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Plan Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

9.	Foreign Currency Exchange Rate

Except as otherwise provided in a Court order, as of the Plan Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal (National Edition), on the Plan Effective Date.

10.	Setoffs and Recoupment

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and Holder of Allowed Claim or (2) otherwise adjudicated by the Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of Claims against, or Interests in, the Debtors be entitled to recoup any such Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G of the Plan on or before the Plan Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

50

11.	Claims Paid or Payable by Third Parties

a.	Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14)-day grace period specified above until the amount is repaid.

b.	Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court.

c.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

C.	Procedures for Resolving Contingent, Unliquidated, and Disputed Claims

1.	Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan, except as required by the Plan, Holders of Claims need not File Proofs of Claim, and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. All Proofs of Claim filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Plan Effective Date, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Proofs of Claim filed after the Plan Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Court, shall in all cases be determined by the Court.

51

For the avoidance of doubt, there is no requirement to File a Proof of Claim (or move the Court for allowance) to be an Allowed Claim or Allowed Interest, as applicable, under the Plan. Notwithstanding the foregoing, Entities must File Cure objections as set forth in Article V.C of the Plan to the extent such Entity disputes the amount of the Cure paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty. Except as otherwise provided herein, all Proofs of Claim filed after the Plan Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Court.

2.	Allowance of Claims

After the Plan Effective Date and subject to the terms of the Plan, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Plan Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

3.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Plan Effective Date, the Reorganized Debtors shall have the sole authority to: (1) File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Court. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Plan Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Plan Effective Date with respect to any Disputed Claim or Interest.

Any objections to Claims and Interests other than General Unsecured Claims shall be served and filed on or before the 180th day after the Plan Effective Date or by such later date as ordered by the Court. All Claims and Interests other than General Unsecured Claims not objected to by the end of such 180-day period shall be deemed Allowed unless such period is extended upon approval of the Court.

52

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable nonbankruptcy law. If the Debtors, or Reorganized Debtors dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

4.	Adjustment to Claims or Interests without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Court.

5.	Disallowance of Claims or Interests

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

D.	Settlement, Release, Injunction, and Related Provisions

1.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Confirmation Order, the Definitive Documents, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Plan Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Plan Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Interests, including demands, liabilities, and Causes of Action that arose before the Plan Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Plan Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Plan Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Plan Effective Date.

53

Notwithstanding anything to the contrary in this Article VIII, elsewhere in this Plan, or in the Confirmation Order, nothing in the Plan or Confirmation Order shall release, modify, or otherwise limit any Claims or Causes of Action asserted or assertable by Fortress against any Fortress Non-Released Party. No Claims or Causes of Action of Fortress against Fortress Non- Released Parties shall be in any way released, waived, impaired, modified, or enjoined by this Plan or the Confirmation Order, and Fortress’s rights to pursue such claims and Causes of Action shall be unaffected hereby.

2.	Release of Liens

Except as otherwise provided in the Exit Facility Documents, the Plan, the Confirmation Order, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Plan Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Plan Effective Date, except for Other Secured Claims that the Debtors elect to reinstate in accordance with Article III.B.1 of the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or Filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

54

3.	Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Plan Effective Date, each Released Party is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor, the De-SPAC Transaction, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, execution, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreements, the Prepetition Credit Agreements, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, the Exit Facilities, the Plan (including, for the avoidance of doubt, the Plan Supplement), the De-SPAC Transaction, or any Restructuring Transactions, contract, instrument, release, transaction, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreements, the Prepetition Credit Agreements, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, the Exit Facility Documents, the Warrant Agreement, the De-SPAC Transaction, or the Plan, the Plan Supplement, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the DIP Documents, the Exit Facility Documents, the Warrant Agreement, or any Claim or obligation arising under the Plan or (ii) any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud or willful misconduct.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan and, further, shall constitute the Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

55

4.	Releases by Holders of Claims and Interests

Except as otherwise expressly set forth in this Plan or the Confirmation Order, on and after the Plan Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged by each Releasing Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor, the De-SPAC Transaction, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, execution, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreements, the Prepetition Credit Agreements, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, the Exit Facilities, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transactions, contract, instrument, release, transaction, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreements, the Prepetition Credit Agreements, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, the Exit Facility Documents, the Warrant Agreement, the De-SPAC Transaction, the Plan, the Plan Supplement, before or during the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the DIP Documents, the Exit Facility Documents, the Warrant Agreement, or any Claim or obligation arising under the Plan, or (ii) any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud or willful misconduct.

56

Except as expressly set forth in the Plan or the Confirmation Order, effective on the Plan Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Plan Effective Date, to the fullest extent allowed by applicable law, each (a) Released Party is hereby deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the ABL Releasing Parties, and (b) ABL Released Party is hereby deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Releasing Parties, from any and all Causes of Action, rights, suits, damages, remedies and liabilities whatsoever based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), whether known or unknown, foreseen or unforeseen, matured or unmatured, liquidated or unliquidated, fixed or contingent, accrued or unaccrued, existing or hereinafter arising, in law (or any applicable rule, statute, regulation, treaty, right, duty or requirement), equity, contract, tort, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, the Reorganized Debtors, their Estates, or their Affiliates, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or any other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, or their Estates (including the management, ownership, or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, the Plan, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, the ABL Credit Agreement, the ABL DIP Credit Agreement, the Term Loan Credit Agreement, the Term Loan DIP Credit Agreement, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, or any Restructuring Transaction, or upon any other act, or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date. Notwithstanding anything to the contrary in the foregoing, (i) the mutual releases set forth above do not release (x) any obligations arising on or after the Plan Effective Date of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the ABL DIP Documents, the ABL Exit Facility Documents, or any Claim or obligation arising under the Plan or (y) and any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud or willful misconduct, and (ii) the releases by the ABL Releasing Parties set forth above do not release any Excluded ABL Obligations.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein and, further, shall constitute the Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties and Released ABL Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

57

5.	Exculpation

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the DIP Documents, the Warrant Agreement, and the Exit Facility Documents or any Restructuring Transactions, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties and other parties set forth above have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration, including securities, pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

6.	Injunction

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Plan Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, or the ABL Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Plan Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; or (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

58

No Person or Entity may commence or pursue a Claim or Cause of Action or Covered Claim, as applicable, of any kind against the Debtors, the Reorganized Debtors, the Exculpated Parties, the Released Parties, the ABL Released Parties, or the Covered Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action or Covered Claim, as applicable, subject to Article VIII.C, Article VIII.D, and Article VIII.E hereof, without the Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action or Covered Claim, as applicable, represents a colorable Claim of any kind, and (ii) specifically authorizing such Person or Entity to bring such Claim or Cause of Action or Covered Claim, as applicable, against any such Debtor, Reorganized Debtor, Exculpated Party, Released Party, ABL Released Party, or Covered Party, as applicable.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of this Plan. Except as otherwise set forth in the Confirmation Order, each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to this Plan, shall be deemed to have consented to the injunction provisions set forth in Article VIII.F of the Plan.

7.	Protections Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a Debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

59

8.	Document Retention

On and after the Plan Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

9.	Reimbursement or Contribution

If the Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

E.	Conditions Precedent to Confirmation and Consummation of the Plan

1.	Conditions Precedent to the Plan Effective Date

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B of the Plan:

(a)	the Court shall have entered the Confirmation Order in form and substance consistent with the Restructuring Support Agreement, and the Confirmation Order shall have become a Final Order;

(b)	the Court shall have entered the DIP Orders and the Final DIP Order shall be in full force and effect;

(c)	the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

(d)	the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed in a manner consistent in all material respects with the Restructuring Support Agreement and the Plan;

(e)	all professional fees and expenses of retained Professionals required to be approved by the Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Plan Effective Date have been placed in the Professional Fee Escrow Account pending approval by the Court;

(f)	the Restructuring Support Agreement shall remain in full force and effect;

60

(g)	all documents contemplated by the Restructuring Support Agreement to be executed on or before the Plan Effective Date shall have been executed and delivered;

(h)	entry into the Exit Facility Documents shall have been approved, all conditions precedent to the consummation of such Exit Facility Documents, shall have been waived or satisfied in accordance with the terms thereof, and the closing of such Exit Facility Documents shall have occurred;

(i)	entry into the Warrant Agreement shall have been approved, all conditions precedent to the consummation of such Warrant Agreement shall have been waived or satisfied in accordance with the terms thereof, the closing of such Warrant Agreement shall have occurred, and the Warrants shall have been issued by Reorganized QualTek;

(j)	the New Equity Interests and Warrants shall have been issued by Reorganized QualTek, and the New Organizational Documents shall be in effect in accordance with consent rights set forth herein and in the Restructuring Support Agreement;

(k)	notwithstanding anything to the contrary herein, to the extent invoiced, the payment in full in Cash of all (i) Restructuring Expenses and (ii) fees and expenses of the Convertible Notes Trustee (subject to a cap of $150,000)

(l)	the Debtors shall have otherwise substantially consummated the Restructuring Transactions, and all transactions contemplated herein, in a manner consistent in all respects with the Restructuring Support Agreement (including, for the avoidance of doubt, the consent, approval, and consultation rights set forth therein) and the Plan.

2.	Waiver of Conditions

The conditions to Confirmation and Consummation set forth in this Article IX may be waived by the Debtors only with the reasonable consent (in each case with email being sufficient) of the Required Consenting Term Lenders, the Required Consenting Convertible Noteholders, and the Required Consenting ABL Lenders, without notice, leave, or order of the Court or any formal action other than proceedings to confirm or consummate the Plan; provided that the condition set forth in Article IX.A.11 of the Plan shall only be waivable with respect to the Restructuring Expenses or other fees and expenses of advisors to any person by such person on whose behalf the advisors were engaged.

61

3.	Effect of Failure of Conditions

If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity in any respect; provided that all provisions of the Restructuring Support Agreement that survive termination thereof shall remain in effect in accordance with the terms thereof.

F.	Modification, Revocation, or Withdrawal of the Plan

1.	Modification and Amendments

Except as otherwise specifically provided in the Plan and to the extent permitted by the Restructuring Support Agreement (and subject to any consent rights set forth therein), the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan, subject to the reasonable consent of the Required Consenting ABL Lenders, the Required Consenting Term Lenders, and the Required Consenting Convertible Noteholders. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Bankruptcy Rules, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times after Confirmation, and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

2.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

3.	Revocation or Withdrawal of Plan

To the extent permitted by the Restructuring Support Agreement, (including the consent, approval, and consultation rights set forth therein), the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

62

IX.	RISK FACTORS

Holders of Claims should read and consider carefully the risk factors set forth below before voting to accept or reject the Plan. Although there are many risk factors discussed below, these factors should not be regarded as constituting the only risks present in connection with the Debtors’ businesses or the Plan and its implementation.

A.	Bankruptcy Law Considerations

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to Holders of Allowed Claims under the Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or necessarily require a resolicitation of the votes of Holders of Claims in such Impaired Classes.

1.	Parties in Interest May Object to the Plan’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Court will reach the same conclusion.

2.	The Conditions Precedent to the Effective Date of the Plan May Not Occur

As more fully set forth in Article X of the Plan, the Effective Date of the Plan is subject to a number of conditions precedent. If such conditions precedent are not waived or not met, the Effective Date will not take place.

3.	The Debtors May Fail to Satisfy Vote Requirements

If votes are received in number and amount sufficient to enable the Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may need to seek to confirm an alternative chapter 11 plan or transaction, subject to the terms of the RSA. There can be no assurance that the terms of any such alternative chapter 11 plan or other transaction would be similar or as favorable to the Holders of Interests and Allowed Claims as those proposed in the Plan and the Debtors do not believe that any such transaction exists or is likely to exist that would be more beneficial to the Estates than the Plan.

63

4.	The Debtors May Not Be Able to Secure Confirmation of the Plan

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims or equity interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Court will confirm the Plan. A non-accepting Holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Court determines that this Disclosure Statement, the balloting procedures, and voting results are appropriate, the Court could still decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met. If a chapter 11 plan of reorganization is not confirmed by the Court, it is unclear whether the Debtors will be able to reorganize their business and what, if anything, Holders of Interests and Allowed Claims against them would ultimately receive.

The Debtors, subject to the terms and conditions of the Plan and the RSA, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in less favorable treatment of any non-accepting class of Claims or Interests, as well as any class junior to such non-accepting class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Plan.

5.	Nonconsensual Confirmation

In the event that any impaired class of claims or interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es). The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan may result in, among other things, increased expenses relating to professional compensation.

64

6.	Continued Risk upon Confirmation

Even if the Plan is consummated, the Debtors will continue to face a number of risks, including certain risks that are beyond their control, such as further deterioration or other changes in economic conditions, changes in the industry, potential revaluing of their assets due to chapter 11 proceedings, and increasing expenses. See Article IX.C of this Disclosure Statement, entitled “Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses.” Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, there is no guarantee that a chapter 11 plan of reorganization reflecting the Plan will achieve the Debtors’ stated goals.

In addition, at the outset of the Chapter 11 Cases, the Bankruptcy Code provides the Debtors with the exclusive right to propose the Plan and prohibits creditors and others from proposing a plan. The Debtors will have retained the exclusive right to propose the Plan upon filing their Petitions. If the Court terminates that right, however, or the exclusivity period expires, there could be a material adverse effect on the Debtors’ ability to achieve confirmation of the Plan in order to achieve the Debtors’ stated goals.

Furthermore, even if the Debtors’ debts are reduced and/or discharged through the Plan, the Debtors may need to raise additional funds through public or private debt or equity financing or other various means to fund the Debtors’ businesses after the completion of the proceedings related to the Chapter 11 Cases. Adequate funds may not be available when needed or may not be available on favorable terms.

7.	The Chapter 11 Cases May Be Converted to Cases under Chapter 7 of the Bankruptcy Code

If the Court finds that it would be in the best interest of creditors and/or the debtor in a chapter 11 case, the Court may convert a chapter 11 bankruptcy case to a case under chapter 7 of the Bankruptcy Code. In such event, a chapter 7 trustee would be appointed or elected to liquidate the debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in a chapter 11 plan because of (a) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time, rather than reorganizing or selling the business as a going concern at a later time in a controlled manner, (b) additional administrative expenses involved in the appointment of a chapter 7 trustee, and (c) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with cessation of operations.

8.	The Debtors May Object to the Amount or Classification of a Claim

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan, subject to the terms of the RSA. The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim where such Claim is subject to an objection. Any Holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

65

9.	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

10.	Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to Holders of Allowed Claims under the Plan.

11.	The RSA May Be Terminated

As more fully set forth in the RSA, the RSA may be terminated upon the occurrence of certain events, including, among others, the Debtors’ failure to meet specified milestones relating to the filing, confirmation, and consummation of the Plan, and breaches by the Debtors and/or the Consenting Stakeholders of their respective obligations under the documents. In the event that the RSA is terminated, the Debtors may seek a non-consensual restructuring alternative, including a potential liquidation of their assets.

12.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Article IX of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Reorganized Debtors, or Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Plan.

The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties is necessary to the success of the Debtors’ reorganization because the Released Parties and Exculpated Parties have made significant contributions to the Debtors’ reorganizational efforts and have agreed to make further contributions, but only if they receive the full benefit of the Plan’s release and exculpation provisions. The Plan’s release and exculpation provisions are an inextricable component of the Plan and the significant deleveraging and financial benefits that they embody.

66

B.	Risks Related to Recoveries Under the Plan

1.	The Reorganized Debtors May Not Be Able to Achieve Their Projected Financial Results

The Reorganized Debtors may not be able to achieve their projected financial results. The Financial Projections set forth in this Disclosure Statement represent the Debtors’ management team’s best estimate of the Debtors’ future financial performance, which is necessarily based on certain assumptions regarding the anticipated future performance of the Reorganized Debtors’ operations, as well as the United States and world economies in general, and the industry segments in which the Debtors operate in particular. While the Debtors believe that the Financial Projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized. If the Debtors do not achieve their projected financial results, the value of the New Equity Interests may be negatively affected and the Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date. Moreover, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

2.	The Debtors May Be Controlled by Significant Holders

If the Plan contemplating the Restructuring is confirmed and consummated, Holders of Tranche B Term Loan Claims, and Convertible Notes Claims will receive the New Equity Interests. The Holders Tranche B Term Loan Claims, and Convertible Notes Claims will own approximately 100% of the New Equity Interests (subject to dilution on account of other shares issued after the Effective Date not pursuant to the Plan). If the holders of a significant portion of the New Equity Interests were to act as a group, such holders would be in a position to control the outcome of actions requiring shareholder approval.

3.	The New Equity is Subject to Dilution

The ownership percentage represented by the New Equity Interests distributed on the Effective Date under the Plan will be subject to dilution from the New Equity Interests issued in connection with the conversion of any other options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence.

4.	Certain Tax Implications of the Plan

Holders of Allowed Claims should carefully review Article XII of this Disclosure Statement, entitled “Certain United States Federal Income Tax Consequences of the Plan,” to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Reorganized Debtors and Holders of certain Claims.

67

5.	The Debtors May Not Be Able to Accurately Report Their Financial Results

The Debtors have established internal controls over financial reporting. However, internal controls over financial reporting may not prevent or detect misstatements or omissions in the Debtors’ financial statements because of their inherent limitations, including the possibility of human error, and the circumvention or overriding of controls or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If the Debtors fail to maintain the adequacy of their internal controls, the Debtors may be unable to provide financial information in a timely and reliable manner within the time periods required for the Debtors’ financial reporting under SEC rules and regulations and the terms of the agreements governing the Debtors’ indebtedness. Any such difficulties or failure could materially adversely affect the Debtors’ business, results of operations, and financial condition. Further, the Debtors may discover other internal control deficiencies in the future and/or fail to adequately correct previously identified control deficiencies, which could materially adversely affect the Debtors’ businesses, results of operations, and financial condition.

C.	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses

1.	The Reorganized Debtors May Not Be Able to Generate Sufficient Cash to Service All of Their Indebtedness

The Reorganized Debtors’ ability to make scheduled payments on, or refinance their debt obligations, depends on the Reorganized Debtors’ financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Reorganized Debtors’ control. The profitability of the Reorganized Debtors may suffer periodically due to downturns in customer demand, increased costs of providing services, and the level of overall economic activity. The Debtors customers may reduce capital expenditures and defer or cancel pending projects due to changes in technology, a slowing or uncertain economy, merger or acquisition activity, a decision to allocate resources to other areas of their business, or other reasons. The profitability of the Reorganized Debtors may also suffer if actual costs of providing services exceed the costs anticipated when the Company enters into contracts.

As a result, the Reorganized Debtors may be unable to maintain a level of cash flow from operating activities sufficient to permit the Reorganized Debtors to pay the principal, premium, if any, and interest on their indebtedness, including, without limitation, potential borrowings under the Exit Facilities upon emergence.

2.	The Debtors Will Be Subject to the Risks and Uncertainties Associated with the Chapter 11 Cases

For the duration of the Chapter 11 Cases, the Debtors’ ability to operate, develop, and execute a business plan, and continue as a going concern, will be subject to the risks and uncertainties associated with bankruptcy. These risks include the following: (a) ability to develop, confirm, and consummate the Restructuring Transactions specified in the Plan; (b) ability to obtain Court approval with respect to motions filed in the Chapter 11 Cases from time to time; (c) ability to maintain relationships with suppliers, vendors, service providers, customers, employees, and other third parties; (d) ability to maintain contracts that are critical to the Debtors’ operations; (e) ability of third parties to seek and obtain Court approval to terminate contracts and other agreements with the Debtors; (f) ability of third parties to seek and obtain Court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a chapter 11 plan, to appoint a chapter 11 trustee, or to convert the Chapter 11 Cases to chapter 7 proceedings; and (g) the actions and decisions of the Debtors’ creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

68

These risks and uncertainties could affect the Debtors’ businesses and operations in various ways. For example, negative events associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with suppliers, service providers, customers, employees, and other third parties, which in turn could adversely affect the Debtors’ operations and financial condition. Also, the Debtors will need the prior approval of the Court for transactions outside the ordinary course of business, which may limit the Debtors’ ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

3.	Operating in Bankruptcy for a Long Period of Time May Harm the Debtors’ Businesses

The Debtors’ future results will be dependent upon the successful confirmation and implementation of a plan of reorganization. A long period of operations under Court protection could have a material adverse effect on the Debtors’ businesses, financial condition, results of operations, and liquidity. So long as the proceedings related to the Chapter 11 Cases continue, senior management will be required to spend a significant amount of time and effort dealing with the reorganization instead of focusing exclusively on business operations. A prolonged period of operating under Court protection also may make it more difficult to retain management and other key personnel necessary to the success and growth of the Debtors’ businesses. In addition, the longer the proceedings related to the Chapter 11 Cases continue, the more likely it is that customers and suppliers will lose confidence in the Debtors’ ability to reorganize their businesses successfully and will seek to establish alternative commercial relationships.

So long as the proceedings related to the Chapter 11 Cases continue, the Debtors will be required to incur substantial costs for professional fees and other expenses associated with the administration of the Chapter 11 Cases. The chapter 11 proceedings also require the Debtors to seek debtor-in-possession financing to fund operations. If the Debtors are unable to obtain final approval of such financing on favorable terms or at all, or if the Debtors are unable to fully draw on the availability under the DIP Facility, the chances of successfully reorganizing the Debtors’ businesses may be seriously jeopardized, the likelihood that the Debtors will instead be required to liquidate or sell their assets may be increased, and, as a result, creditor recoveries may be significantly impaired.

Furthermore, the Debtors cannot predict the ultimate amount of all settlement terms for the liabilities that will be subject to a plan of reorganization. Even after a plan of reorganization is approved and implemented, the Reorganized Debtors’ operating results may be adversely affected by the possible reluctance of prospective lenders and other counterparties to do business with a company that recently emerged from bankruptcy protection.

69

4.	Financial Results May Be Volatile and May Not Reflect Historical Trends

The Financial Projections attached hereto as Exhibit D are based on assumptions that are an integral part of the projections, including Confirmation and Consummation of the Plan in accordance with its terms, the anticipated future performance of the Debtors, industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Debtors and some or all of which may not materialize.

In addition, unanticipated events and circumstances occurring after the date hereof may affect the actual financial results of the Debtors’ operations. These variations may be material and may adversely affect the value of the New Equity Interests and the ability of the Debtors to make payments with respect to their indebtedness. Because the actual results achieved may vary from projected results, perhaps significantly, the Financial Projections should not be relied upon as a guarantee or other assurance of the actual results that will occur.

Further, during the Chapter 11 Cases, the Debtors expect that their financial results will continue to be volatile as restructuring activities and expenses, contract terminations and rejections, and claims assessments significantly impact the Debtors’ consolidated financial statements. As a result, the Debtors’ historical financial performance likely will not be indicative of their financial performance after the Petition Date. In addition, if the Debtors emerge from the Chapter 11 Cases, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to the Debtors’ operating plans pursuant to a plan of reorganization. The Debtors also may be required to adopt fresh start accounting, in which case their assets and liabilities will be recorded at fair value as of the fresh start reporting date, which may differ materially from the recorded values of assets and liabilities on the Debtors’ consolidated balance sheets. The Debtors’ financial results after the application of fresh start accounting also may be different from historical trends.

Lastly, the business plan was developed by the Debtors with the assistance of their advisors. There can be no assurances that the Debtors’ business plan will not change, perhaps materially, as a result of decisions that the board of directors may make after fully evaluating the strategic direction of the Debtors and their business plan. Any deviations from the Debtors’ existing business plan would necessarily cause a deviation.

5.	Valuation Analysis May Not Reflect Actual Implied Equity Value

The Valuation Analysis attached hereto as Exhibit E are based on Financial Projections that estimated implied equity value range assuming the Reorganized Debtors will achieve their Financial Projections in all material respects, including revenue growth, operating margins, and cash flows as projected. If the business performs at levels below or above those set forth in the Financial Projections, such performance may have a materially negative impact, respectively, on implied equity value.

70

Specifically, adverse conditions in the economy and future volatility in the equity and credit markets could impact the valuation of the Reorganized Debtors. The cyclical nature of the Debtors business, the high level of competition existing within the industry, and the concentration of revenues from a limited number of customers may also cause results to vary. These factors may affect individual Reorganized Debtors disproportionately, relative to the Reorganized Debtors as a whole. As a result, the performance of one or more of the Reorganized Debtors could decline, resulting in an impairment of the Reorganized Debtors assets. Additionally, due to the liquidity challenges in the business and the substantial doubt about the Company’s ability to continue as a going concern, there could be future impairments of the Reorganized Debtors assets.

6.	The Debtors’ Operations or Ability to Emerge May be Impacted By the Aftermath of COVID-19 Pandemic

The continued spread of viruses like COVID-19 could have a significant impact on the Debtors’ business, including in the context of consumer demand for the Debtors’ services. On a macro level, another pandemic could dampen global growth and ultimately lead to an economic recession. Such a scenario would negatively impact the Reorganized Debtors’ financial performance. In addition, government lockdowns and employee infections could both negatively affect the Reorganized Debtors’ financial performance.

7.	The Debtors’ Substantial Liquidity Needs May Impact Revenue

The Debtors operate in a capital-intensive industry. If the Debtors’ cash flow from operations remains depressed or decreases as a result of continued inflationary pressures, loss of significant customer contracts, or otherwise, the Debtors may not have the ability to expend the capital necessary to improve or maintain their current operations, resulting in decreased revenues over time.

The Debtors face uncertainty regarding the adequacy of their liquidity and capital resources. In addition to the cash necessary to fund ongoing operations, the Debtors have incurred significant professional fees and other costs in connection with preparing for the Chapter 11 Cases and expect to continue to incur significant professional fees and costs throughout the Chapter 11 Cases. The Debtors cannot guarantee that cash on hand, cash flow from operations, and cash provided by the DIP Facilities will be sufficient to continue to fund their operations and allow the Debtors to satisfy obligations related to the Chapter 11 Cases until the Debtors are able to emerge from bankruptcy protection.

The Debtors’ liquidity, including the ability to meet ongoing operational obligations, will be dependent upon, among other things: (a) their ability to comply with the terms and condition of any debtor-in-possession financing and/or cash collateral order entered by the Court in connection with the Chapter 11 Cases; (b) their ability to maintain adequate cash on hand; (c) their ability to develop, confirm, and consummate a chapter 11 plan or other alternative restructuring transaction; and (d) the cost, duration, and outcome of the Chapter 11 Cases. The Debtors’ ability to maintain adequate liquidity depends, in part, upon industry conditions and general economic, financial, competitive, regulatory, and other factors beyond the Debtors’ control. In the event that cash on hand, cash flow from operations, and cash provided under the DIP Facilities are not sufficient to meet the Debtors’ liquidity needs, the Debtors may be required to seek additional financing. The Debtors can provide no assurance that additional financing would be available or, if available, offered to the Debtors on acceptable terms. The Debtors’ access to additional financing is, and for the foreseeable future likely will continue to be, extremely limited if it is available at all. The Debtors’ long-term liquidity requirements and the adequacy of their capital resources are difficult to predict at this time.

71

8.	The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases

In the future, the Reorganized Debtors may become parties to litigation. In general, litigation can be expensive, and time consuming to bring or defend against. Such litigation could result in settlements or damages that could significantly affect the Reorganized Debtors’ financial results. It is also possible that certain parties will commence litigation with respect to the treatment of their Claims under the Plan. It is not possible to predict the potential litigation that the Reorganized Debtors may become party to, nor the final resolution of such litigation. The impact of any such litigation on the Reorganized Debtors’ businesses and financial stability, however, could be material.

9.	The Loss of Key Personnel Could Adversely Affect the Debtors’ Operations

The Debtors’ operations are dependent on a relatively small group of key management personnel and a highly-skilled employee base. The Debtors’ recent liquidity issues and the Chapter 11 Cases have created distractions and uncertainty for key management personnel and employees. As a result, the Debtors have experienced and may continue to experience increased levels of employee attrition. Because competition for experienced personnel can be significant, the Debtors may be unable to find acceptable replacements with comparable skills and experience and the loss of such key management personnel could adversely affect the Debtors’ ability to operate their businesses. In addition, a loss of key personnel or material erosion of employee morale could have a material adverse effect on the Debtors’ ability to meet expectations, thereby adversely affecting the Debtors’ businesses and the results of operations.

X.	CONFIRMATION OF THE PLAN

A.	The Confirmation Hearing

Under section 1128(a) of the Bankruptcy Code, the Court, after notice, may hold a hearing to confirm a plan of reorganization. The Debtors will request, on the Petition Date, that the Court set a hearing to approve the Plan and Disclosure Statement. The Confirmation Hearing may, however, be continued or adjourned from time to time without further notice to parties in interest other than an adjournment announced in open court or a notice of adjournment filed with the Court and served in accordance with the Bankruptcy Rules. Subject to section 1127 of the Bankruptcy Code and the Restructuring Support Agreement, the Plan may be modified, if necessary, prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest.

Additionally, section 1128(b) of the Bankruptcy Code provides that a party in interest may object to Confirmation. The Debtors, in the same motion requesting a date for the Confirmation Hearing, will request that the Court set a date and time for parties in interest to file objections to Confirmation of the Plan. An objection to Confirmation of the Plan must be filed with the Court and served on the Debtors and certain other parties in interest in accordance with the applicable order of the Court so that it is actually received on or before the deadline to file such objections as set forth therein.

B.	Requirements for Confirmation of the Plan

Among the requirements for Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code are: (1) the Plan is accepted by all Impaired Classes of Claims or Interests, or if rejected by an Impaired Class, the Plan “does not discriminate unfairly” and is “fair and equitable” as to the rejecting Impaired Class; (2) the Plan is feasible; and (3) the Plan is in the “best interests” of Holders of Claims or Interests.

At the Confirmation Hearing, the Court will determine whether the Plan satisfies all of the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (1) the Plan satisfies, or will satisfy, all of the necessary statutory requirements of chapter 11 for plan confirmation; (2) the Debtors have complied, or will have complied, with all of the necessary requirements of chapter 11 for plan confirmation; and (3) the Plan has been proposed in good faith.

C.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in such plan of reorganization).

To determine whether the Plan meets this feasibility requirement, the Debtors, with the assistance of their advisors, have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors have prepared their projected consolidated balance sheet, income statement, and statement of cash flows (the “Financial Projections”). Creditors and other interested parties should review Article IX of this Disclosure Statement, entitled “Risk Factors,” for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

The Financial Projections are attached hereto as Exhibit D and incorporated herein by reference. Based upon the Financial Projections, the Debtors believe that they will be a viable operation following the Chapter 11 Cases and that the Plan will meet the feasibility requirements of the Bankruptcy Code.

72

D.	Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of claims or equity interests impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.10

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in a number of allowed claims in that class, counting only those claims that have actually voted to accept or to reject the plan. Thus, a class of Claims will have voted to accept the Plan only if two- thirds in amount and a majority in number of the Allowed Claims in such class that vote on the Plan actually cast their ballots in favor of acceptance.

Section 1126(d) of the Bankruptcy Code defines acceptance of a plan by a class of impaired equity interests as acceptance by holders of at least two-thirds in amount of allowed interests in that class, counting only those interests that have actually voted to accept or to reject the plan. Thus, a Class of Interests will have voted to accept the Plan only if two-thirds in amount of the Allowed Interests in such class that vote on the Plan actually cast their ballots in favor of acceptance.

Pursuant to Article III.E of the Plan, if a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

E.	Confirmation without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it; provided, that the plan has been accepted by at least one impaired class. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

If any Impaired Class rejects the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors may request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan or any Plan Supplement document, including the right to amend or modify the Plan or any Plan Supplement document to satisfy the requirements of section 1129(b) of the Bankruptcy Code.

[10]	A class of claims is “impaired” within the meaning of section 1124 of the Bankruptcy Code unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the Holder of such claim or equity interest or (b) cures any default, reinstates the original terms of such obligation, compensates the Holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the Holder of such claim or equity interest.

73

1.	No Unfair Discrimination

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan. The test does not require that the treatment be the same or equivalent, but that treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims or interests of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. A plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

2.	Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100 percent of the amount of the allowed claims in the class. As to the dissenting class, the test sets different standards depending upon the type of claims or equity interests in the class.

The Debtors submit that if the Debtors “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. With respect to the fair and equitable requirement, no Class under the Plan will receive more than 100 percent of the amount of Allowed Claims or Interests in that Class. The Debtors believe that the Plan and the treatment of all Classes of Claims or Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

F.	Valuation Analysis

The Plan provides for the New Equity Interests to be distributed to Holders of Claims and Interests in Classes 3C and 4, as applicable, upon consummation of the Restructuring contemplated by the Plan. Accordingly, Jefferies performed an analysis of the estimated implied value of the Debtors on a going-concern basis as of May 19, 2023 (the “Valuation Analysis”) at the Debtors’ request. Based on the Valuation Analysis, which is attached hereto as Exhibit E, the Reorganized Debtors will have an implied equity value at emergence of approximately $470 million at the midpoint.

The Valuation Analysis, including the procedures followed, assumptions made, qualifications, and limitations on review undertaken, should be read in conjunction with section IX of this Disclosure Statement entitled “Risk Factors.” The Valuation Analysis is based on data and information as of May 19, 2023. Jefferies makes no representations as to changes to such data and information that may have occurred since the date of the Valuation Analysis.

74

G.	Liquidation Analysis

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each impaired class, that each Holder of a Claim or Interest in such impaired class either (a) has accepted the plan or (b) will receive or retain under the plan property of a value that is not less than the amount that the non-accepting Holder would receive or retain if the debtors liquidated under chapter 7.

Attached hereto as Exhibit F and incorporated herein by reference is a liquidation analysis (the “Liquidation Analysis”) prepared by the Debtors with the assistance of the Debtors’ advisors. As reflected in the Liquidation Analysis, the Debtors believe that liquidation of the Debtors’ businesses under chapter 7 of the Bankruptcy Code would result in substantial diminution in the value to be realized by Holders of Claims or Interests as compared to distributions contemplated under the Plan. Consequently, the Debtors and their management believe that Confirmation of the Plan will provide a substantially greater return to Holders of Claims or Interests than would a liquidation under chapter 7 of the Bankruptcy Code.

XI.	CERTAIN SECURITIES LAW MATTERS

The offering of any New Equity Interests (including the 1L Exit Facility Shares) before the Petition Date will be made pursuant to an exemption exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, and/or Regulation S under the Securities Act.

The offering, issuance, and distribution of the New Equity Interests (other than in connection with the 1L Exit Facility Shares), as contemplated by Article IV.F.6 and F.7 of the Plan, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code. Such New Equity Interests (i) will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) will be freely tradeable and transferable without registration under the Securities Act in the United States by the recipients thereof that are not, and have not been within 90 days of such transfer, an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission or state or local securities laws, if any, applicable at the time of any future transfer of such Securities or instruments.

The New Equity Interests issued in connection with the 1L Exit Facility Shares will be issued in reliance on the exemptions set forth in section 1145 of the Bankruptcy Code to the maximum extent possible and, to the extent such exemption is unavailable, in reliance on the exemption provided by section 4(a)(2) under the Securities Act or another applicable exemption. Any Securities issued in reliance on Section 4(a)(2), including in compliance with Rule 506 of Regulation D, and/or Regulation S will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration or an applicable exemption from registration under the Securities Act and other applicable law. Any Securities issued in reliance on section 1145 of the Bankruptcy Code will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and will be freely tradeable and transferable without registration under the Securities Act in the United States by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments.

75

XII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.	Introduction

The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Plan to the Debtors, the Reorganized Debtors, and to certain Holders of Claims in Classes 3A-C and 4. As used in this summary, references to the Plan include certain transactions and other matters, described in the Plan, that would occur in connection with the consummation of the Plan. The following summary does not address the U.S. federal income tax consequences to Holders of Claims or Interests not entitled to vote to accept or reject the Plan. This summary is based on the Internal Revenue Code of 1986, as amended (the “IRC”), the U.S. Treasury Regulations promulgated thereunder, judicial authorities, published administrative positions of the U.S. Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained and the Debtors do not intend to seek a ruling from the IRS as to any of the tax consequences of the Plan discussed below. The discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtors or to certain Holders of Claims or Interests in light of their individual circumstances. This discussion does not address tax issues with respect to such Holders of Claims or Interests subject to special treatment under the U.S. federal income tax laws (including, for example, banks, governmental authorities or agencies, pass-through entities, subchapter S corporations, dealers and traders in securities, insurance companies, financial institutions, tax exempt organizations, small business investment companies, foreign taxpayers, Persons who are related to the Debtors within the meaning of the IRC, U.S. Holders who prepare “applicable financial statements” (as defined in section 451 of the IRC), Persons using a mark-to-market method of accounting, Holders of Claims who are themselves in bankruptcy, and regulated investment companies and those holding, or who will hold, Claims, the New Equity Interests, or New Warrants, or the 1L Exit Facility Loan, the 2L Exit Facility Loan or the 3L Exit Facility Loan, as part of a hedge, straddle, conversion, or other integrated transaction). No aspect of state, local, estate, gift, or non-U.S. taxation is addressed. Furthermore, this summary assumes that a Holder of a Claim holds only Claims in a single Class and holds Claims as “capital assets” (within the meaning of section 1221 of the IRC). This discussion does not address special considerations that may apply to persons who are both Holders of Claims and Interests Holders. This summary also assumes that the various debt and other arrangements to which the Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form.

76

For purposes of this discussion, a “U.S. Holder” is a Holder that is: (1) an individual citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (a) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons (within the meaning of section 7701(a)(30) of the IRC) has authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person (within the meaning of section 7701(a)(30) of the IRC). For purposes of this discussion, a “Non-U.S. Holder” is any Holder that is not a U.S. Holder or a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a Holder, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the partner (or other beneficial owner) and the entity. Partners (or other beneficial owners) of partnerships (or other pass-through entities) that are Holders are urged to consult their respective tax advisors regarding the U.S. federal income tax consequences of the Plan.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR INTEREST. ALL HOLDERS OF CLAIMS OR INTERESTS ARE URGED TO CONSULT THEIR TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors, the Reorganized Debtors, and Equityholders of HoldCo

1.	Characterization of Restructuring Transactions

TopCo is treated as a corporation for U.S. federal income tax purposes, and HoldCo is treated as a partnership for U.S. federal income tax purposes. Accordingly, the U.S. federal income tax consequences of the Restructuring Transactions (other than with respect to the Convertible Notes Claims and any other Claims and Interests that exist directly at TopCo (such Claims and Interests, “TopCo Claims”)) will generally be borne by HoldCo’s equityholders (including TopCo) rather than HoldCo and the other Debtors. Among other things, the cancellation of Claims against HoldCo may (depending on the structure ultimately utilized) give rise to cancellation of debt income (“COD Income”), which COD Income generally should be allocated to HoldCo’s equityholders (including TopCo). Alternatively, as discussed below, the structure may result in income or loss from the disposition of HoldCo’s assets, which consequences would likewise be borne by HoldCo’s equityholders (including TopCo). Finally, in any structure, the discharge of Claims against TopCo will give rise to COD Income at TopCo.

77

It is currently anticipated that the Restructuring Transactions will comprise a taxable transfer of all of HoldCo’s assets to an entity treated as a corporation for U.S. federal income tax purposes newly formed by a nominee of the creditors (“NewCo,” and such structure, a “NewCo Structure”). A NewCo Structure could be accomplished in different ways; however, it is currently anticipated that the assets of HoldCo will be transferred to NewCo (or to a wholly owned subsidiary (“NewCo Sub”)) in exchange for stock of NewCo, warrants to purchase NewCo stock, loans issued by (or assumed by) NewCo (or NewCo Sub) and cash (together with an assumption of liabilities by NewCo or NewCo Sub), which consideration HoldCo would then distribute to Holders of Claims (or, with respect to TopCo Claims, to TopCo, which would then distribute such consideration to Holders of TopCo Claims) pursuant to or in connection with the Plan in the form of New Equity Interests, Warrants, the 1L Exit Facility and the 3L Exit Facility (a “NewCo Transaction”). In this transaction, while not free from doubt, the Debtors currently anticipate that any gain or loss recognized by the equity holders of HoldCo (including TopCo) will be determined based on the difference between (a) the Debtors’ tax basis in the assets transferred and (b) the greater of (x) the debt of HoldCo that is treated as “nonrecourse” debt for federal income tax purposes and (y) the fair market value of assets and amount of liabilities assumed by NewCo (or NewCo Sub) in connection with the transaction. Such gain or loss, in the aggregate, should generally be equal to the difference between the aggregate fair market value of the assets transferred or deemed transferred by HoldCo and HoldCo’s aggregate tax basis in such assets. NewCo should receive HoldCo’s assets with a tax basis equal to fair market value as of the Effective Date.

The following discussion generally assumes that the Plan is consummated by way of a NewCo Transaction as set forth above (including that NewCo shall be treated as a corporation, rather than a partnership, for U.S. federal income tax purposes). If a different structure is utilized, then a modified tax discussion will be filed as part of the Plan Supplement with respect to such modified structure.

THE STRUCTURE DESCRIBED ABOVE IS SUBJECT TO CHANGE IN ALL RESPECTS. IF AND TO THE EXTENT CHANGES ARE MADE TO THE STRUCTURE OF THE RESTRUCTURING TRANSACTIONS THAT AFFECTS THE U.S. FEDERAL INCOME TAX CONSEQUENCES DESCRIBED HEREIN, A SUPPLEMENTAL DISCLOSURE REFLECTING SUCH CHANGES WILL BE INCLUDED IN THE PLAN SUPPLEMENT.

2.	Cancellation of Debt and Tufts Gain

In general, absent an exception, a taxpayer will realize and recognize COD Income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the fair market value of any consideration given in satisfaction of such indebtedness at the time of the exchange.

78

A taxpayer will not, however, be required to include COD Income in gross income if the taxpayer is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding (the “Bankruptcy Exception”). Instead, as a consequence of such exclusion, a taxpayer-debtor must reduce its tax attributes by the amount of COD Income that it excluded from gross income pursuant to section 108 of the IRC. In general, tax attributes will be reduced in the following order: (a) net operating losses (“NOLs”); (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers;(e) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); (f) passive activity loss and credit carryovers; and (g) foreign tax credits. Alternatively, a debtor with COD Income may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the IRC.

Under section 108(d)(6) of the IRC, when an entity that is a flow-through entity (such as HoldCo) realizes COD Income, its partners (including, with respect to HoldCo, TopCo) are treated as receiving their allocable share of such COD Income and the Bankruptcy Exception (and related attribute reduction) are applied at the partner level rather than at the entity level.

Notwithstanding the foregoing, under certain circumstances the cancellation of indebtedness will not give rise to COD Income. In particular, if property that is subject to nonrecourse debt is turned over to the creditors in a foreclosure transaction (or is sold for less than the amount of the outstanding debt), the transaction is treated as though the property subject to such nonrecourse debt was sold for an amount equal to that of the outstanding nonrecourse debt (where any such gain is referred to as “Tufts Gain”). See Tufts v. Comm’r, 461 U.S. 300 (1983). Accordingly, a taxpayer who engages in such a transaction will realize taxable Tufts Gain equal to the difference of the amount of the outstanding nonrecourse debt (if such amount is greater than the amount that would otherwise be realized for federal income tax principles) and its adjusted tax basis in the property sold under section 1001 of the IRC, rather than COD Income. Additionally, the Bankruptcy Exception is not available with respect to Tufts Gain.

As noted above, in connection with the Restructuring Transactions, the Debtors expect to realize COD Income and/or Tufts Gain (and TopCo will realize COD Income in respect of certain of its own Claims). The exact amount of any COD Income and/or Tufts Gain that will be realized by the Debtors will not be determinable until the consummation of the Plan. Because the Plan provides, among other things, that the Holders of Allowed Priority Term Loan Claims will receive their pro rata share of the 1L Exit Facility, that the holders of Allowed Rollover Term Loan Claims will receive their pro rata share of the 3L Exit Facility, that Holders of Allowed Tranche B Term Loan Claims will receive 40% of the New Equity Interests (subject to dilution by the 1L Exit Facility Shares, the Warrants and the MIP) and their pro rata right to participate in the DIP-to-Exit Allocation Process, and that Holders of Allowed Convertible Notes Claims will receive 10% of the New Equity Interests (subject to dilution by the 1L Exit Facility Shares, the Warrants and the MIP) and their pro rata share of the Warrants, the amount of COD Income and/or Tufts Gain will depend, among other things, on the issue price of the 1L Exit Facility and 3L Exit Facility and the fair market value of the New Equity Interests and Warrants. These values cannot be known with certainty until after the Plan is consummated.

79

Because TopCo and HoldCo are expected to be wound down pursuant to the Restructuring Transactions, this disclosure does not discuss any implications with respect to any tax attributes of TopCo that may otherwise survive the implementation of the Plan.

C.	Certain U.S. Federal Income Tax Consequences of the Plan to U.S. Holders of Allowed Claims in Classes 3A-C and 4

The following discussion assumes that the Debtors will undertake the Restructuring Transactions currently contemplated by the Plan. U.S. Holders are urged to consult their tax advisors regarding the tax consequences of the Restructuring Transactions.

1.	Consequences to Holders of Allowed Priority Term Loan Claims (Class 3A)

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of their Claims, each Holder of an Allowed Priority Term Loan Claim will receive, on a dollar-for-dollar basis with respect to the Priority Term Loan giving rise to each Allowed Priority Term Loan Claim, if any, a 1L Exit Facility Loan.

If the Plan is implemented pursuant to a NewCo Transaction, then Holders of Allowed Priority Term Loan Claims are expected to be treated as receiving their distribution under the Plan in a taxable exchange under section 1001 of the IRC. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, each U.S. Holder should recognize gain or loss in an amount equal to the difference between (a) the issue price of the 1L Exit Facility Loan received and (b) such U.S. Holder’s adjusted basis, if any, in such Allowed Priority Term Loan Claim. The character of such gain or loss will be determined by a number of factors, including the tax status of the U.S. Holder, the rules regarding market discount and accrued but untaxed interest, whether the Claim constitutes a capital asset in the hands of the U.S. Holder, and whether and to what extent the U.S. Holder had previously claimed a bad-debt deduction with respect to its Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the U.S. Holder held its Claim for more than one year at the time of the exchange. Such U.S. Holder’s tax basis in the 1L Exit Facility Loan received should be equal to the issue price of such debt. Such U.S. Holder’s holding period in such consideration should begin on the day after the Effective Date.

2.	Consequences to Holders of Allowed Rollover Term Loan Claims (Class 3B)

Pursuant to and/or in connection with the Plan, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of their Claims, each Holder of an Allowed Rollover Term Loan Claim will receive (i) its pro rata right to participate in the DIP-to-Exit Allocation Process, and (ii) its pro rata share of the 3L Exit Facility. Participating Rollover Lenders who receive 3L Exit Facility Loans pursuant to the Plan shall be entitled to convert such 3L Exit Facility Loans, on a dollar-for-dollar basis, into 2L Exit Facility Loans at any time.

80

If the Plan is implemented pursuant to a NewCo Transaction, then Holders of Allowed Rollover Term Loan Claims are expected to be treated as receiving their distribution under the Plan in a taxable exchange under section 1001 of the IRC, subject to the discussion below regarding the exercise of the relevant rights to participate in the DIP-to-Exit Allocation Process. In addition, while not free from doubt, a conversion of 3L Exit Facility Loans into 2L Exit Facility Loans (whether in connection with the Plan or at a later time) is expected to be treated as a taxable exchange under section 1001 of the IRC because the 2L Exit Facility Loans will not constitute “securities” for U.S. federal income tax purposes. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, each U.S. Holder should recognize gain or loss in an amount equal to the difference between (a) the issue price of the 3L Exit Facility Loan (or, in the case of a conversion described above, 2L Exit Facility Loan) received and (b) such U.S. Holder’s adjusted basis, if any, in such Allowed Rollover Term Loan Claim (or, in the case of a conversion described above, 3L Exit Facility Loan exchanged therefor). The character of such gain or loss will be determined by a number of factors, including the tax status of the U.S. Holder, the rules regarding market discount and accrued but untaxed interest, whether the Claim constitutes a capital asset in the hands of the U.S. Holder, and whether and to what extent the U.S. Holder had previously claimed a bad-debt deduction with respect to its Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the U.S. Holder held its Claim for more than one year at the time of the exchange. Such U.S. Holder’s tax basis in the 2L Exit Facility Loan or 3L Exit Facility Loan received should be equal to the issue price of such debt. Such U.S. Holder’s holding period in such consideration should begin on the day after the Effective Date.

3.	Consequences to Holders of Allowed Tranche B Term Loan Claims (Class 3C)

Pursuant to and/or in the connection with the Plan, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of their Claims, each Holder of an Allowed Rollover Term Loan Claim will receive (i) its pro rata share of the New Equity Interests, and (ii) its pro rata right to participate in the DIP to Exit Allocation Process.

If the Plan is implemented pursuant to a NewCo Transaction, then Holders of Allowed Tranche B Term Loan Claims are expected to be treated as receiving their distribution under the Plan in a taxable exchange under section 1001 of the IRC, subject to the discussion below regarding the exercise of the relevant rights to participate in the DIP-to-Exit Allocation Process. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, each U.S. Holder should recognize gain or loss in an amount equal to the difference between (a) the fair market value of the New Equity Interests received and (b) such U.S. Holder’s adjusted basis, if any, in such Allowed Tranche B Term Loan Claim. The character of such gain or loss will be determined by a number of factors, including the tax status of the U.S. Holder, the rules regarding market discount and accrued but untaxed interest, whether the Claim constitutes a capital asset in the hands of the U.S. Holder, and whether and to what extent the U.S. Holder had previously claimed a bad-debt deduction with respect to its Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the U.S. Holder held its Claim for more than one year at the time of the exchange. Such U.S. Holder’s tax basis in the New Equity Interests received should be equal to their fair market value. Such U.S. Holder’s holding period in such consideration should begin on the day after the Effective Date.

81

4.	Consequences to Holders of Convertible Notes Claims (Class 4)

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of their Claims, each Holder of a Convertible Notes Claim will receive (i) its pro rata share of New Equity Interests, and (ii) its pro rata share of the Warrants.

If the Plan is implemented pursuant to a NewCo Transaction, then Holders of Convertible Notes Claims are expected to be treated as receiving their distribution under the Plan in a taxable exchange under section 1001 of the IRC. Other than with respect to any amounts received that are attributable to accrued but untaxed interest, each U.S. Holder should recognize gain or loss in an amount equal to the difference between (a) the fair market value of the New Equity Interests and Warrants received and (b) such U.S. Holder’s adjusted basis, it any, in such Convertible Notes Claim. The character of such gain or loss will be determined by a number of factors, including the tax status of the U.S. Holder, the rules regarding market discount and accrued but untaxed interest, whether the Claim constitutes a capital asset in the hands of the U.S. Holder, and whether and to what extent the U.S. Holder had previously claimed a bad-debt deduction with respect to its Claim. If recognized gain or loss is capital in nature, it generally would be long-term capital gain if the U.S. Holder held its Claim for more than one year at the time of the exchange. Such U.S. Holder’s tax basis in the New Equity Interests and Warrants received should be equal to their fair market value. Such U.S. Holder’s holding period in such consideration should begin on the day after the Effective Date.

5.	Issue Price and Original Issue Discount with Respect to the 1L Exit Facility Loan, the 2L Exit Facility Loan and the 3L Exit Facility Loan

As noted above, Holders of Allowed Priority Term Loan Claims will receive their pro rata share of the 1L Exit Facility and Holders of Allowed Rollover Term Loan Claims will receive their pro rata share of the 3L Exit Facility in partial satisfaction of their Claims, and Participating Rollover Lenders who receive 3L Exit Facility Loans pursuant to the Plan shall be entitled to convert such 3L Exit Facility Loans, on a dollar-for-dollar basis, into 2L Exit Facility Loans at any time. The amount of gain or loss recognized by U.S. Holders of such Claims will be determined, in part, by the issue price of a U.S. Holder’s pro rata share of the new debt received. The determination of “issue price” for purposes of this analysis will depend, in part, on whether the new debt is traded on an established market for U.S. federal income tax purposes. The issue price of a debt instrument that is traded on an established market (or that is issued for Claims against the Debtors that are so traded) would be the fair market value of such debt instrument (or the Claims so traded, if the new debt instrument is not traded) on the Effective Date as determined by such trading. The issue price of a debt instrument that is neither so traded nor issued for Claims so traded would be its stated principal amount (provided that the interest rate on the debt instrument exceeds the applicable federal rate published by the IRS). New debt instruments (or Claims against the Debtors) may be traded on an established market for these purposes even if no trades actually occur and there are merely firm or indicative quotes with respect to such new debt or Claims.

Whether Claims against the Debtors and/or the 1L Exit Facility Loan, the 2L Exit Facility Loan or the 3L Exit Facility Loan will be traded on an established market for these purposes cannot be predicted with certainty.

82

If Claims against the Debtors, the 1L Exit Facility Loan, the 2L Exit Facility Loan or the 3L Exit Facility Loan are treated as traded on an established market for these purposes, then, as a result, the issue price of the 1L Exit Facility Loan, the 2L Exit Facility Loan or the 3L Exit Facility Loan, as applicable, would likely not equal the stated redemption price at maturity and such debt instruments could be treated as issued with OID.

Where debt instruments are treated as being issued with OID, a U.S. Holder of such debt instrument will generally be required to include any OID in income over the term of such debt instrument in accordance with a constant yield-to-maturity method, regardless of whether the U.S. Holder is a cash or accrual method taxpayer, and regardless of whether and when such U.S. Holder received cash payments of interest on such debt instrument (other than cash attributable to qualified stated interest, which is includible in income in accordance with the U.S Holder’s normal method of tax accounting). Accordingly, a U.S. Holder could be treated as receiving income in advance of a corresponding receipt of cash. Any OID that a U.S. Holder includes in income will increase the tax basis of the U.S. Holder in its interest in such debt instrument. A U.S. Holder of an interest in such new debt instruments will not be separately taxable on any cash payments that have already been taxed under the OID rules, but will reduce its tax basis in the pro rata shares of such debt instruments by the amount of such payments. In general, interest (including OID) received or accrued by U.S. Holders should be treated as ordinary income.

6.	Accrued Interest

To the extent that any amount received by a U.S. Holder of a Claim under the Plan is attributable to accrued but untaxed interest on the debt instruments constituting the surrendered Claim, the receipt of such amount should be taxable to the U.S. Holder as ordinary interest income (to the extent not already taken into income by the U.S. Holder). Conversely, a U.S. Holder of a Claim may be able to recognize a deductible loss to the extent that any accrued interest on the debt instruments constituting such claim was previously included in the Holder’s gross income but was not paid in full by the Debtors.

If the fair market value of the consideration is not sufficient to fully satisfy all principal and interest on Allowed Claims, the extent to which such consideration will be attributable to accrued interest is unclear. Under the Plan, the aggregate consideration to be distributed to Holders of Allowed Claims in each Class will be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on these Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, and certain case law generally indicates that a final payment on a distressed debt instrument that is insufficient to repay outstanding principal and interest will be allocated to principal, rather than interest. Certain Treasury Regulations treat payments as allocated first to any accrued but unpaid interest. The IRS could take the position that the consideration received by the Holder should be allocated in some way other than as provided in the Plan. U.S. Holders of Claims are urged to consult their tax advisors regarding the proper allocation of the consideration received by them under the Plan.

83

7.	Market Discount

Under the “market discount” provisions of the IRC, some or all of any gain realized by a U.S. Holder of a Claim who exchanges the Claim for an amount on the Effective Date may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt instruments constituting the exchanged Claim. In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if its Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with original issue discount, its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition of an Allowed Claim (determined as described above) that was acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued).

8.	U.S. Federal Income Tax Consequences to U.S. Holders of Ownership and Disposition of the 1L Exit Facility Loan, the 2L Exit Facility Loan and the 3L Exit Facility Loan

(a)	Payments of Qualified Stated Interest

Payments or accruals of “qualified stated interest” (as defined below) on the 1L Exit Facility Loan, the 2L Exit Facility Loan or the 3L Exit Facility Loan will be taxable to a U.S. Holder as ordinary income at the time that such payments are accrued or are received in accordance with such Holder’s regular method of accounting for U.S. federal income tax purposes. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the 1L Exit Facility Loan, the 2L Exit Facility Loan or the 3L Exit Facility Loan, as applicable, at a single fixed rate of interest, or, subject to certain conditions, based on one or more interest indices.

(b)	Original Issue Discount

A debt instrument is treated as issued with OID for U.S. federal income tax purposes if its issue price is less than its stated redemption price at maturity by at least a de minimis amount.

84

The amount of OID (if any) on the 1L Exit Facility Loan, the 2L Exit Facility Loan or the 3L Exit Facility Loan will be the difference between the “stated redemption price at maturity” (the sum of all payments to be made on the debt instrument other than “qualified stated interest”) of the 1L Exit Facility Loan, the 2L Exit Facility Loan or the 3L Exit Facility Loan and the “issue price” (as discussed above) of the 1L Exit Facility Loan, the 2L Exit Facility Loan or the 3L Exit Facility Loan, as applicable. A U.S. Holder (whether a cash or accrual method taxpayer) generally will be required to include the OID in gross income (as ordinary income) as the OID accrues (on a constant yield to maturity basis), in advance of the Holder’s receipt of cash payments attributable to this OID. In general, the amount of OID includible in the gross income of a U.S. Holder will be equal to a ratable amount of OID with respect to the note for each day in an accrual period during the taxable year or portion of the taxable year on which a U.S. Holder held the note. An accrual period may be of any length and the accrual periods may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (i) the product of the note’s adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of a compounding assumption that reflects the length of the accrual period over (ii) the sum of the qualified stated interest payments on the notes allocable to the accrual period. The adjusted issue price of a note at the beginning of any accrual period generally equals the issue price of the note increased by the amount of all previously accrued OID and decreased by any cash payments previously made on the note other than payments of qualified stated interest. The rules regarding OID are complex. You are urged to consult your tax advisors regarding the consequences of OID, including the amount of OID that you would include in gross income for a taxable year.

(c)	Sale, Taxable Exchange or other Taxable Disposition

Upon the disposition of the 1L Exit Facility Loan, the 2L Exit Facility Loan or the 3L Exit Facility Loan by sale, exchange, retirement, redemption or other taxable disposition, a U.S. Holder will generally recognize gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest, which will be taxed as ordinary interest income to the extent not previously so taxed) and (ii) the U.S. Holder’s adjusted tax basis in the 1L Exit Facility Loan, the 2L Exit Facility Loan or the 3L Exit Facility Loan, as applicable. A U.S. Holder’s adjusted tax basis will generally be equal to the holder’s initial tax basis in the 1L Exit Facility Loan, the 2L Exit Facility Loan or the 3L Exit Facility Loan, as applicable, increased by any accrued OID previously included in such holder’s gross income. A U.S. Holder’s gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held such the 1L Exit Facility Loan, the 2L Exit Facility Loan or the 3L Exit Facility Loan, as applicable, for longer than one year. Non-corporate taxpayers are generally subject to a reduced federal income tax rate on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

9.	U.S. Federal Income Tax Consequences to U.S. Holders of Owning and Disposing of New Equity Interests, and Warrants

(a)	Dividends on New Equity Interests

Any distributions made on account of the New Equity Interests will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of NewCo as determined under U.S. federal income tax principles. “Qualified dividend income” received by an individual U.S. Holder is subject to preferential tax rates. To the extent that a U.S. Holder receives distributions that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. Holder’s basis in its New Equity Interests. Any such distributions in excess of the U.S. Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain.

85

Subject to applicable limitations, distributions treated as dividends paid to U.S. Holders that are corporations generally will be eligible for the dividends-received deduction. However, the dividends-received deduction is only available if certain holding period requirements are satisfied. The length of time that a shareholder has held its stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed.

(b)	Sale, Redemption, or Repurchase of New Equity Interests and Warrants

Unless a non-recognition provision applies, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, or other taxable disposition of the New Equity Interests or Warrants. Such capital gain will be long-term capital gain if at the time of the sale, exchange, retirement, or other taxable disposition, the U.S. Holder has held the New Equity Interests or Warrants, as applicable, for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations as described above.

(c)	Exercise or Lapse of a Warrant

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of NewCo stock upon exercise of a Warrant for cash. The U.S. holder’s basis in the share of NewCo stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial basis in the Warrant and the exercise price. It is unclear whether the U.S. holder’s holding period for the NewCo stock received upon exercise of the Warrants will begin on the date following the date of exercise or on the date of exercise of the Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Warrants. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such Holder’s basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the NewCo stock received generally should equal the U.S. Holder’s basis in the Warrant exercised therefor. If the cashless exercise were treated as not being a gain realization event (and not a recapitalization), it is unclear whether a U.S. Holder’s holding period in the NewCo stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the NewCo stock would include the holding period of the Warrant exercised therefor. It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered Warrants with an aggregate fair market value equal to the exercise price for the total number of Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. Holder’s adjusted tax basis in such Warrants. In this case, a U.S. Holder’s basis in the NewCo stock received would equal the sum of the U.S. Holder’s basis in the Warrants exercised and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for the NewCo stock would commence on the date following the date of exercise or on the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant.

86

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of NewCo stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

(d)	Possible Constructive Distributions

The terms of each Warrant are expected to provide for an adjustment to the number of shares of NewCo stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from NewCo if, for example, the adjustment to the number of such shares or to such exercise price increases the U.S. Holders’ proportionate interest in NewCo’s assets or earnings and profits (e.g., through an increase in the number of shares of NewCo stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of NewCo stock, or as a result of the issuance of a stock dividend to holders of shares of NewCo stock. Such constructive distribution would be subject to tax in the same manner as if the U.S. Holders of the Warrants received a cash distribution from NewCo equal to the fair market value of such increased interest resulting from the adjustment. Generally, a U.S. Holder’s adjusted tax basis in its Warrant would be increased to the extent any such constructive distribution is treated as a dividend.

10.	Limitations on Use of Capital Losses

A U.S. Holder of an Allowed Claim who recognizes capital losses as a result of the distributions under the Plan will be subject to limits on their use of capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains (without regard to holding periods) plus ordinary income to the extent of the lesser of (a) $3,000 ($1,500 for married individuals filing separate returns) or (b) the excess of the capital losses over the capital gains. A non-corporate U.S. Holder may carry over unused capital losses and apply them to capital gains and a portion of their ordinary income for an unlimited number of years. For corporate U.S. Holders, losses from the sale or exchange of capital assets may only be used to offset capital gains. A corporate U.S. Holder who has more capital losses than can be used in a tax year may be allowed to carry over the excess capital losses for use in succeeding tax years. Corporate U.S. Holders may only carry over unused capital losses for the five years following the capital loss year, but are allowed to carry back unused capital losses to the three years preceding the capital loss year.

87

11.	Medicare Tax

Certain U.S. Holders that are individuals, estates, or trusts are required to pay an additional 3.8% tax on, among other things, interest, dividends, and gains from the sale or other disposition of capital assets. U.S. holders that are individuals, estates, or trusts are urged to consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of stock.

12.	Ownership, Exercise, and Disposition of Rights to Participate in the DIP-to-Exit Allocation Process

As noted above, Holders of Allowed Rollover Term Loan Claims and Tranche B Term Loan Claims will receive the right to participate in the DIP-to-Exit Allocation Process. The characterization of such rights and their subsequent exercise for U.S. federal income tax purposes—as simply the receipt of options as partial satisfaction of a Claim and subsequent exercise of that option to acquire the property that is subject to such rights or, alternatively, as an integrated transaction pursuant to which the applicable property which is subject to the option rights is acquired directly in partial satisfaction of a U.S. Holder’s Claim—is uncertain. Although the issue is not free from doubt, this discussion assumes that the exchange of a Claim for such rights (along with the other consideration under or in connection with the Plan) is a separately identifiable step from the receipt of Exit Facility 1L Loans and New Equity Interests pursuant to the exercise of such rights. That is the position the Debtors intend to take with respect to such rights for any relevant reporting purpose. U.S. Holders of Claims are urged to consult their tax advisors regarding the appropriate treatment of the right to participate in the DIP-to-Exit Allocation Process.

Assuming the treatment stated above is respected, a U.S. Holder that elects to exercise its right to participate in the DIP-to-Exit Allocation Process should be treated as purchasing, in exchange for such right and the amount of cash funded by such U.S. Holder to exercise such right, the Exit Facility 1L Loans and New Equity Interests that it is entitled to with respect thereto. Such a purchase should generally be treated as the exercise of an option under general tax principles, and such U.S. Holder should not recognize income, gain, or loss for U.S. federal income tax purposes when it exercises such rights. A U.S. Holder’s holding period for the Exit Facility 1L Loans and New Equity Interests received pursuant to such exercise should begin on the day following the exercise date. A U.S. Holder should obtain an aggregate tax basis in such Exit Facility 1L Loans and New Equity Interests equal to the sum of (i) such U.S. Holder’s tax basis in the rights exercised and (ii) the cash funded by such U.S. Holder to exercise such rights, which aggregate tax basis should be allocated among the Exit Facility 1L Loans and New Equity Interests based on their relative fair market values.

A U.S. Holder that elects not to exercise its right to participate in the DIP-to-Exit Allocation Process may be entitled to claim a (likely short-term capital) loss equal to the amount of tax basis allocated to such rights, subject to any limitation on such U.S. Holder’s ability to utilize capital losses. U.S. Holders electing not to exercise their right to participate in the DIP-to-Exit Allocation Process are urged to consult with their tax advisors as to the tax consequences of such decision.

88

D.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Claims

The following discussion assumes that the Debtors will undertake the Restructuring Transactions currently contemplated by the Plan and includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Holders. This discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to Non-U.S. Holders are complex. Each Non-U.S. Holder is urged to consult its tax advisor regarding the U.S. federal, state, local, non-U.S., and non-income tax consequences of the consummation of the Plan to such Non-U.S. Holder and the ownership and disposition of the 1L Exit Facility Loan, the 2L Exit Facility Loan, the 3L Exit Facility Loan, the New Equity Interests, and the Warrants.

1.	Gain Recognition

Any gain realized by a Non-U.S. Holder on the exchange of its Claim (or, in the case of Participating Rollover Lenders who receive 3L Exit Facility Loans pursuant to the Plan, converting such 3L Exit Facility Loans into 2L Exit Facility Loans) generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the Restructuring Transactions occur and certain other conditions are met or (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange if such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States in the same manner as a U.S. Holder (except that the Medicare tax would generally not apply). In order to claim an exemption from withholding tax, such Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates). In addition, if such a Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

2.	U.S. Federal Income Tax Consequences to Non-U.S. Holders of Payments of Interest and of Owning and Disposing of the 1L Exit Facility Loan, the 2L Exit Facility Loan, and the 3L Exit Facility Loan

(a)	Payments of Interest (Including Interest Attributable to Accrued, Untaxed Interest)

Subject to the discussion of backup withholding and FATCA below, interest income (which, for purposes of this discussion of Non-U.S. Holders, includes OID and accrued but untaxed interest, including in each case any such amounts paid to a Non-U.S. Holder under the Plan) of a Non-U.S. Holder that is not effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder will qualify for the so-called “portfolio interest exemption” and, therefore, will not be subject to U.S. federal income tax or withholding, provided that:

•	the Non-U.S. Holder does not own, actually or constructively, a 10% or greater interest in Reorganized Debtors (or, in the case of interest received pursuant to the Plan, Debtors) within the meaning of Section 871(h)(3) of the IRC and Treasury Regulations thereunder;

89

•	the Non-U.S. Holder is not a controlled foreign corporation related to Reorganized Debtors (or, in the case of interest received pursuant to the Plan, Debtors), actually or constructively through the ownership rules under Section 864(d)(4) of the IRC;

•	the Non-U.S. Holder is not a bank that is receiving the interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the beneficial owner gives Reorganized Debtors (or, as applicable, Debtors) or Reorganized Debtors’ (or, as applicable, Debtors’) paying agent an appropriate IRS Form W-8 (or suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed establishing its status as a Non-U.S. Holder.

If not all of these conditions are met, interest on the 1L Exit Facility Loan, the 2L Exit Facility Loan, or the 3L Exit Facility Loan paid to a Non-U.S. Holder or interest paid to a Non- U.S. Holder pursuant to the Plan that is not effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder will generally be subject to U.S. federal income tax and withholding at a 30% rate, unless an applicable income tax treaty reduces or eliminates such withholding and the Non-U.S. Holder claims the benefit of that treaty by providing an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed.

If interest on the 1L Exit Facility Loan, the 2L Exit Facility Loan, or the 3L Exit Facility Loan or interest paid to a Non-U.S. Holder pursuant to the Plan is effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder (“ECI”), the Non-U.S. Holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. Holder (and the 30% withholding tax described above will not apply, provided the appropriate statement is provided to the Reorganized Debtors (or, with respect to interest received pursuant to the Plan, Debtors) or Reorganized Debtors’ (or, as applicable, Debtors’) paying agent) unless an applicable income tax treaty provides otherwise. To claim an exemption from withholding, such non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or suitable substitute or successor form or such other form as the IRS may prescribe). If a Non-U.S. Holder is eligible for the benefits of any income tax treaty between the United States and its country of residence, any interest income that is ECI will be subject to U.S. federal income tax in the manner specified by the treaty if the Non-U.S. Holder claims the benefit of the treaty by providing an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed. In addition, a corporate Non-U.S. Holder may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or, if applicable, a lower treaty rate, on its effectively connected earnings and profits attributable to such interest (subject to adjustments).

90

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and, as applicable, must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

(b)	Sale, Taxable Exchange, or Other Disposition of the 1L Exit Facility Loan, the 2L Exit Facility Loan, and the 3L Exit Facility Loan.

A Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized on a sale, exchange, retirement, redemption or other taxable disposition of the 1L Exit Facility Loan, the 2L Exit Facility Loan, or the 3L Exit Facility Loan (other than any amount representing accrued but unpaid interest on the loan) unless:

•	the gain is ECI (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that such Non-U.S. Holder maintains); or

•	in the case of a Non-U.S. Holder who is a nonresident alien individual, such Holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

If a Non-U.S. Holder falls under the first of these exceptions, unless an applicable income tax treaty provides otherwise, the Non-U.S. Holder will generally be taxed on the net gain derived from the disposition of the 1L Exit Facility Loan, the 2L Exit Facility Loan, or the 3L Exit Facility Loan, as applicable, under the graduated U.S. federal income tax rates that are applicable to U.S. Holders and, if the Non-U.S. Holder is a foreign corporation, it may also be subject to the branch profits tax described above. To claim an exemption from withholding, such non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or suitable substitute or successor form or such other form as the IRS may prescribe). If an individual Non-U.S. Holder falls under the second of these exceptions, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless a lower applicable treaty rate applies) on the amount by which the gain derived from the disposition exceeds such Holder’s capital losses allocable to sources within the United States for the taxable year of the sale.

91

3.	U.S. Federal Income Tax Consequences to Non-U.S. Holders of Owning and Disposing of New Equity Interests, and Warrants

(a)	Dividends on New Equity Interests

Any distributions made with respect to New Equity Interests will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of NewCo, as determined under U.S. federal income tax principles. Except as described below, dividends paid with respect to New Equity Interests held by a Non-U.S. Holder that are not effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty). A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or W- 8BEN-E, as applicable (or such successor form as the IRS designates), upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to New Equity Interests held by a Non-U.S. Holder that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).

(b)	Sale, Redemption, or Repurchase of New Equity Interests or Warrants

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a cash redemption) of New Equity Interests, or Warrants unless: (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the United States; (ii) such gain is effectively connected with such Non-U.S. Holder’s conduct of a U.S trade or business (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or (iii) NewCo is or has been during a specified testing period a “U.S. real property holding corporation” (a “USRPHC”) under the FIRPTA rules (as defined and discussed below).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of New Equity Interests. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty). The FIRPTA rules are discussed in greater detail below.

92

(c)	Exercise or Lapse of a Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Warrant, or the lapse of a Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Warrant by a U.S. Holder, as described above, though although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above with respect to the sale or other taxable disposition of a Warrant by a Non-U.S. Holder.

(d)	Possible Constructive Distributions

The terms of each Warrant are expected to provide for an adjustment to the number of shares of NewCo stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events. The character of such an adjustment generally will correspond to the U.S. federal income tax characterization of such an adjustment for U.S. Holders as described above, and the consequences of a taxable adjustment to a Non-U.S. Holder generally will be as described above with respect to distributions made with respect to New Equity Interests.

Under Treasury Regulations issued pursuant to section 871(m) of the IRC, withholding at a rate of 30 percent (subject to certain treaty considerations) would apply to certain “dividend equivalent” payments made or deemed made to Non-U.S. Holders in respect of financial instruments that reference U.S. stocks. The Treasury Regulations promulgated under section 871(m) of the IRC do not apply to a payment to the extent that the payment is already treated as a deemed dividend under the rules described above, and therefore generally would not apply in respect of adjustments to the conversion rate of the Warrants. However, because the rules under section 871(m) of the IRC are complex, it is possible that they will apply in certain circumstances in which the deemed dividend rules described above do not apply, in which case the rules under section 871(m) of the IRC might require withholding at a different time or amount than the deemed dividend. Importantly, in Notice 2020-2, the IRS extended certain transition relief that makes section 871(m) of the IRC inapplicable to instruments that are not so-called “delta one” instruments.

4.	FIRPTA

Under the Foreign Investment in Real Property Tax Act (“FIRPTA”), gain on the disposition of certain investments in U.S. real property is subject to U.S. federal income tax in the hands of Non-U.S. Holders and treated as ECI that is subject to U.S. federal net income tax even if a Non-U.S. Holder is not otherwise engaged in a U.S. trade or business.

With respect to New Equity Interests, rules with respect to USRPHCs may apply. In general, a corporation is a USRPHC if the fair market value of the corporation’s U.S. real property interests (as defined in the IRC and applicable Treasury Regulations) equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (applying certain look-through rules to evaluate the assets of subsidiaries) at any time within the shorter of the 5-year period ending on the effective time of the applicable disposition or the period of time the Non-U.S. Holder held such interest. The Debtors have not performed an analysis to determine whether NewCo will constitute a USRPHC. Taxable gain from the disposition of an interest in a USRPHC (generally equal to the difference between the amount realized and such Non-U.S. Holder’s adjusted tax basis in such interest) will constitute ECI. Further, the buyer of the New Equity Interests, may be required to withhold a tax equal to 15% of the amount realized on the sale. The amount of any such withholding would be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the Non-U.S. Holder properly and timely files a tax return with the IRS. However, in the event the New Equity Interests are “regularly traded on an established securities market” within the meaning of FIRPTA, the withholding obligation described above would not apply, even if a Non-U.S. Holder is subject to the substantive FIRPTA tax.

93

Under the FIRPTA rules, if the stock of a USRPHC is regularly traded on an established securities market, a person that holds 5% or less of such stock will not be subject to substantive FIRPTA taxation or FIRPTA withholding upon a disposition of its shares, and FIRPTA withholding upon dispositions will generally be inapplicable other than in the case of certain distributions and redemptions by the issuer. Whether and when the New Equity Interests will be considered regularly traded on an established securities market will depend, in part, on whether a market develops in such equity, and cannot currently be determined.

The FIRPTA provisions will also not apply if, at the time of a disposition, the corporation does not directly or indirectly hold any United States real property interests (“USRPIs”) and it had directly or indirectly disposed of all of the USRPIs it directly or indirectly owned in one or more fully taxable transactions.

None of the Debtors currently anticipates that it is, and the Debtors do not anticipate that any of the Reorganized Debtors will be, a USRPHC. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether any of the Debtors is or any of the Reorganized Debtors will be a USRPHC now or at any future time.

5.	FATCA

Under legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding at a rate of 30% on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S. source payments of fixed or determinable, annual or periodical income, and, subject to the paragraph immediately below, also include gross proceeds from the sale of any property of a type which can produce U.S. source interest or dividends. FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding.

FATCA withholding rules were previously scheduled to take effect on January 1, 2019, that would have applied to payments of gross proceeds from the sale or other disposition of property of a type that can produce U.S. source interest or dividends. However, such withholding has effectively been suspended under proposed Treasury Regulations that may be relied on until final regulations become effective. Nonetheless, there can be no assurance that a similar rule will not go into effect in the future. Each Non-U.S. Holder is urged to consult its tax advisor regarding the possible impact of FATCA withholding rules on such Non-U.S. Holder.

94

6.	Information Reporting and Back-Up Withholding

The Debtors and applicable withholding agents will withhold all amounts required by law to be withheld from payments of interest and dividends, whether in connection with distributions under the Plan or in connection with payments made on account of consideration received pursuant to the Plan, and will comply with all applicable information reporting requirements. The IRS may make the information returns reporting such interest and dividends and withholding available to the tax authorities in the country in which a Non-U.S. Holder is resident. In general, information reporting requirements may apply to distributions or payments under the Plan. Additionally, under the backup withholding rules, a Holder may be subject to backup withholding (currently at a rate of 24%) with respect to distributions or payments made pursuant to the Plan unless that Holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) timely provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding generally in the form of a properly executed IRS Form W-9 for a U.S. Holder, and, for a Non-U.S. Holder, in the form of a properly executed applicable IRS Form W-8 (or otherwise establishes such Non-U.S. Holder’s eligibility for an exemption). Backup withholding is not an additional tax but is, instead, an advance payment that may be refunded to the extent it results in an overpayment of tax; provided that the required information is timely provided to the IRS.

In addition, from an information reporting perspective, Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders subject to the Plan are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

XIII.	RECOMMENDATION

In the opinion of the Debtors, the Plan is preferable to all other available alternatives and provides for a larger distribution to the Debtors’ creditors than would otherwise result in any other scenario. Accordingly, the Debtors recommend that Holders of Claims entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.

95

Dated: May 24, 2023	Qualtek Services Inc. on behalf of itself and all other Debtors /s/ Cari Turner
Cari Turner
Chief Restructuring Officer QualTek Services Inc.

Exhibit A

Plan of Reorganization

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

)
In re:	) Chapter 11
)
QUALTEK SERVICES INC., et al.,[1]	) Case No. 23-90584 (CML)
)
Debtors.	) (Joint Administration Requested)
)

DEBTORS’ JOINT PLAN OF REORGANIZATION

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

Matthew D. Cavenaugh (TX Bar No. 24062656)		Joshua A. Sussberg, P.C. (admission pro hac vice pending)
Genevieve M. Graham (TX Bar No. 24085340)		Christopher T. Greco, P.C. (admission pro hac vice pending)
Emily Meraia (TX Bar No. 24129307)		KIRKLAND & ELLIS LLP
JACKSON WALKER LLP		KIRKLAND & ELLIS INTERNATIONAL LLP
1401 McKinney Street, Suite 1900		601 Lexington Avenue
Houston, TX 77010		New York, New York 10022
Telephone:	(713) 752-4200	Telephone:	(212) 446-4800
Facsimile:	(713) 752-4221	Facsimile:	(212) 446-4900
Email:	####	Email:	####
	####		####

-and-

Proposed Co-Counsel to the Debtors and Debtors in Possession		Jaimie Fedell (admission pro hac vice pending)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle Street
Chicago, Illinois 60654
		Telephone:	(312) 862-2000
		Facsimile:	(312) 862-2200
		Email:	####
Proposed Co-Counsel to the Debtors and Debtors in Possession

[1]	A complete list of each of the Debtors in these Chapter 11 Cases may be obtained on the website of the Debtors’ proposed Claims and Noticing Agent at https://dm.epiq11.com/QualTek. The location of Debtors’ principal place of business and the Debtors’ service address in these Chapter 11 Cases is 475 Sentry Parkway E, Suite 200, Blue Bell, Pennsylvania 19422.

i

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	17
C.	Computation of Time	17
D.	Governing Law	17
E.	Reference to Monetary Figures	18
F.	Reference to the Debtors or the Reorganized Debtors	18
G.	Controlling Document	18
H.	Consultation, Information, Notice, and Consent Rights	18

ARTICLE II. ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS, AND RESTRUCTURING EXPENSES		18
A.	Administrative Claims	18
B.	ABL DIP Claims	19
C.	Term Loan DIP Claims	19
D.	Professional Fee Claims	20
E.	Priority Tax Claims	20
F.	Payment of Restructuring Expenses	20

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		21
A.	Classification of Claims and Interests	21
B.	Treatment of Claims and Interests	22
C.	Special Provision Governing Unimpaired Claims	26
D.	Elimination of Vacant Classes	26
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes	26
F.	Intercompany Interests	26
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	26
H.	Controversy Concerning Impairment	26
I.	Subordinated Claims	27

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		27
A.	General Settlement of Claims and Interests	27
B.	Restructuring Transactions	27
C.	Cancellation of Existing Agreements and Interests	28
D.	Section 1146 Exemption	28
E.	Reorganized Debtors	29
F.	Sources of Consideration for Plan Distributions	29
G.	Corporate Existence	33
H.	Vesting of Assets in the Reorganized Debtors	33
I.	Corporate Action	33
J.	New Organizational Documents	34
K.	Directors and Officers of the Reorganized Debtors	34
L.	Management Incentive Plan	34
M.	Effectuating Documents; Further Transactions	34
N.	Certain Securities Law Matters	35
O.	Employment Obligations	35
P.	Preservation of Causes of Action	35
Q.	Private Company	36
R.	Tax Matters	36
S.	Director and Officer Liability Insurance	36

ii

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		36
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	36
B.	Indemnification Obligations	37
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	38
D.	Insurance Policies	38
E.	Reservation of Rights	38
F.	Nonoccurrence of Plan Effective Date	39
G.	Contracts and Leases Entered Into After the Petition Date	39

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		39
A.	Timing and Calculation of Amounts to Be Distributed	39
B.	Disbursing Agent	40
C.	Rights and Powers of Disbursing Agent	40
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	40
E.	Manner of Payment	41
F.	Compliance with Tax Requirements	41
G.	Allocations	41
H.	No Postpetition Interest on Claims	41
I.	Foreign Currency Exchange Rate	41
J.	Setoffs and Recoupment	42
K.	Claims Paid or Payable by Third Parties	42

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		43
A.	Disputed Claims Process	43
B.	Allowance of Claims	43
C.	Claims Administration Responsibilities	43
D.	Adjustment to Claims or Interests without Objection	44
E.	Disallowance of Claims or Interests	44

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		44
A.	Discharge of Claims and Termination of Interests	44
B.	Release of Liens	45
C.	Releases by the Debtors	45
D.	Releases by Holders of Claims and Interests	46
E.	Exculpation	47
F.	Injunction	48
G.	Protections Against Discriminatory Treatment	48
H.	Document Retention	49
I.	Reimbursement or Contribution	49

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		49
A.	Conditions Precedent to the Plan Effective Date	49
B.	Waiver of Conditions	50
C.	Effect of Failure of Conditions	50

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		50
A.	Modification and Amendments	50
B.	Effect of Confirmation on Modifications	50
C.	Revocation or Withdrawal of Plan	51

ARTICLE XI. RETENTION OF JURISDICTION		51

ARTICLE XII. MISCELLANEOUS PROVISIONS		53
A.	Immediate Binding Effect	53
B.	Additional Documents	53

iii

C.	Payment of Statutory Fees	53
D.	Statutory Committee and Cessation of Fee and Expense Payment	53
E.	Reservation of Rights	53
F.	Successors and Assigns	53
G.	Notices	54
H.	Entire Agreement	55
I.	Plan Supplement	55
J.	Nonseverability of Plan Provisions	55
K.	Votes Solicited in Good Faith	56
L.	Closing of Chapter 11 Cases	56
M.	Waiver or Estoppel	56

iv

INTRODUCTION

The Debtors propose this Plan for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in Article I.A of this Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Holders of Claims against or Interests in the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of this Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1.            “1L Exit Facility” means that certain first lien term loan facility to be issued by the Reorganized Debtors on the Plan Effective Date in accordance with the 1L Exit Facility Documents.

2            “1L Exit Facility Agent” means the agent under the 1L Exit Facility.

3.            “1L Exit Facility Credit Agreement” means that certain credit agreement governing the 1L Exit Facility, which shall be consistent in all material respects with the 1L Exit Facility Term Sheet.

4.            “1L Exit Facility Documents” means the 1L Exit Facility Credit Agreement, the 1L Exit Facility Term Sheet, the Intercreditor Agreement, and any other documentation necessary or appropriate to effectuate the incurrence of the 1L Exit Facility.

5.             “1L Exit Facility Lenders” means the Holders of 1L Exit Facility Loans on the Plan Effective Date.

6.            “1L Exit Facility Loans” means the term loans provided under the 1L Exit Facility on the terms and conditions set forth in the 1L Exit Facility Credit Agreement, including (a) the term loans to be distributed on the Plan Effective Date on account of the Term Loan DIP Claims and the Priority Term Loan Claims and (b) the New Money 1L Exit Term Loans.

7.            “1L Exit Facility Term Sheet” means that certain term sheet with respect to the 1L Exit Facility attached to the Restructuring Support Agreement as Exhibit D.

8.            “2L Exit Facility” means that certain second lien term loan facility to be issued by the Reorganized Debtors on the Plan Effective Date in accordance with the 2L Exit Facility Documents.

9.            “2L Exit Facility Agent” means the agent under the 2L Exit Facility.

10.          “2L Exit Facility Credit Agreement” means that certain credit agreement governing the 2L Exit Facility, which shall be consistent in all material respects with the 2L Exit Facility Term Sheet.

1

11.            “2L Exit Facility Documents” means the 2L Exit Facility Credit Agreement, the 2L Exit Facility Term Sheet, the Intercreditor Agreement, and any other documentation necessary or appropriate to effectuate the incurrence of the 2L Exit Facility.

12.            “2L Exit Facility Loans” means the loans under the 2L Exit Facility.

13.            “2L Exit Facility Term Sheet” means that certain term sheet with respect to the 2L Exit Facility attached to the Restructuring Support Agreement as Exhibit E.

14.            “3L Exit Facility” means that certain third lien convertible term loan facility to be issued by the Reorganized Debtors on the Plan Effective Date in accordance with the 3L Exit Facility Documents.

15.            “3L Exit Facility Agent” means the agent under the 3L Exit Facility.

16.            “3L Exit Facility Credit Agreement” means the credit agreement governing the 3L Exit Facility, which shall be consistent in all material respects with the 3L Exit Facility Term Sheet.

17.            “3L Exit Facility Documents” means the 3L Exit Facility Credit Agreement, the 3L Exit Facility Term Sheet, the Intercreditor Agreement, and any other documentation necessary or appropriate to effectuate the incurrence of the 3L Exit Facility.

18.            “3L Exit Facility Loans” means the loans under the 3L Exit Facility.

19.            “3L Exit Facility Lenders” means the Holders of 3L Exit Facility Loans on the Plan Effective Date, excluding any Holders of 3L Exit Facility Loans that convert the entirety of their 3L Exit Facility Loans into 2L Exit Facility Loans on the Plan Effective Date by exercising their Conversion Rights.

20.            “3L Exit Facility Term Sheet” means that certain term sheet with respect to the 3L Exit Facility attached to the Restructuring Support Agreement as Exhibit F.

21.            “ABL Agent” means PNC Bank, National Association, or any assign or successor thereto, as administrative agent and collateral agent under the ABL Credit Agreement.

22.             “ABL Claims” means Claims arising on account of the ABL Facility.

23.            “ABL Credit Agreement” means that certain ABL Credit and Guaranty Agreement, dated as of July 18, 2018, by and among the Prepetition Borrower, the Prepetition Guarantors, the ABL Agent, and the ABL Lenders, as amended, modified, or supplemented from time to time.

24.            “ABL DIP Agent” means PNC Bank, National Association, or any assign or successor thereto, in its capacity as administrative agent under the ABL DIP Credit Agreement.

25.            “ABL DIP Claims” means any Claim arising on account of ABL DIP Loans under the ABL DIP Credit Agreement, including any and all accrued but unpaid interest, fees, costs, and expenses.

26.            “ABL DIP Credit Agreement” means the credit agreement governing the ABL DIP Facility, which is attached to the Restructuring Support Agreement and as approved by the DIP Orders.

27.            “ABL DIP Documents” means the ABL DIP Credit Agreement and any other documentation necessary or appropriate to effectuate the incurrence of the ABL DIP Facility.

28.            “ABL DIP Facility” means the new superpriority, asset-based, senior secured, debtor in possession revolving credit facility to be issued by the Reorganized Debtors in accordance with the ABL DIP Documents.

29.            “ABL DIP Lenders” means the lenders from time to time party to the ABL DIP Credit Agreement.

2

30.            “ABL DIP Loans” means the loans under the ABL DIP Facility, including the ABL Roll-Up DIP Loans.

31.            “ABL Exit Facility” means that certain new, asset-backed loan facility to be issued by the Reorganized Debtors on the Plan Effective Date in accordance with the ABL Exit Facility Documents.

32.            “ABL Exit Facility Agent” means PNC Bank, National Association, or any successor thereto, in its capacity as administrative agent under the ABL Exit Facility Credit Agreement.

33.            “ABL Exit Facility Credit Agreement” means the credit agreement governing the ABL Exit Facility, which shall be consistent in all material respects with the ABL Exit Facility Term Sheet.

34.            “ABL Exit Facility Documents” means the ABL Exit Facility Credit Agreement, the ABL Exit Facility Term Sheet, the Intercreditor Agreement, and any other documentation necessary or appropriate to effectuate the incurrence of the ABL Exit Facility.

35.            “ABL Exit Facility Lenders” means the lenders from time to time party to the ABL Exit Facility Credit Agreement.

36.            “ABL Exit Facility Loans” means the loans under the ABL Exit Facility.

37.            “ABL Exit Facility Term Sheet” has the meaning set forth in the Restructuring Support Agreement.

38.            “ABL Facility” means the asset-based loan facility arising under the ABL Credit Agreement.

39.            “ABL Lenders” means the lenders from time to time party to the ABL Credit Agreement.

40.            “ABL Released Parties” means, each of, and in each case in its capacity as such: (a) the ABL Agent, (b) each ABL Lender, (c) the ABL DIP Agent, (d) each ABL DIP Lender, (e) the ABL Exit Facility Agent, (f) each ABL Exit Facility Lender, (g) any issuer of letters of credit under the ABL Credit Agreement, ABL DIP Credit Agreement, or ABL Exit Facility Credit Agreement, (h) each current and former Affiliate of each Entity in clauses (a) through (g) and the following clause (i), and (i) each Related Party of each Entity in clauses (a) through (g) and this clause (i).

41.            “ABL Releasing Parties” means, each of, and in each case solely in its capacity as such: (a) the ABL Agent, (b) the ABL Lenders, (c) the ABL DIP Agent, (d) the ABL DIP Lenders, and (e) any issuer of letters of credit under the ABL Credit Agreement or ABL DIP Credit Agreement. For the avoidance of doubt, the ABL Releasing Parties are engaged in a wide range of financial services and businesses. Accordingly, each ABL Releasing Party shall be bound under the Plan only in such ABL Releasing Party’s capacity set forth in the foregoing clauses (a) through (e). The obligations of the ABL Releasing Parties set forth in this Plan shall only apply to such ABL Releasing Party in such capacity and shall not apply to the ABL Releasing Parties in any other capacity.

42.            “ABL Roll-Up DIP Loans” means the ABL Claims rolled-up into ABL DIP Loans pursuant to the ABL DIP Documents and the DIP Orders.

43.            “Accordion” means Accordion Partners, LLC.

44.            “Administrative Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims in the Chapter 11 Cases; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.

45.            “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if the reference Entity was a debtor in a case under the Bankruptcy Code.

3

46.            “Agent/Trustee” means the DIP Agents, the Exit Agents, the Prepetition Agents, and the Convertible Notes Trustee.

47.            “Allowed” means, as to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (a) there is no requirement to File a Proof of Claim (or move the Court for allowance) to be an Allowed Claim under the Plan, and (b) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable nonbankruptcy law.

48.            “Backstop Commitment” means, with respect to a given Backstop Party, such Backstop Party’s commitments under the DIP-to-Exit Commitment Letter, including such Backstop Party’s commitment to backstop the principal amounts of Term Loan DIP New Money Loans and New Money Exit Financing Commitments set forth opposite such Backstop Party’s name on the applicable annex to the DIP-to-Exit Commitment Letter.

49.            “Backstop Fee” means the “Backstop Fee” (as defined in the Term Loan DIP Credit Agreements) in an amount equal to 6.00 percent of the Term Loan DIP New Money Loans and New Money 1L Exit Term Loans contemplated by the Term Loan DIP Credit Agreements, payable in kind.

50.            “Backstop Parties” means, collectively, the Holders of Term Loan Claims party to the DIP-to-Exit Commitment Letter, which Holders shall backstop the full amount of the Term Loan DIP New Money Loans and the New Money Exit Financing Commitment. For the avoidance of doubt, in accordance with the terms of the DIP-to- Exit Commitment Letter, each Backstop Party is either (a) a “qualified institutional buyer”, as such term is defined in Rule 144A under the Securities Act, (b) a non-U.S. person as defined under Regulation S under the Securities Act, or (c)            an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under Regulation D promulgated under the Securities Act.

51.             “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532.

52.            “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Court.

53.             “Blank Rome” means Blank Rome LLP.

54.             “Bracewell” means Bracewell LLP.

55.            “Business Day” means any day other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

56.            “Capital Lease” means any lease of property which a Debtor, as lessee, capitalizes on its balance sheet in accordance with generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the relevant circumstances as of the date of determination.

57.            “Capital Lease Claim” means a Claim arising on account of a Capital Lease.

58.            “Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.

59.            “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

4

60.            “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Court.

61.            “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

62.            “Claims and Noticing Agent” means Epiq Corporate Restructuring, LLC, the claims, noticing, and solicitation agent retained or proposed to be retained by the Debtors in the Chapter 11 Cases by Court order.

63.            “Claims Register” means the official register of Claims and Interests in the Debtors maintained by the Claims and Noticing Agent.

64.            “Class” means a class of Claims or Interests as set forth in Article  III hereof pursuant to section 1122(a) of the Bankruptcy Code.

65.             “CM/ECF” means the Court’s Case Management and Electronic Case Filing system.

66.            “Confirmation” means the Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

67.            “Confirmation Date” means the date upon which the Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

68.            “Confirmation Hearing” means the hearing held by the Court on Confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

69.            “Confirmation Order” means the order of the Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

70. “Consenting ABL Lenders” has the meaning set forth in the Restructuring Support Agreement.

71.            “Consenting Convertible Noteholders” has the meaning set forth in the Restructuring Support Agreement.

72.            “Consenting Creditors” means the Consenting ABL Lenders, the Consenting Term Lenders, and the Consenting Convertible Noteholders.

73.             “Consenting Sponsors” has the meaning set forth in the Restructuring Support Agreement.

74.             “Consenting Stakeholders” means each of the Consenting Creditors and the Consenting Sponsors.

75.             “Consenting Term Lenders” has the meaning set forth in the Restructuring Support Agreement.

76.             “Consummation” means the occurrence of the Plan Effective Date.

5

77.            “Conversion Amount” means, with respect to a given Conversion Right, the amount of Rollover Term Loan Claims held by the applicable Holder on the Petition Date (together with any accrued and unpaid interest, fees, expenses, or other Claims in respect thereof through the Plan Effective Date).

78.            “Conversion Right” means the right of each Holder of Rollover Term Loan Claims that subscribes and funds an amount of Term Loan DIP New Money Loans greater than or equal to such Holder’s pro rata allocation of the Term Loan DIP New Money Loans, based on the aggregate outstanding principal amount of Rollover Term Loan Claims and Tranche B Term Loan Claims held by such Holder on the Petition Date relative to the aggregate outstanding principal amount of all Rollover Term Loan Claims and Tranche B Term Loan Claims on the Petition Date, to convert an amount of 3L Exit Facility Loans distributed to such Holder on the Plan Effective Date (in accordance with Article III.B.4(c)) equal to such Holder’s Conversion Amount (or, if the amount of 3L Exit Facility Loans distributed to such Holder on the Plan Effective Date in accordance with Article III.B.4(c) is less than the Conversion Amount, such lesser amount) into an equivalent principal amount of 2L Exit Facility Loans on the Plan Effective Date in accordance with the terms and conditions of the Term Loan DIP Documents.

79.            “Convertible Notes” means the senior unsecured convertible notes due 2027 issued pursuant to the Convertible Notes Indenture.

80.            “Convertible Notes Claims” means Claims, other than on account of Convertible Notes Trustee Fees and Expenses, arising on account of principal, accrued interest, and any other amounts under the Convertible Notes Indenture.

81.            “Convertible Notes Indenture” means that certain indenture, dated as of February 14, 2022, by and among QualTek Services Inc., the guarantors party thereto, and the Convertible Notes Trustee, as amended, restated, amended and restated, waived, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

82.            “Convertible Notes Trustee” means Wilmington Trust, National Association, or any successor thereto, as trustee under the Convertible Notes Indenture.

83.            “Convertible Notes Trustee Fees and Expenses” means the fees and expenses of the Convertible Notes Trustee in connection with the Convertible Notes Indenture and/or the Restructuring Transactions.

84.             “Court” means the United States Court for the Southern District of Texas.

85.            “Covered Claim” means any Claim or Cause of Action related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the DIP Facilities, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, the Disclosure Statement, the Plan, the Plan Supplement, the Exit Facilities, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the DIP Facilities, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, the Disclosure Statement, the Plan, the Plan Supplement, the Exit Facilities, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the DIP Documents, the DIP Orders, the solicitation of votes on the Plan, the prepetition negotiation and settlement of claims, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place prior to the Plan Effective Date.

86.            “Covered Party” means with respect to the Debtors, each Related Party of each Debtor, including, for the avoidance of doubt, each such Entity’s financial advisors, partners, attorneys, accountants, investment bankers, consultants, and other professionals, each in their capacity as such.

87.            “Cure” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

6

88.            “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

89.             “Davis Polk” means Davis Polk & Wardwell LLP.

90.            “De-SPAC Transaction” means the transactions contemplated by and related to that certain Business Combination Agreement, dated as of June 16, 2021, by and among QualTek Services Inc. (f/k/a Roth CH Acquisition III Co.), Roth CH III Blocker Merger Sub, LLC, BCP QualTek Investors, LLC, Roth CH III Merger Sub, LLC, QualTek HoldCo, LLC (f/k/a BCP QualTek HoldCo, LLC), and BCP QualTek, LLC, solely in its capacity as representative of the Blocker Owners and the Company Unitholders (each as defined therein).

91.             “Debtor Release” means the release set forth in Article VIII.C of this Plan.

92.            “Debtors” means, collectively, each of the following: QualTek Services Inc.; AdvanTek Electrical Construction, LLC; Concurrent Group LLC; NX Utilities ULC; QualSat, LLC; QualTek Buyer, LLC; QualTek Fulfillment LLC; QualTek HoldCo, LLC; QualTek LLC; QualTek Management, LLC; QualTek MidCo, LLC; QualTek Recovery Logistics LLC; QualTek Renewables LLC; QualTek Wireless LLC; QualTek Wireline LLC; Site Safe, LLC; The Covalent Group LLC; and Urban Cable Technology LLC.

93.            “Definitive Documentation” means the definitive documents and agreements governing the Restructuring Transactions (including any related orders, agreements, instruments, schedules, or exhibits) that are contemplated by and referenced in the Plan (as amended, modified, or supplemented from time to time), including the following: (a) the Plan (and all exhibits, ballots, solicitation procedures, and other documents and instruments related thereto), including any “Definitive Documents” as defined therein and not explicitly so defined herein; (b) the Confirmation Order; (c) the DIP Orders, (d) the DIP Documents; (e) the Disclosure Statement; (f) the Disclosure Statement Order; (g) the First Day Pleadings and all orders sought pursuant thereto; (h) the Plan Supplement; (i) the New Organizational Documents; (j) any and all documentation required to implement, issue, and distribute the New Equity Interests; (k) the Exit Facility Documents; (l) the Warrant Agreement; and (m) such other agreements and documentation desired or necessary to consummate and document the transactions contemplated by this Plan and the Restructuring Support Agreement (and, with respect to each of the foregoing clauses (a) through (m), subject to the consent, approval, and consultation rights set forth therein).

94.             “DIP Agents” means the ABL DIP Agent and the Term Loan DIP Agent.

95.            “DIP Credit Agreements” means the Term Loan DIP Credit Agreement and the ABL DIP Credit Agreement.

96.             “DIP Documents” means the ABL DIP Documents and the Term Loan DIP Documents.

97.             “DIP Facilities” means the ABL DIP Facility and the Term Loan DIP Facility.

98.             “DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

99.            “DIP-to-Exit Allocation Process” means the allocation of the Term Loan DIP New Money Loans and New Money Exit Financing Commitments to be consummated by the Debtors following entry of the Interim DIP Order in accordance with the Solicitation Materials and the Term Loan DIP Documents.

100.          “DIP-to-Exit Commitment Letter” means the commitment letter agreement entered into between the Debtors and the Backstop Parties.

7

101.            “DIP-to-Exit Commitment Premium” means 50 percent of the New Equity Interests, subject to dilution by the Warrants and the MIP, payable on a pro rata basis to the Term Loan DIP Lenders based on their respective holdings of Term Loan DIP New Money Loans in consideration of their provision of the Term Loan DIP New Money Loans and the New Money Exit Financing Commitments.

102.            “DIP-to-Exit Eligible Offeree Claims” means, collectively, the Rollover Term Loan Claims and the Tranche B Term Loan Claims held by DIP-to-Exit Eligible Offerees.

103.            “DIP-to-Exit Eligible Offerees” means, collectively, the Holders of Rollover Term Loan Claims and Tranche B Term Loan Claims.

104.            “Disbursing Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan, which Entity may include the Claims and Noticing Agent.

105.            “Disclosure Statement” means the Disclosure Statement Relating to the Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, including all exhibits and schedules thereto, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law, filed contemporaneously herewith as the same may be supplemented, amended, or modified from time to time.

106.            “Disclosure Statement Order” means a Final Order of the Court approving the Disclosure Statement.

107.            “Disputed” means, as to a Claim or an Interest, a Claim or an Interest: (a) that is not Allowed;

(b) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Court.

108.            “Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the first day of the Confirmation Hearing or such other date agreed to by the Debtors, the Required Consenting ABL Lenders, the Required Consenting Term Lenders, and the Required Consenting Convertible Noteholders.

109.            “Employment Obligations” means any existing obligations to employees to be assumed, reinstated, or honored, as applicable, in accordance with Article IV.O of the Plan.

110           . “Entity” means any entity, as defined in section 101(15) of the Bankruptcy Code.

111.            “Equity Interest” means any Equity Security, or any other equity or ownership interest (including any such interest in a partnership, limited liability company, or other Entity), in any Debtor.

112.            “Equity Security” means any equity security, as defined in section 101(16) of the Bankruptcy Code, in a Debtor.

113.            “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

114.            “Exchange Act” means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

8

115.            “Excluded ABL Obligations” means, collectively, (a) all indebtedness, obligations, and liabilities of any Released Party (i) related to any Cash Management Services provided to the Debtors or their Affiliates (as defined in the ABL Credit Agreement and the ABL DIP Credit Agreement) or (ii) to the provider of any Cash Management Services, including, without limitation, any Cash Management Services Provider (as defined in the ABL Credit Agreement and the ABL DIP Credit Agreement), in the case of each of clause (i) and (ii) solely in its capacity as a provider of such Cash Management Services; (b) all indebtedness, obligations, and liabilities of any Released Party in respect of any letter of credit issued by any ABL Releasing Party pursuant to the ABL Credit Agreement or the ABL DIP Credit Agreement that remains outstanding after the Plan Effective Date; (c) all indebtedness, obligations, and liabilities of any Released Party in respect any credit cards or debit cards issued by any ABL Releasing Party that remains outstanding and in use by any Released Party after the Plan Effective Date; (d) all indebtedness, obligations (including indemnities), and liabilities of any Released Party that survive payment in full of the Revolving Loans (as defined in each of the ABL Credit Agreement and ABL DIP Credit Agreement) under the ABL Credit Agreement and ABL DIP Credit Agreement and as provided under and in accordance with the payoff statement referenced in Article II.B of this Plan; and (e) all indebtedness, obligations, liabilities, and other amounts (other than the Revolving Loans (as defined in each of the ABL Credit Agreement and the ABL DIP Credit Agreement)) that have not been paid or satisfied on or prior to the Plan Effective Date in respect of any other financial services, treasury management or similar services, or other financial accommodations provided by or on behalf of any ABL Releasing Party or any of their respective affiliates or other business groups to any Released Party prior to the Plan Effective Date or that may arise in respect of any such services that any ABL Releasing Party or any of their respective Affiliates may provide on or after the Plan Effective Date; and (f) any obligation, duty, or responsibility as set forth in Article  XII.N of this Plan.

116.             “Exculpated Claim” means a claim subject to Article VIII.E hereof.

117.            “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) the independent directors or managers of any Debtor; and (c) any official committees appointed in the Chapter 11 Cases and each of their respective members.

118.            “Executory Contracts” means contracts to which one or more of the Debtors are a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

119.            “Exit Agents” means 1L Exit Facility Agent, the 2L Exit Facility Agent, the 3L Exit Facility Agent, the ABL Exit Facility Agent, and their successors, assigns, or any replacement agent appointed pursuant to the terms of the Exit Facility Credit Agreements.

120.            “Exit Facilities” means the 1L Exit Facility, the 2L Exit Facility, the 3L Exit Facility, and the ABL Exit Facility.

121.            “Exit Facility Credit Agreements” means the 1L Exit Facility Credit Agreement, the 2L Exit Facility Credit Agreement, the 3L Exit Facility Credit Agreement, and the ABL Exit Facility Credit Agreement.

122.            “Exit Facility Documents” means the Exit Facility Credit Agreements, the Exit Facility Term Sheets, the Intercreditor Agreement, and any other documentation necessary or appropriate to effectuate the incurrence of the Exit Facilities.

123.            “Exit Facility Loans” means the ABL Exit Facility Loans, 1L Exit Facility Loans, 2L Exit Facility Loans, and 3L Exit Facility Loans.

124.            “Exit Facility Term Sheets” means 1L Exit Facility Term Sheet, the 2L Exit Facility Term Sheet, the 3L Exit Facility Term Sheet, and the ABL Exit Facility Term Sheet.

125.             “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

126.            “File” means file, filed, or filing with the Court or its authorized designee in the Chapter 11 Cases. “Filed” and “Filing” shall have correlative meanings.

127.            “Final DIP Order” means the order of the Court approving the Debtors’ incurrence of the ABL DIP Facility and the Term Loan DIP Facility on a final basis.

9

128.            “Final Order” means, as applicable, an order or judgment of the Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

129.            “First Day Pleadings” means the motions, petitions, pleadings, draft orders and other documents that the Debtors file with the Court on the Petition Date.

130.            “Fortress” means certain funds and/or accounts managed or advised by Fortress Credit Advisors LLC or its affiliates.

131.            “Fortress Non-Released Party” means Brightstar Capital Partners or any of its current or former Affiliates or Related Parties (other than the Debtors), in each case in their capacity as such, any current or former Affiliate of a Consenting Sponsor in its capacity as such, any Related Party of any Consenting Sponsor in its capacity as such, or any Person that is a current or former director, officer, or Affiliate of any Debtor (other than the Debtors’ current management), in each case in their capacity as such (other than the members of the Special Committee).

132.            “FTI” means FTI Consulting, Inc.

133.            “General Unsecured Claim” means any Claim that is not (a) an Administrative Claim, (b) a Professional Fee Claim, (c) a Secured Tax Claim, (d) an Other Secured Claim, (e) a Priority Tax Claim, (f) an Other Priority Claim, (g) a Rollover Term Loan Claim, (h) a Priority Term Loan Claim, (i) a Tranche B Term Loan Claim, (j) a Convertible Notes Claim, (k) an Intercompany Claim, (l) an ABL DIP Claim, (m) an ABL Claim, (n) a Term Loan DIP Claim, or (o) a TRA Claim.

134.            “Governing Body” means, in each case in its capacity as such, the board of directors, board of managers, manager, general partner, investment committee, special committee, or such similar governing body of any of the Debtors or the Reorganized Debtors, including the Special Committee, as applicable.

135.            “Governmental Unit” means any governmental unit, as defined in section 101(27) of the Bankruptcy Code.

136.            “Haynes and Boone” means Haynes and Boone, LLP.

137.            “Holder” means an Entity holding a Claim or Interest.

138.            “Houlihan” means Houlihan Lokey, Inc.

139.            “Impaired” means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

140.            “Intercompany Claim” means any Claim against a Debtor held by another Debtor.

141.             “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

142.            “Intercreditor Agreement” means the intercreditor agreement among the ABL Exit Facility Agent, the 1L Exit Facility Agent, the 2L Exit Facility Agent, and the 3L Exit Facility Agent, which shall be in a form and substance acceptable to each party thereto.

143.            “Interest” means, collectively, (a) any Equity Interest (b) any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor, and (c) any and all Claims that are otherwise determined by the Court to be an Equity Interest, including any Claim or debt that is recharacterized as an Equity Interest or subject to subordination as an equity interest pursuant to section 510(b)  of the Bankruptcy Code.

10

144.            “Interim DIP Order” means the order of the Court approving the Debtors’ incurrence of the ABL DIP Facility and the Term Loan DIP Facility on an interim basis.

145.            “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

146.            “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Court).

147.            “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

148.            “MIP” means the new management incentive plan that shall be determined by the New Board and disclosed in the Plan Supplement.

149.            “New Board” means the board of directors or the board of managers of Reorganized QualTek.

150.            “New Equity Interests” means the new common stock or membership units, as the case may be, of Reorganized QualTek issued on the Plan Effective Date.

151.            “New Money 1L Exit Term Loans” means $25 million in principal amount of new money 1L Exit Facility Loans.

152.            “New Money Exit Financing Commitments” means the commitments of the Term Loan DIP Lenders to lend the New Money 1L Exit Term Loans to the Reorganized Debtors on the Plan Effective Date in accordance with the terms and conditions of the Term Loan DIP Documents.

153.            “New Organizational Documents” means the documents providing for corporate governance of Reorganized QualTek and the other Reorganized Debtors, including charters, bylaws, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, which shall be consistent with section 1123(a)(6) of the Bankruptcy Code (as applicable) and the Restructuring Support Agreement (and subject to the consent, approval, and consultation rights set forth therein).

154.            “Non-Participating Rollover Lender” means any Holder of a Rollover Term Loan that is not a Participating Rollover Lender.

155.            “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

156.            “Other Secured Claim” means any prepetition Secured Claim or Capital Lease Claim against the Debtors other than an ABL DIP Claim, a Term Loan DIP Claim, an ABL Claim, or a Term Loan Claim.

157.            “Participating Rollover Lender” means any Holder of a Rollover Term Loan who subscribes and funds (or whose Affiliate designee subscribes and funds) an amount of Term Loan DIP New Money Loans greater than or equal to such Holder’s pro rata allocation of the Term Loan DIP New Money Loans, based on the aggregate outstanding principal amount of Rollover Term Loan Claims and Tranche B Term Loan Claims held by such Holder on the Petition Date relative to the aggregate outstanding principal amount of all Rollover Term Loan Claims and Tranche B Term Loan Claims on the Petition Date.

158.            “Paul, Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP.

159.            “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

11

160.           “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

161.            “Plan” means this Debtors’ Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, including the Plan Supplement, which is incorporated herein by reference.

162.            “Plan Distribution” means a payment or distribution to Holders of Allowed Claims, Allowed Interests, or other eligible Entities under and in accordance with the Plan.

163.            “Plan Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent to the occurrence of the Plan Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan. Any action to be taken on the Plan Effective Date may be taken on or as soon as reasonably practicable thereafter.

164.            “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors, to the extent reasonably practicable, no later than seven (7) days before the Confirmation Hearing or such later date as may be approved by the Court on notice to parties in interest, including the following, as applicable: (a) the New Organizational Documents; (b) the identity and members of the New Board and any executive management for the Reorganized Debtors; (c) the Schedule of Retained Causes of Action; (d) the Exit Facility Documents; (e) the Restructuring Transactions Memorandum; (f) the Rejected Executory Contract and Unexpired Lease Schedule, if any; (g) the Warrant Agreement; and (h) any additional documents Filed with the Court prior to the Plan Effective Date as amendments to the Plan Supplement.

165.            “Porter Hedges” means Porter Hedges LLP.

166.            “Prepetition Agents” means the ABL Agent and the Term Loan Agent, including any successors thereto.

167.            “Prepetition Borrower” means QualTek LLC (f/k/a QualTek USA, LLC) (as successor by merger to BCP QualTek Merger Sub, LLC).

168.            “Prepetition Credit Agreements” means the ABL Credit Agreement and the Term Loan Credit Agreement.

169.            “Prepetition Guarantors” means QualTek Buyer, LLC (f/k/a BCP QualTek Buyer, LLC) and certain subsidiaries of QualTek LLC (f/k/a QualTek USA, LLC) party to the ABL Credit Agreement and the Term Loan Credit Agreement as guarantors.

170.           “Prepetition Term Loan Claims” means Claims on account of the Prepetition Term Loans.

171.            “Prepetition Term Loans” means the Priority Term Loans, Rollover Term Loans, and Tranche B Term Loans.

172.            “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

173.            “Priority Term Loan Claims” means Claims on account of the Priority Term Loans.

174.            “Priority Term Loans” has the meaning ascribed to the term “Amendment No. 3 Term Loans” in the Term Loan Credit Agreement.

12

175.            “Pro Rata” means the ratio that the principal amount of a Holder’s DIP-to-Exit Eligible Offeree Claims outstanding as of the Petition Date bears to the principal amount of all DIP-to-Exit Eligible Offeree Claims outstanding as of the Petition Date.

176.            “Professional” means an Entity: (a) employed pursuant to a Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Court pursuant to section 503(b)(4) of the Bankruptcy Code.

177.            “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses of Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.C of the Plan.

178.            “Professional Fee Claim” means a Claim by a professional seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

179.            “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Plan Effective Date in an amount equal to the Professional Fee Amount.

180.           “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

181.            “Reinstate” means reinstate, reinstated, or reinstatement with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. “Reinstated” and “Reinstatement” shall have correlative meanings.

182.            “Rejected Executory Contracts and Unexpired Leases Schedule” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, which schedule shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time.

183.            “Related Party” means each of, and in each case in its capacity as such, current and former directors, managers, officers, committee members, members of any Governing Body, equity Holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

184.            “Released Party” means in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Consenting Term Lender; (d) each Consenting Convertible Noteholder; (e) each Consenting Sponsor; (f) each Agent/Trustee (other than the ABL Agent, ABL DIP Agent, and ABL Exit Facility Agent); (g) each of the Term Loan DIP Lenders; (h) each current and former Affiliate of each Entity in clause (a) and (b); (i) each Debtor Related Party of each Entity in clause (a) and (b); (j) each current and former Affiliate of each Entity in clause (c) through (h) and the following clause (k); (k) each Related Party of each Entity in clause (c) through (h) and this clause (k); provided that in each case, an Entity shall not be a Released Party if it: (x) elects to opt out of the releases contained in Article VIII.D of the Plan; (y) timely objects to the releases contained in Article VIII.D of the Plan and such objection is not settled, withdrawn, or overruled before Confirmation, or (z) for the avoidance of doubt, is an ABL Released Party.

13

185.            “Releasing Party” means in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) each of the Term Loan DIP Lenders; (d) each Agent/Trustee (other than the ABL Agent, ABL DIP Agent, and ABL Exit Facility Agent); (e) each Consenting Term Lender; (f) each Consenting Convertible Noteholder; (g) each Consenting Sponsor; (h) all Holders of Claims that vote to accept the Plan; (i) all Holders of Claims that are deemed to accept the Plan who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable notice of non-voting status indicating that they opt not to grant the releases provided in the Plan; (j) all Holders of Claims that abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Plan; (k) all Holders of Claims or Interests that vote to reject the Plan or are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot or notice of non-voting status indicating that they opt not to grant the releases provided in the Plan; (l) each current and former Affiliate of each Entity in clause (a) through (k); and (m) each Related Party of each Entity in clause (a) through (l) for which such Entity is legally entitled to bind such Related Party to the releases contained in the Plan under applicable law; provided that in each case, an Entity shall not be a Releasing Party if it: (x) elects to opt out of the releases contained in Article VIII.D of the Plan; (y) timely objects to the releases contained in Article VIII.D of the Plan and such objection is not settled, withdrawn, or overruled before Confirmation, or (z) for the avoidance of doubt, is an ABL Releasing Party; provided further that, notwithstanding anything to the contrary in this Plan, Fortress shall not be a Releasing Party with respect to any Claims or Causes of Action against any Fortress Non-Released Party.

186.            “Reorganized Debtors” means, collectively, a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Plan Effective Date. For purposes of this Agreement, Reorganized QualTek shall be deemed to be a Reorganized Debtor.

187.            “Reorganized QualTek” means QualTek Services Inc. or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Plan Effective Date.

188.            “Required Consenting ABL Lenders” has the meaning set forth in the Restructuring Support Agreement.

189.            “Required Consenting Convertible Noteholders” has the meaning set forth in the Restructuring Support Agreement.

190.            “Required Consenting Term Lenders” has the meaning set forth in the Restructuring Support Agreement.

191.            “Restructuring Expenses” means the reasonable and documented fees and expenses accrued since the inception of their respective engagements related to the implementation of the Restructuring Transactions and not previously paid by, or on behalf of, the Debtors of: (i) the Consenting ABL Lenders, which shall include the fees and expenses of (a) Blank Rome, as co-counsel, (b) Bracewell, as co-counsel, and (c) FTI, as financial advisor; (ii) the Consenting Term Lenders, which shall include the fees and expenses of (a) Paul, Weiss, as counsel, (b) Houlihan, as investment bank, and (c) Accordion, as financial advisor; and (d) Porter Hedges, as local counsel; and (iii) Fortress, which shall include the fees and expenses of (a) Davis Polk, as co-counsel, (b) Solomon, as financial advisor, and (c) Haynes and Boone, as co-counsel.

192.            “Restructuring Support Agreement” means that certain Restructuring Support Agreement, made and entered into as of May 24, 2023, including all exhibits thereto, by and among the Debtors and the other parties thereto, as may be amended, modified, or supplemented from time to time, in accordance with its terms.

193.            “Restructuring Term Sheet” has the meaning ascribed to it in the Restructuring Support Agreement.

194.            “Restructuring Transactions” means the transactions described in Article IV.B of the Plan.

195.            “Restructuring Transactions Memorandum” means that certain memorandum as may be amended, supplemented, or otherwise modified from time to time, describing the steps to be carried out to effectuate the Restructuring Transactions, the form of which shall be included in the Plan Supplement and remain subject to modification until the Plan Effective Date.

196.            “Rollover Term Loan Claims” means Claims on account of the Rollover Term Loans.

14

197.            “Rollover Term Loans” has the meaning ascribed to the term “Amendment No. 3 Rollover Loans” in the Term Loan Credit Agreement.

198.            “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time with the consent (such consent not to be unreasonably withheld) of the Required Consenting Term Lenders, the Required Consenting Convertible Noteholders, and the Debtors.

199.            “Section 510(b) Claim” means Claims against any Debtor arising under section 510(b) of the Bankruptcy Code.

200.            “Secured Claim” means a Claim: (a) secured by a valid, perfected and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

201.            “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

202.            “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules  and regulations promulgated thereunder.

203.            “Security” means any security, as defined in section 2(a)(1) of the Securities Act.

204.            “Significant Holder” means a Person or entity that, directly or indirectly, by itself or together with one or more affiliated or commonly controlled, managed, advised, or sub-advised, accounts, investment vehicles, or other entities, holds at least five percent (5.00 percent) of the New Equity Interests.

205.            “Solicitation Materials” has the meanings set forth in the Disclosure Statement.

206.            “Solomon” means Solomon Partners Securities, LLC.

207.           “Special Committee” means collectively, the special committee of the board of directors of TopCo.

208.            “Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of February 14, 2022, by and among TopCo and QualTek Holdco, LLC, BCP QualTek, LLC, the TRA Holder Representative, and the TRA Holders (each as defined therein) from time to time party thereto.

209.            “Term Loan Agent” means Citibank, N.A., along with any predecessor or successor thereto, as administrative agent and collateral agent under the Term Loan Credit Agreement.

210.             “Term Loan Claims” means Claims on account of the Term Loan Facilities.

211.            “Term Loan Credit Agreement” means that certain Term Credit and Guaranty Agreement, dated as of July 18, 2018, by and among the Prepetition Borrower, the Prepetition Guarantors, the Term Loan Agent, and the Term Loan Lenders, as amended, modified, or supplemented from time to time.

212.            “Term Loan DIP Agent” means UMB Bank, N.A., it is capacity as administrative agent under the Term Loan DIP Credit Agreement.

213            .“Term Loan DIP Claims” means Claims on account of the Term Loan DIP Facility.

214.            “Term Loan DIP Credit Agreement” means a debtor-in-possession credit agreement to be executed by and among certain of the Debtors, the Term Loan DIP Agent, and the Consenting Term Lenders that are lenders party thereto, consistent with the terms and conditions of the Restructuring Support Agreement and as approved by the DIP Orders.

15

215.            “Term Loan DIP Documents” means the Term Loan DIP Credit Agreement and any other documentation necessary or appropriate to effectuate the incurrence of the Term Loan DIP Facility.

216.            “Term Loan DIP Exit Fee” means Cash in an amount equal to 2.00 percent of the principal amount of all Term Loan DIP New Money Loans, to be paid to the Term Loan DIP Lenders on a pro rata basis on the Plan Effective Date.

217.            “Term Loan DIP Facility” means the new, superpriority, senior secured delayed draw term loan debtor-in-possession financing facility to be issued by the Reorganized Debtors in accordance with the Term Loan DIP Documents comprising up to $40 million in principal amount of Term Loan DIP New Money Loans plus up to approximately $66.9 million in principal amount of Priority Term Loans rolled into the Term Loan DIP Facility pursuant to the DIP Orders.

218. “Term Loan DIP Lenders” means the lenders under the Term Loan DIP Facility.

219.            “Term Loan DIP Loans” means the Term Loan DIP New Money Loans and the Term Loan Roll-Up DIP Loans.

220.            “Term Loan DIP New Money Loans” means the new money term loans to be provided under the Term Loan DIP Facility.

221.            “Term Loan Facilities” means the term loan facilities arising under the Term Loan Credit Agreement.

222.            “Term Loan Lenders” means the lenders from time to time party to the Term Loan Credit Agreement.

223.            “Term Loan Roll-Up DIP Loans” means the Priority Term Loans, including all principal amounts outstanding, interest, fees, expenses costs, and other charges, that, pursuant to the Interim DIP Order or Final DIP Order, as applicable, and in accordance with the terms and conditions of the Term Loan DIP Documents, are rolled up and deemed to be issued under the Term Loan DIP Facility.

224.           “Third-Party Release” means the release set forth in Article VIII.D of this Plan.

225.           “TopCo” means QualTek Services Inc.

226.            “TRA Claim” means Claims arising on account of the Tax Receivable Agreement, including any Claims arising on account of the rejection or termination of the Tax Receivable Agreement or acceleration of obligations under the Tax Receivable Agreement.

227.           “Tranche B Term Loan Claims” means Claims arising on account of Tranche B Term Loans.

228.           “Tranche B Term Loans” has the meaning set forth in the Term Loan Credit Agreement.

229.            “Unexpired Leases” means leases to which one or more of the Debtors are a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

230.            “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

231.            “Warrant Agreement” means that certain warrant agreement, form of warrant, and any related ancillary documents, to be effective on the Plan Effective Date, governing the Warrants to be issued by the Reorganized Debtors, the form of which shall be included in the Plan Supplement. The Warrant Agreement shall provide that the Warrants shall have customary anti-dilution protections (including, without limitation, against equity splits, equity dividends, combinations, and similar events) and shall otherwise be in form and substance consistent with the terms and conditions hereof and of the Restructuring Support Agreement.

16

232.            “Warrants” means warrants to purchase 7.5 percent of the New Equity Interests, exercisable at any time prior to the date that is five (5) years after the Plan Effective Date, with an aggregate equity strike price equal to an implied share price calculated using an enterprise value of $550,000,000 as of the Plan Effective Date, in accordance with the terms and conditions hereof and the Restructuring Support Agreement.

B.	Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (2) shall affect any parties’ consent rights over any of the Definitive Documents (as defined in the Restructuring Support Agreement) or any amendments thereto; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed, or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan or Confirmation Order, as applicable; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document created or entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) unless otherwise specified, the words “include,” “including,” and variations thereof shall not be deemed to be terms of limitation and shall be deemed to be followed by the words “without limitation”; (10) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (11) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (12) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (13) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Court’s CM/ECF system; (14) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (15) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Court or any other Entity; and (16) unless otherwise specified, any action to be taken on the Plan Effective Date may be taken on or as soon as reasonably practicable thereafter.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

17

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

H.	Consultation, Information, Notice, and Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement with respect to the form and substance of this Plan, all exhibits to the Plan, the Confirmation Order, and the Plan Supplement, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, and all other Definitive Documents (as defined in the Restructuring Support Agreement) shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and be fully enforceable as if stated in full herein.

Failure to reference the rights referred to in the immediately preceding paragraph as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair such rights and obligations.

ARTICLE II.

ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS, AND RESTRUCTURING EXPENSES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, ABL DIP Claims, Term Loan DIP Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Plan Effective Date, on the Plan Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Plan Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Court.

18

B.	ABL DIP Claims.

On the Plan Effective Date, the ABL DIP Facility shall be refinanced by the ABL Exit Facility to the extent availability exists under the ABL Exit Facility with any shortfall to be satisfied by a payment in Cash, and, in full and final satisfaction of the Allowed ABL DIP Claims, the ABL DIP Loans giving rise to such Claims shall, to the extent availability exists under the ABL Exit Facility, be refinanced by means of a cashless settlement, in each case in accordance with the terms of the ABL DIP Documents and the ABL Exit Facility Documents. Subject to the ABL DIP Documents, (i) the full principal amount of the ABL DIP Loan shall be on a one-to-one basis automatically converted to and deemed to be an ABL Exit Facility Loan to the extent availability exists under the ABL Exit Facility with any shortfall to be satisfied by a payment in Cash, (ii) the letters of credit issued and outstanding under the ABL DIP Credit Agreement shall be converted to letters of credit deemed to be issued and outstanding under the ABL Exit Facility Documents, (iii) all indemnification and expense reimbursement obligations of the Debtors that are contingent as of the Plan Effective Date, whether or not cash collateralized in accordance with the ABL DIP Documents, shall survive the Plan Effective Date pursuant to the ABL DIP Credit Agreement and the DIP Orders and shall be deemed contingent obligations under the ABL Exit Facility on the same terms that existed with respect to such obligations prior to the Plan Effective Date, and (iv) all collateral that secures the Obligations (each as defined in the ABL DIP Credit Agreement) under the ABL DIP Credit Agreement shall be reaffirmed, ratified, and shall automatically secure all Obligations (as defined in the ABL Exit Facility Documents) under the ABL Exit Facility Documents, subject to the priorities of liens set forth in the Exit Facility Documents. The refinancing of the obligations under the ABL DIP Credit Agreement as provided in this paragraph shall also be subject to a payment statement in form and substance acceptable to ABL DIP Agent and the Debtors.

C.	Term Loan DIP Claims.

On the Plan Effective Date, except to the extent that a Holder of an Allowed Term Loan DIP Claim agrees to less favorable treatment, and in each case in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Term Loan DIP Claim (i) the Term Loan DIP Loan giving rise to such Claim shall be refinanced by means of a cashless settlement whereby such Term Loan DIP Loan shall be converted on a dollar-for-dollar basis into a 1L Exit Facility Loan in accordance with the Term Loan DIP Documents and the 1L Exit Facility Documents; (ii) all indemnification and expense reimbursement obligations of the Debtors that are contingent as of the Plan Effective Date, whether or not cash collateralized in accordance with the Term Loan DIP Documents, shall survive the Plan Effective Date pursuant to the Term Loan DIP Credit Agreement and the DIP Orders and shall be deemed contingent obligations under the 1L Exit Facility on the same terms that existed with respect to such obligations prior to the Plan Effective Date; (iii) all collateral that secures the Obligations (each as defined in the Term Loan DIP Credit Agreement) under the Term Loan DIP Credit Agreement shall be reaffirmed, ratified, and shall automatically secure all Obligations (as defined in the 1L Exit Facility Documents) under the 1L Exit Facility Documents, subject to the priorities of liens set forth in the Exit Facility Documents; (iv) the Backstop Fee will be paid in kind on a dollar-for-dollar basis through the distribution of 1L Exit Facility Loans to the Backstop Parties in accordance with the terms of the DIP-to-Exit Commitment Letter; (v) the DIP-to-Exit Commitment Premium will be paid through the distribution of 50 percent of the New Equity Interests, subject to dilution by the Warrants and the MIP, to the Term Loan DIP Lenders on a pro rata basis in accordance with the terms of the Term Loan DIP Documents; (vi) the Term Loan DIP Exit Fee will be paid in Cash to the Term Loan DIP Lenders on a pro rata basis in accordance with the terms of the Term Loan DIP Documents; and (vii) any exercise of the Conversion Rights shall be given effect in accordance with the terms of the Term Loan DIP Documents and this Plan.

19

D.	Professional Fee Claims.

1.	Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Plan Effective Date. The Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Plan Effective Date.

2.	Professional Fee Escrow Account.

On the Plan Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Court.

3.	Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Plan Effective Date, and shall deliver such estimate to the Debtors no later than two (2) Business Days before the Plan Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4.	Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Court.

E.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

F.	Payment of Restructuring Expenses.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Plan Effective Date, shall be paid in full in Cash on the Plan Effective Date or as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to file a fee application with the Court, without the need for itemized time detail, or without any requirement for Court review or approval.

20

The Convertible Notes Trustee Fees and Expenses incurred, or estimated to be incurred, up to and including the Plan Effective Date, shall be paid in full in Cash on the Plan Effective Date or as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to file a fee application with the Court, without the need for itemized time detail, or without any requirement for Court review or approval.

All (i) Restructuring Expenses and (ii) Convertible Notes Trustee Fees and Expenses to be paid on the Plan Effective Date shall be estimated prior to and as of the Plan Effective Date, and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Plan Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses or Convertible Notes Trustee Fees and Expenses. On or as soon as reasonably practicable after the Plan Effective Date, final invoices for all Restructuring Expenses and the fees and expenses of the Convertible Notes Trustee incurred prior to and as of the Plan Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay, when due, pre-Plan Effective Date Restructuring Expenses. Any Restructuring Expenses that constitute obligations of the Debtors pursuant to the Term Loan DIP Credit Agreement or ABL DIP Credit Agreement shall be entitled to all rights and protections afforded to any other obligations arising under the Term Loan DIP Credit Agreement or ABL DIP Credit Agreement, as applicable.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Plan Effective Date.

The classification of Claims against and Interests in the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3A	Priority Term Loan Claims	Impaired	Entitled to Vote
Class 3B	Rollover Term Loan Claims	Impaired	Entitled to Vote
Class 3C	Tranche B Term Loan Claims	Impaired	Entitled to Vote
Class 4	Convertible Notes Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 6	TRA Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 7	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 8	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept) / Not Entitled to Vote (Deemed to Reject)
Class 9	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept) / Not Entitled to Vote (Deemed to Reject)
Class 10	Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

21

B.	Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Plan Effective Date or as soon as reasonably practicable thereafter.

1.	Class 1 – Other Secured Claims

(a)	Classification: Class 1 consists of all Other Secured Claims against any Debtor.

(b)	Treatment: Each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor (subject to the reasonable consent of the Required Consenting Term Lenders), and subject to any applicable intercreditor agreement:

(i)	payment in full in Cash of its Allowed Other Secured Claim;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim pursuant to section 1124 of the Bankruptcy Code; or

(iv)	such other recovery rendering its Allowed Other Secured Claim Unimpaired.

(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.	Class 2 – Other Priority Claims

(a)	Classification: Class 2 consists of all Other Priority Claims against any Debtor.

(b)	Treatment: Each Holder of an Allowed Other Priority Claim shall receive, at the option of the applicable Debtor:

(i)	Cash in an amount equal to such Allowed Other Priority Claim; or

(ii)	such other treatment as agreed to by such Holder of an Other Priority Claim and the Debtors.

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims in Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

22

3.	Class 3A – Priority Term Loan Claims

(a)	Classification: Class 3A consists of all Priority Term Loan Claims, if any.

(b)	Allowance: On the Plan Effective Date, the Priority Term Loan Claims shall be Allowed in the aggregate principal amount of $65,000,000, plus accrued and unpaid interest on such principal amount through the Petition Date and any other amounts due and owing pursuant to the Term Loan Credit Agreement through and including the Plan Effective Date, less the amount rolled up pursuant to the Term Loan Roll-Up DIP Loans.

(c)	Treatment: On the Plan Effective Date, the Priority Term Loan giving rise to each Allowed Priority Term Loan Claim, if any, shall be converted on a dollar-for-dollar basis into a 1L Exit Facility Loan.

(d)	Voting: Class 3A is Impaired under the Plan; Holders of Allowed Priority Term Loan Claims in Class 3A are entitled to vote to accept or reject the Plan.

4.	Class 3B – Rollover Term Loan Claims

(a)	Classification: Class 3B consists of all Rollover Term Loan Claims.

(b)	Allowance: On the Plan Effective Date, the Rollover Term Loan Claims shall be Allowed in the aggregate principal amount of approximately $100,705,249, plus accrued and unpaid interest on such principal amount through the Petition Date and any other amounts due and owing pursuant to the Term Loan Credit Agreement through and including the Plan Effective Date.

(c)	Treatment: On the Plan Effective Date, each Holder of an Allowed Rollover Term Loan Claim shall receive, in full and final satisfaction of such Claim, its pro rata share of the 3L Exit Facility Loans.

(d)	Voting: Class 3B is Impaired under the Plan; Holders of Allowed Rollover Term Loan Claims in Class 3B are entitled to vote to accept or reject the Plan.

5.	Class 3C – Tranche B Term Loan Claims

(a)	Classification: Class 3C consists of all Tranche B Term Loan Claims.

(b)	Allowance: On the Plan Effective Date, the Tranche B Term Loan Claims shall be Allowed in the aggregate principal amount of approximately $240,175,291, plus accrued and unpaid interest on such principal amount through the Petition Date and any other amounts due and owing pursuant to the Term Loan Credit Agreement through and including the Plan Effective Date.

(c)	Treatment: On the Plan Effective Date, each Holder of Allowed Tranche B Term Loan Claims shall receive, in full and final satisfaction of such Claims, its pro rata share of 40 percent of the New Equity Interests, subject to dilution by the Warrants and the MIP.

(d)	Voting: Class 3C is Impaired under the Plan; Holders of Allowed Tranche B Term Loan Claims in Class 3C are entitled to vote to accept or reject the Plan.

23

6.	Class 4 – Convertible Notes Claims

(a)	Classification: Class 4 consists of all Convertible Notes Claims.

(b)	Allowance: On the Plan Effective Date, the Convertible Notes Claims shall be Allowed in the aggregate principal amount of $124,685,000, plus accrued and unpaid interest on such principal amount through the Petition Date and any other amounts (for the avoidance of doubt, other than Convertible Notes Trustee Fees and Expenses) due and owing pursuant to the Convertible Notes Indenture through and including the Plan Effective Date.

(c)	Treatment: On the Plan Effective Date, each Holder of a Convertible Notes Claim shall receive, in full and final satisfaction of such Claims, (i) its pro rata share of 10 percent of New Equity Interests, subject to dilution by the Warrants and the MIP, and (ii) its pro rata share of the Warrants.

(d)	Voting: Class 4 is Impaired under the Plan; Holders of Convertible Notes Claims in Class 4 are entitled to vote to accept or reject the Plan.

7.	Class 5 – General Unsecured Claims

(a)	Classification: Class 5 consists of all Allowed General Unsecured Claims.

(b)	Treatment: Each Holder of an Allowed General Unsecured Claim shall receive either:

(i)	Reinstatement of such Allowed General Unsecured Claim pursuant to section 1124 of the Bankruptcy Code; or

(ii)	payment in full in Cash on (a) the Plan Effective Date, or (b) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.

(c)	Voting: Class 5 is Unimpaired under the Plan. Holders of Allowed General Unsecured Claims in Class 5 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

8.	Class 6 – TRA Claims

(a)	Classification: Class 6 consists of all Allowed TRA Claims.

(b)	Treatment: Allowed TRA Claims shall be cancelled without any distribution, and such Holders of TRA Claims will receive no recovery.

(c)	Voting: Class 6 is Impaired under the Plan. Holders of TRA Claims in Class 6 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

9.	Class 7 – 510(b) Claims

(a)	Classification: Class 7 consists of all Allowed 510(b) Claims, if any.

(b)	Treatment: Allowed 510(b) Claims, if any, shall be cancelled and released without any distribution on account of such 510(b) Claims.

24

(c)	Voting: Class 7 is Impaired under the Plan. Holders of Allowed 510(b) Claims in Class 7 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

10.	Class 8 – Intercompany Claims

(a)	Classification: Class 8 consists of all Intercompany Claims.

(b)	Treatment: Allowed Intercompany Claims shall be, at the option of the applicable Debtor, with the reasonable consent of the Required Consenting Term Lenders and, to the extent any such Intercompany Claim constitutes ABL Priority Collateral (as defined in the DIP Orders), Required Consenting ABL Lenders, either:

(i)	Reinstated;

(ii)	converted to equity; or

(iii)	otherwise set off, settled, distributed, contributed, cancelled, or released, in each case, in accordance with the Restructuring Transactions Memorandum.

(c)	Voting: Class 8 is Unimpaired if the Allowed Intercompany Claims in Class 8 are Reinstated or Impaired if the Allowed Intercompany Claims in Class 8 are converted to equity or otherwise set off, settled, distributed, contributed, cancelled or released. Holders of Intercompany Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

11.	Class 9 – Intercompany Interests

(a)	Classification: Class 9 consists of all Intercompany Interests.

(b)	Treatment: Intercompany Interests shall be, at the option of the applicable Debtor, with the consent of the Required Consenting Term Lenders either:

(i)	Reinstated; or

(ii)	set off, settled, addressed, distributed, contributed, merged, cancelled, or released, in each case, in accordance with the Restructuring Transactions Memorandum.

(c)	Voting: Class 9 is Unimpaired if the Intercompany Interests in Class 9 are Reinstated or Impaired if the Intercompany Interests in Class 9 are cancelled. Holders of Intercompany Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

25

12.	Class 10 – Equity Interests

(a)	Classification: Class 10 consists of all Equity Interests in QualTek Services Inc. and QualTek HoldCo, LLC (other than Intercompany Interests, if any).

(b)	Treatment: All Equity Interests will be cancelled, released, and extinguished and will be of no further force or effect, and Holders of Equity Interests will not receive any distribution on account of such Equity Interests.

(c)	Voting: Class 10 is Impaired under the Plan. Holders of Equity Interests in Class 10 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claims, including all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

D.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes, Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the Holders of New Equity Interests, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right, subject to the consent and authorization rights set forth in the Restructuring Support Agreement, to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

26

I.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, and subject to the Restructuring Support Agreement, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Plan Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection (as applicable), enforceability, priority, or extent of the ABL Claims, the ABL DIP Claims, the Term Loan DIP Claims, the Other Secured Claims, the Other Priority Claims, the Priority Term Loan Claims, the Rollover Term Loan Claims, the Tranche B Term Loan Claims, the Convertible Notes Claims, the General Unsecured Claims, the TRA Claims, the Section 510(b) Claims, the Intercompany Claims, the Intercompany Interests, or the Equity Interests and (2) any claim to avoid, subordinate, or disallow any ABL Claims, ABL DIP Claims, Term Loan DIP Claims, Other Secured Claims, Other Priority Claims, Priority Term Loan Claims, Rollover Term Loan Claims, Tranche B Term Loan Claims, Convertible Notes Claims, General Unsecured Claims, Capital Lease Claims, TRA Claims, Section 510(b) Claims, Intercompany Claims, Intercompany Interests, or Equity Interests, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final. Notwithstanding anything contrary herein, nothing in this Plan shall be deemed to release, waive, compromise, settle, impair, or enjoin any Claim or Cause of Action of Fortress against any Fortress Non-Released Party.

B.	Restructuring Transactions.

On or before the Plan Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into any transaction and shall take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions, including as set forth in the Restructuring Transactions Memorandum. The applicable Debtors or the Reorganized Debtors shall take any actions as may be necessary or advisable to effect a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided herein, or in the Definitive Documentation, including the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions.

The actions to implement the Restructuring Transactions may include, and in any event, shall be in accordance with the consent rights in the Restructuring Support Agreement and the Definitive Documentation: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the other Definitive Documentation and that satisfy the requirements of applicable Law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable Law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.

27

C.	Cancellation of Existing Agreements and Interests.

On the Plan Effective Date, unless otherwise provided in the Plan or the Confirmation Order, including in Article V.A hereof, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures and the Tax Receivable Agreement, shall be cancelled and the obligations of the Debtors and any non-Debtor Affiliate thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect; provided, however, that notwithstanding anything to the contrary contained herein, any agreement that governs the rights of the DIP Agents and Term Loan Agent shall continue in effect solely for purposes of allowing the DIP Agents and Term Loan Agent to (i) enforce their rights against any Person other than any of the Released Parties or the ABL Released Parties, pursuant and subject to the terms of the Plan, the DIP Orders, the ABL DIP Credit Agreement, Term Loan DIP Credit Agreement, and/or the Term Loan Credit Agreement, (ii) receive distributions under the Plan and to distribute them to the Holders of Allowed ABL DIP Claims, if any, Allowed Term Loan DIP Claims, and Allowed Term Loan Claims, in accordance with the terms of the Plan, the DIP Orders, the ABL DIP Credit Agreement, the Term Loan DIP Credit Agreement, and/or the Term Loan Credit Agreement, (iii) enforce their rights to payment of fees, expenses, and indemnification obligations, in accordance with the terms of the DIP Orders, the ABL DIP Credit Agreement, the Term Loan DIP Credit Agreement, and/or the Term Loan Credit Agreement, and (iv) appear and be heard in the Chapter 11 Cases or in any proceeding in the Court, including to enforce any obligation under the Plan owed to the DIP Agents, Term Loan Agent, or Holders of Allowed ABL DIP Claims, if any, Term Loan DIP Claims, or Term Loan Claims, as applicable. Holders of or parties to such cancelled instruments, securities, and other documentation will have no rights arising from or relating to such instruments, securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan. Notwithstanding the foregoing or anything to the contrary herein, any rights of the Agent/Trustees, Term Loan Lenders, the Term Loan DIP Lenders, the ABL Lenders, and the ABL DIP Lenders to indemnification under the DIP Documents, the Prepetition Credit Agreements, and the Convertible Notes Indenture, as applicable, shall remain binding and enforceable in accordance with the terms of such documents and shall not be subject to discharge, impairment, or release under the Plan or the Confirmation Order.

D.	Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, reinstatement, distribution, transfer, or exchange of any debt, Equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New Equity Interests (including on account of the DIP-to-Exit Commitment Premium) and the Warrants; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Exit Facilities; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146 of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

28

E.	Reorganized Debtors.

On the Plan Effective Date, the New Board shall be established, and each Reorganized Debtor shall adopt its New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan.

F.	Sources of Consideration for Plan Distributions.

The Debtors shall fund distributions under the Plan, as applicable, with: (1) the proceeds from the Exit Facilities, (2) the New Equity Interests, (3) the Warrants, and (4) the Debtors’ Cash on hand. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance, distribution, or authorization, as applicable, of certain Securities in connection with the Plan, including the New Equity Interests (including the New Equity Interests issued on account of the DIP-to-Exit Commitment Premium) and the Warrants, will be exempt from SEC registration, as described more fully in Article IV.N hereof.

1.	The ABL Exit Facility.

On the Plan Effective Date, the Reorganized Debtors shall enter into the ABL Exit Facility, the terms of which shall be set forth in the ABL Exit Facility Documents. Confirmation of the Plan shall be deemed approval of the ABL Exit Facility and the ABL Exit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the ABL Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the ABL Exit Facility. The refinancing of the obligations under the ABL DIP Credit Agreement as provided in this paragraph shall also be subject to a payment statement in form and substance acceptable to the ABL DIP Agent and the Debtors.

On the Plan Effective Date, subject to the priorities set forth in the Intercreditor Agreement, all of the Liens and security interests to be granted in accordance with the ABL Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the ABL Exit Facility Documents, (c) shall be deemed automatically perfected as of the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the ABL Exit Facility Documents, (d) shall have the same priority as the priority of the Liens on, and security interests in, the collateral securing the ABL Claims as of the Petition Date relative to all other Liens on, and security interests in, such collateral in existence as of the Petition Date or arising thereafter, (e) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever, and (f) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required) and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

29

2.	The 1L Exit Facility.

On the Plan Effective Date, the Reorganized Debtors shall enter into the 1L Exit Facility, the terms of which shall be set forth in the 1L Exit Facility Documents. Confirmation of the Plan shall be deemed approval of the 1L Exit Facility and the 1L Exit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the 1L Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the 1L Exit Facility. Execution of the 1L Exit Facility Credit Agreements by the 1L Exit Facility Agent shall be deemed to bind all 1L Exit Facility Lenders (including each Holder of Term Loan DIP Claims that receives 1L Exit Facility Loans on the Plan Effective Date on account of such Term Loan DIP Claims, each Holder of Priority Term Loan Claims that receives 1L Exit Facility Loans on the Plan Effective Date on account of such Priority Term Loan Claims, and each Term Loan DIP Lender that lends New Money 1L Exit Term Loans to the Reorganized Debtors on the Plan Effective Date pursuant to its New Money Exit Financing Commitments) as if each such 1L Exit Facility Lender had executed the 1L Exit Facility Credit Agreement with appropriate authorization. The 1L Exit Facility shall constitute a refinancing of the obligations under the Term Loan DIP Credit Agreement.

On the Plan Effective Date, subject to the priorities set forth in the Intercreditor Agreement, all of the Liens and security interests to be granted in accordance with the 1L Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the 1L Exit Facility Documents, (c) shall be deemed automatically perfected on the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the 1L Exit Facility Documents, (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever, and (e) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required) and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

3.	The 2L Exit Facility.

On the Plan Effective Date, the Reorganized Debtors shall enter into the 2L Exit Facility, the terms of which shall be set forth in the 2L Exit Facility Documents. Confirmation of the Plan shall be deemed approval of the 2L Exit Facility and the 2L Exit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the 2L Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the 2L Exit Facility. Execution of the 2L Exit Facility Credit Agreements by the 2L Exit Facility Agent shall be deemed to bind all Participating Rollover Lenders who exercise their Conversion Right on the Plan Effective Date as if such Participating Rollover Lenders had executed the 2L Exit Facility Credit Agreement with appropriate authorization.

On the Plan Effective Date, subject to the priorities set forth in the Intercreditor Agreement, all of the Liens and security interests to be granted in accordance with the 2L Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the 2L Exit Facility Documents, (c) shall be deemed automatically perfected on the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the 2L Exit Facility Documents, (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever, and (e) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

4.	The Warrants.

On the Plan Effective Date, the Warrants shall be issued and distributed pursuant to the Plan and in accordance with the Warrant Agreement to all Holders of Convertible Notes Claims. The Warrants issued pursuant to the Plan shall be validly issued and duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Restructuring Support Agreement, the Plan, and the Warrant Agreement applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s).

The Warrants shall have the customary anti-dilution protections for equity splits, equity dividends, combinations, and similar events as set forth in the Warrant Agreement, shall have such additional terms and conditions as are set forth in the Restructuring Support Agreement.

5.	The 3L Exit Facility.

On the Plan Effective Date, the Reorganized Debtors shall enter into the 3L Exit Facility, the terms of which shall be set forth in the 3L Exit Facility Documents. Confirmation of the Plan shall be deemed approval of the 3L Exit Facility and the 3L Exit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the 3L Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the 3L Exit Facility. Execution of the 3L Exit Facility Credit Agreements by the 3L Exit Facility Agent shall be deemed to bind all Non-Participating Rollover Lenders and Participating Rollover Lenders who do not exercise their Conversion Right on the Plan Effective Date as if each such Holder had executed the 3L Exit Facility Credit Agreement with appropriate authorization.

In accordance with the DIP Orders and as set forth in the Term Loan DIP Documents, if a Holder of a Rollover Term Loan Claim holds a Conversion Right and exercises its Conversion Right by not sending the Debtors a Conversion Right opt-out notice at least three (3) Business Days prior to the Plan Effective Date, an amount of 3L Exit Facility Loans distributed to such Holder on the Plan Effective Date (in accordance with Article III.B.4) equal to such Holder’s Conversion Amount (or, if the amount of 3L Exit Facility Loans distributed to such Holder on the Plan Effective Date in accordance with Article III.B.4 is less than the Conversion Amount, such lesser amount) will automatically be deemed to be converted into an equivalent principal amount of 2L Exit Facility Loans on the Plan Effective Date in accordance with the terms and conditions of the Term Loan DIP Documents. For the avoidance of doubt, Non-Participating Rollover Lenders who receive 3L Exit Facility Loans pursuant to Article III.B.3 hereof shall not be entitled to convert such 3L Exit Facility Loans to 2L Exit Facility Loans.

On the Plan Effective Date, subject to the priorities set forth in the Intercreditor Agreement, all of the Liens and security interests to be granted in accordance with the 3L Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the 3L Exit Facility Documents, (c) shall be deemed automatically perfected on the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the 3L Exit Facility Documents, (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever, and (e) shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required) and shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

6.	New Equity Interests.

On the Plan Effective Date, Reorganized QualTek is authorized to issue or cause to be issued and shall, as provided for in the Restructuring Transactions Memorandum, issue the New Equity Interests for eventual distribution in accordance with the terms of this Plan without further notice to or order of the Court, act or action under applicable law, regulation, order, or rule, or the vote, consent, authorization, or approval of any Person. The New Equity Interests shall be issued and distributed free and clear of all Liens, Claims, and other Interests other than restrictions under applicable securities laws. All of the New Equity Interests issued pursuant to the Plan shall be duly authorized, validly issued, and non-assessable.

On the Plan Effective Date, Reorganized QualTek and all Holders of the New Equity Interests then outstanding shall be deemed to be parties to the New Organizational Documents, substantially in the form, or consistent with the term sheets, contained in the Plan Supplement, without the need for execution by any such Holder. The New Organizational Documents shall be binding on Reorganized QualTek and its subsidiaries and all parties receiving, and all Holders of, New Equity Interests.

7.	DIP-to-Exit Allocation Process.

The DIP-to-Exit Allocation Process shall be open to all DIP-to-Exit Eligible Offerees, who shall be entitled to fund their Pro Rata share of Term Loan DIP New Money Loans and New Money Exit Financing Commitments in accordance with the Solicitation Materials and the Term Loan DIP Documents.

In exchange for consideration and in accordance with the DIP-to-Exit Commitment Letter and their respective Backstop Commitments, the Backstop Parties have committed to fully backstop, severally and neither jointly nor jointly and severally, the full amount of the Term Loan DIP New Money Loans and New Money Exit Financing Commitments. To the extent that any Holder of a DIP-to-Exit Eligible Offeree Claim does not participate in the DIP-to-Exit Allocation Process to the fullest extent of such Holder’s pro rata allocation of the Term Loan DIP New Money Loans and New Money Exit Financing Commitments, such Holder’s unsubscribed allocation of the Term Loan DIP New Money Loans and New Money Exit Financing Commitments will be allocated to the Backstop Parties on a pro rata basis based on each Backstop Party’s respective Backstop Commitments.

At the conclusion of the DIP-to-Exit Allocation Process, each Term Loan DIP Lender, including any Backstop Party, if applicable, shall have committed to lend its pro rata allocation of the New Money 1L Exit Term Loans to the Reorganized Debtors on the Plan Effective Date in accordance with the terms and conditions of the Term Loan DIP Documents. In accordance with the DIP Orders and the Term Loan DIP Documents, on the Plan Effective Date and in exchange for each Term Loan DIP Lender’s funding Term Loan DIP New Money Loans and its pro rata allocation of New Money 1L Exit Term Loans, (a) such Term Loan DIP Lender shall receive its pro rata share of the DIP-to-Exit Commitment Premium; and (b) Reorganized QualTek shall be authorized to issue the applicable New Money 1L Exit Term Loans and DIP-to-Exit Commitment Premium.

Prior to the Petition Date, the DIP-to-Exit Commitment Premium will be deemed to have been offered pursuant to an exemption from the registration requirements of the Securities Act in reliance upon section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder.

After the Petition Date, the DIP-to-Exit Commitment Premium will be offered, issued, and distributed under the Plan without registration under the Securities Act, or any state or local law requiring registration for offer and sale of a security, in reliance upon the exemption provided in section 1145(a) of the Bankruptcy Code to the maximum extent permitted by law, and to the extent such exemption is not available, then the DIP-to-Exit Commitment Premium will be issued and distributed under the Plan pursuant to other applicable exemptions from registration under the Securities Act and any other applicable securities laws.

Entry of the Confirmation Order shall constitute the Court’s approval of Reorganized QualTek’s payment of the DIP-to-Exit Commitment Premium and the DIP-to-Exit Allocation Process (including the transactions, actions, and obligations of the Debtors contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by Reorganized QualTek in connection therewith) without prejudice to the effect of the Court’s approval of the DIP-to-Exit Allocation Process (including the transactions, actions, and obligations of the Debtors contemplated thereby, and all actions to be undertaken, undertakings to be made, and obligations to be incurred by Reorganized QualTek in connection therewith) pursuant to the DIP Orders. On the Plan Effective Date, the rights and obligations of the Debtors under the DIP-to-Exit Commitment Letter shall vest in the Reorganized Debtors, as applicable.

The proceeds of the New Money 1L Exit Term Loans shall be used by the Reorganized Debtors for working capital and general corporate purposes.

G.	Corporate Existence.

Except as otherwise provided in the Plan, (including the Restructuring Transactions Memorandum), TopCo shall continue to exist after the Plan Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which TopCo is incorporated or formed and pursuant to the certificate of incorporation and bylaws (or other formation documents) in effect prior to the Plan Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, in each case, consistent with the Plan and the Restructuring Support Agreement, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). On or after the Plan Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. On or after the Plan Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan, the Plan Supplement, or the Exit Facility Documents, on the Plan Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrance. On and after the Plan Effective Date, except as otherwise provided in the Plan, the Confirmation Order, or any agreement, instrument, or other document incorporated herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

I.	Corporate Action.

Upon the Plan Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including (i) adoption or assumption, as applicable, of the Employment Obligations; (ii) selection of the directors, officers, or managers of the Reorganized Debtors; (iii) the distribution of the New Equity Interests; (iv) issuance and distribution of the Warrants; (v) implementation of the Restructuring Transactions; (vi) entry into the Warrant Agreement and the Exit Facility Documents; (vii) all other actions contemplated under the Plan (whether to occur before, on, or after the Plan Effective Date); (viii) adoption of the New Organizational Documents; (ix) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts or Unexpired Leases; and (x) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Plan Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security Holders, directors, officers, or managers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Plan Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Equity Interests, the New Organizational Documents, the Exit Facilities, the Exit Facility Documents, the Warrants, the Warrant Agreement, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.I shall be effective notwithstanding any requirements under non-bankruptcy law.

J.	New Organizational Documents.

On or immediately prior to the Plan Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of incorporation if and to the extent required in accordance with the applicable laws of the respective state, province, or country of incorporation. The New Organizational Documents will (i) prohibit the issuance of non-voting Equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code and (ii) provide for customary minority shareholder protections and information and reporting requirements. On or after the Plan Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of their respective jurisdictions of incorporation or formation. The New Organizational Documents will, without limitation, provide for (x) preemptive rights for Significant Holders with respect to future equity and equity-linked issuances, subject to customary exceptions and (y) customary related party and minority equity holder protections, and other terms and conditions to be agreed. The New Organizational Documents shall be included as exhibits to the Plan Supplement.

K.	Directors and Officers of the Reorganized Debtors.

As of the Plan Effective Date, the term of the current members of the board of directors or other Governing Body of TopCo shall expire, and the members for the initial term of the New Board shall be appointed. The initial members of the New Board will be identified in the Plan Supplement, to the extent known at the time of filing. Each such member and officer of the Reorganized Debtors shall serve from and after the Plan Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

The New Board shall consist of five (5) members. Three (3) members of the New Board shall not be, and shall not have been within the twelve (12) months preceding their appointment, employed by (i) the Debtors, the Reorganized Debtors, or any any subsidiary of the Debtors or Reorganized Debtors or (ii) any Significant Holder or any fund, manager, or advisor (or similar) of any Significant Holder. For so long as Fortress is a Significant Holder, (x) Fortress shall have a consultation right with respect to the selection of any members of the New Board whose selection is controlled by other Significant Holders (including the members of the New Board to be appointed as of the Plan Effective Date); (y) no Significant Holder that holds an amount of New Equity equal or less than the amount of New Equity held by Fortress will have the right to select a member of the New Board unless Fortress is also provided the right to select a member of the New Board; and (z) no more than one (1) member of the New Board shall be an employee or a holder of more than 10 percent of the equity of a Significant Holder or its Affiliates.

L.	Management Incentive Plan.

On the Plan Effective Date, the Reorganized Debtors shall implement the MIP on the terms set forth in the Restructuring Term Sheet.

M.	Effectuating Documents; Further Transactions.

On and after the Plan Effective Date, the Reorganized Debtors and the New Board are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

N.	Certain Securities Law Matters.

The offering of any New Equity Interests (including the DIP-to-Exit Commitment Premium) before the Petition Date will be made pursuant to an exemption exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder, and/or Regulation S under the Securities Act.

The offering, issuance, and distribution of the New Equity Interests (other than in connection with DIP-to-Exit Commitment Premium) and Warrants, as contemplated by Article IV.F.4, F.6, and F.7 of this Plan, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code. Such New Equity Interests and Warrants (i) will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) will be freely tradeable and transferable without registration under the Securities Act in the United States by the recipients thereof that are not, and have not been within 90 days of such transfer, an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission or state or local securities laws, if any, applicable at the time of any future transfer of such Securities or instruments.

The New Equity Interests issued in connection with the DIP-to-Exit Commitment Premium will be issued in reliance on the exemptions set forth in section 1145 of the Bankruptcy Code to the maximum extent possible and, to the extent such exemption is unavailable, in reliance on the exemption provided by section 4(a)(2) under the Securities Act or another applicable exemption. Any Securities issued in reliance on Section 4(a)(2), including in compliance with Rule 506 of Regulation D, and/or Regulation S will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration or an applicable exemption from registration under the Securities Act and other applicable law. Any Securities issued in reliance on section 1145 of the Bankruptcy Code will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and will be freely tradeable and transferable without registration under the Securities Act in the United States by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments.

O.	Employment Obligations.

Unless otherwise provided herein, specifically rejected pursuant to a separate order of the Court, specifically designated as a contract or lease to be rejected on the Schedule of Executory Contracts and Unexpired Leases, or the subject of a separate rejection motion filed by the Debtors, and subject to Article V of the Plan, the Reorganized Debtors shall: (a) assume all employment agreements, indemnification agreements, or other agreements with current and former members of any Governing Body, employees, officers, directors, or managers of the Debtors; or (b) enter into new agreements with such persons on terms and conditions acceptable to the Reorganized Debtors and such person. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Plan Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

P.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Plan Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Court order, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Court.

Q.	Private Company.

The Reorganized Debtors shall not have any class of equity securities listed on a national securities exchange and shall make commercially reasonable efforts to take the steps necessary to be a private company without Exchange Act reporting obligations upon emergence or as soon as practicable thereafter in accordance with and to the extent permitted by the Exchange Act.

R.	Tax Matters.

The terms of the Plan and the Restructuring Transactions shall be structured to minimize, to the extent practicable, the aggregate tax impact of the Restructuring Transactions on the Debtors and the Reorganized Debtors, taking into account both the cash tax impact of the Restructuring Transactions on the Debtors in the tax year of the Restructuring Transactions and the tax liability of the Reorganized Debtors in subsequent tax years. The Debtors and the Consenting Stakeholders shall cooperate in good faith to structure the Restructuring Transactions in a tax efficient manner reasonably acceptable to each such party.

S.	Director and Officer Liability Insurance.

After the Plan Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct or events occurring prior to the Plan Effective Date, and all directors and officers of the Debtors who served in such capacity at any time prior to the Plan Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Plan Effective Date.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

Each Executory Contract and Unexpired Lease shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Court, as of the Plan Effective Date under section 365 of the Bankruptcy Code, other than: (a) those that (1) are identified on the Rejected Executory Contracts and Unexpired Lease Schedule, (2) were previously expired or terminated pursuant to their own terms, (3) have been previously assumed or rejected by the Debtors pursuant to a Final Order, (4) are the subject of a motion to reject that is pending on the Plan Effective Date, or (5) have an ordered or requested effective date of rejection that is after the Plan Effective Date; and (b) the Tax Receivable Agreement, which shall be cancelled and deemed rejected and, for the avoidance of doubt, any rejection damages arising out of such rejection shall be treated as TRA Claims.

Entry of the Confirmation Order shall constitute an order of the Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan, the Rejected Executory Contracts and Unexpired Leases Schedule, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Plan Effective Date. Except as otherwise provided herein or in the Confirmation Order, each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Court order but not assigned to a third party before the Plan Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms except as such terms may have been modified by the provisions of the Plan or any order of the Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Plan Effective Date shall be subject to approval by a Final Order on or after the Plan Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contracts and Unexpired Leases Schedule at any time up to thirty (30) days after the Plan Effective Date, so long as such allocation, amendment, modification, or supplement is consistent with the Restructuring Support Agreement and the consent rights set forth therein.

B.	Indemnification Obligations.

Subject in all respects to Article I.H hereof and to section 510 of the Bankruptcy Code, the treatment of Section 510 Claims under this Plan and to the fullest extent permitted under applicable law (including being subject to the limitations of the Delaware General Corporation Law, including the limitations contained therein on a corporation’s ability to indemnify officers and directors), all indemnification provisions in place as of the Plan Effective Date (whether in the bylaws, certificates of incorporation or formation, limited liability company agreements, limited partnership agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the Plan Effective Date on terms no less favorable to such current and former members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors than the indemnification provisions in place prior to the Plan Effective Date; provided that nothing herein shall expand any of the Debtors’ indemnification obligations in place as of the Petition Date or constitute a finding or conclusion that any party that may seek indemnification is entitled to indemnification under the terms of such indemnification provisions or is intended to effectuate the survival of any indemnification obligations for any party other than the current members of any Governing Body, directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of, or acting on behalf of, the Debtors. For the avoidance of doubt, subject in all respects to Article I.H hereof, following the Plan Effective Date, the Reorganized Debtors will not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Plan Effective Date or any other individuals covered by such insurance policies, will be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, officers, or other individuals remain in such positions after the Plan Effective Date.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Plan Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Court on or before thirty (30) days after the Plan Effective Date. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Court on or before thirty (30) days after the Plan Effective Date. Any such objection will be scheduled to be heard by the Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to this Article V.C shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to this Article V.C, shall be deemed disallowed and expunged as of the Plan Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Court.

D.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, and subject in all respects to Article I.H hereof, on the Plan Effective Date, and excepting any such insurance policies that have previously been assumed or rejected by the Debtors pursuant to a Final Order, are the subject of a motion to reject that is pending as of the Plan Effective Date, have an ordered or requested effective date of rejection that is after the Plan Effective Date, or are listed on the Schedule of Executory Contracts and Unexpired Leases, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

E.	Reservation of Rights.

Nothing contained in the Plan or the Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors have any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan.

F.	Nonoccurrence of Plan Effective Date.

In the event that the Plan Effective Date does not occur, the Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

G.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

H.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Counterparties to Executory Contracts or Unexpired Leases listed on the Rejected Executory Contract and Unexpired Lease Schedule, if any, shall be served with a notice of rejection of Executory Contracts and Unexpired Leases with the Plan Supplement. Unless otherwise provided by a Final Order of the Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Claims and Noticing Agent and served on the Debtors or Reorganized Debtors, as applicable, no later than thirty (30) days after the date of entry of an order of the Court (including the Confirmation Order) approving such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.F of the Plan, including any Claims against any Debtor listed on the Debtors’ schedules as unliquidated, contingent, or disputed.

All Allowed Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease (excluding, for the avoidance of doubt, the Tax Receivables Agreement) shall be treated as a General Unsecured Claim in accordance with Article III.B of the Plan.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Plan Effective Date (or if a Claim is not an Allowed Claim or Allowed Interest on the Plan Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Interest (as applicable) shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests (as applicable) in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided in the Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Plan Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date.

B.	Disbursing Agent.

All distributions under the Plan shall be made by the Disbursing Agent on the Plan Effective Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.	Rights and Powers of Disbursing Agent.

1.	Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Plan Effective Date.

Except as otherwise ordered by the Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Plan Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.	Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date.

2.	Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; provided further that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder or such other address provided to the Disbursing Agent by that Holder.

3.	Minimum Distributions.

No fractional shares of New Equity Interests or Warrants shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New Equity Interests or Warrants that is not a whole number, the actual distribution of shares of New Equity Interests or Warrants shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Equity Interests or Warrants to be distributed to Holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

4.	Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Plan Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred.

E.	Manner of Payment.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Debtors, the Reorganized Debtors, the Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Debtors, the Reorganized Debtors, the Disbursing Agent, and any applicable withholding agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors and the Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

G.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

H.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan, the Confirmation Order, or another order of the Court, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims (other than ABL Claims (if any) and Prepetition Term Loan Claims) against the Debtors, and no Holder of a prepetition Claim (other than ABL Claims (if any) and Prepetition Term Loan Claims) against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Plan Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

I.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Court order, as of the Plan Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal (National Edition), on the Plan Effective Date.

J.	Setoffs and Recoupment.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and Holder of Allowed Claim or (2) otherwise adjudicated by the Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of Claims against, or Interests in, the Debtors be entitled to recoup any such Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G of the Plan on or before the Plan Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K.	Claims Paid or Payable by Third Parties.

1.	Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14)-day grace period specified above until the amount is repaid.

2.	Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Court.

3.	Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Disputed Claims Process.

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan, except as required by the Plan, Holders of Claims need not File Proofs of Claim, and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. All Proofs of Claim filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Plan Effective Date, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Proofs of Claim filed after the Plan Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Court shall in all cases be determined by the Court.

For the avoidance of doubt, there is no requirement to File a Proof of Claim (or move the Court for allowance) to be an Allowed Claim or Allowed Interest, as applicable, under the Plan. Notwithstanding the foregoing, Entities must File Cure objections as set forth in Article V.C of the Plan to the extent such Entity disputes the amount of the Cure paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty. Except as otherwise provided herein, all Proofs of Claim filed after the Plan Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Court.

B.	Allowance of Claims.

After the Plan Effective Date and subject to the terms of this Plan, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Plan Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be Allowed under applicable non-bankruptcy law.

C.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Plan Effective Date, the Reorganized Debtors shall have the sole authority to: (1) File, withdraw, or litigate to judgment objections to Claims or Interests; (2) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Plan Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Plan Effective Date with respect to any Disputed Claim or Interest.

Any objections to Claims and Interests other than General Unsecured Claims shall be served and filed on or before the 180th day after the Plan Effective Date or by such later date as ordered by the Court. All Claims and Interests other than General Unsecured Claims not objected to by the end of such 180-day period shall be deemed Allowed unless such period is extended upon approval of the Court.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable nonbankruptcy law. If the Debtors, or Reorganized Debtors dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

D.	Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors’ having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Court.

E.	Disallowance of Claims or Interests.

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Confirmation Order, the Definitive Documentation, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Plan Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Plan Effective Date by the Reorganized Debtors and, to the extent any such Intercompany Claim constitutes ABL Priority Collateral (as defined in the Intercreditor Agreement referred to in the DIP Orders), subject to the written consent of the ABL DIP Agent or the ABL Exit Facility Agent, as applicable, in its sole, but reasonable, discretion), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Interests, including demands, liabilities, and Causes of Action that arose before the Plan Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Plan Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Plan Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Plan Effective Date.

Notwithstanding anything to the contrary in this Article VIII, elsewhere in this Plan, or in the Confirmation Order, nothing in the Plan or Confirmation Order shall release, modify, or otherwise limit any Claims or Causes of Action asserted or assertable by Fortress against any Fortress Non-Released Party. No Claims or Causes of Action of Fortress against Fortress Non-Released Parties shall be in any way released, waived, impaired, modified, or enjoined by this Plan or the Confirmation Order, and Fortress’s rights to pursue such claims and Causes of Action shall be unaffected hereby.

B.	Release of Liens.

Except as otherwise provided in the Exit Facility Documents, the Plan, the Confirmation Order, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Plan Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Plan Effective Date, except for Other Secured Claims that the Debtors elect to reinstate in accordance with Article III.B.1 hereof, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or Filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

C.	Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Plan Effective Date, each Released Party is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor, the De-SPAC Transaction, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, execution, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreements, the Prepetition Credit Agreements, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, the Exit Facilities, the Plan (including, for the avoidance of doubt, the Plan Supplement), the De-SPAC Transaction, or any Restructuring Transactions, contract, instrument, release, transaction, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreements, the Prepetition Credit Agreements, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, the Exit Facility Documents, the Warrant Agreement, the De-SPAC Transaction, or the Plan, the Plan Supplement, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the DIP Documents, the Exit Facility Documents, the Warrant Agreement, or any Claim or obligation arising under the Plan or (ii) any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud or willful misconduct.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan and, further, shall constitute the Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

D.	Releases by Holders of Claims and Interests.

Except as otherwise expressly set forth in this Plan or the Confirmation Order, on and after the Plan Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged by each Releasing Party from any and all Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor and another Debtor, the De-SPAC Transaction, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, execution, or Filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreements, the Prepetition Credit Agreements, the DIP- to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, the Exit Facilities, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transactions, contract, instrument, release, transaction, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Credit Agreements, the Prepetition Credit Agreements, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, the Exit Facility Documents, the Warrant Agreement, the De-SPAC Transaction, the Plan, the Plan Supplement, before or during the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the DIP Documents, the Exit Facility Documents, the Warrant Agreement, or any Claim or obligation arising under the Plan, or (ii) any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud or willful misconduct.

Except as expressly set forth in the Plan or the Confirmation Order, effective on the Plan Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Plan Effective Date, to the fullest extent allowed by applicable law, each (a) Released Party is hereby deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the ABL Releasing Parties, and (b) ABL Released Party is hereby deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Releasing Parties, from any and all Causes of Action, rights, suits, damages, remedies and liabilities whatsoever based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), whether known or unknown, foreseen or unforeseen, matured or unmatured, liquidated or unliquidated, fixed or contingent, accrued or unaccrued, existing or hereinafter arising, in law (or any applicable rule, statute, regulation, treaty, right, duty or requirement), equity, contract, tort, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, the Reorganized Debtors, their Estates, or their Affiliates, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or any other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, or their Estates (including the management, ownership, or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, the Plan, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, the ABL Credit Agreement, the ABL DIP Credit Agreement, the Term Loan Credit Agreement, the Term Loan DIP Credit Agreement, the DIP-to-Exit Commitment Letter, the DIP-to-Exit Allocation Process, or any Restructuring Transaction, or upon any other act, or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date. Notwithstanding anything to the contrary in the foregoing, (i) the mutual releases set forth above do not release (x) any obligations arising on or after the Plan Effective Date of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the ABL DIP Documents, the ABL Exit Facility Documents, or any Claim or obligation arising under the Plan or (y) and any claim or Cause of Action arising from an act or omission that is determined by a Final Order to have constituted actual fraud or willful misconduct, and (ii) the releases by the ABL Releasing Parties set forth above do not release any Excluded ABL Obligations.

Entry of the Confirmation Order shall constitute the Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein and, further, shall constitute the Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties and Released ABL Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

E.	Exculpation.

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the DIP Documents, the Warrant Agreement, and the Exit Facility Documents or any Restructuring Transactions, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties and other parties set forth above have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration, including securities, pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

F.	Injunction.

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Plan Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties, or the ABL Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Plan Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; or (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

No Person or Entity may commence or pursue a Claim or Cause of Action or Covered Claim, as applicable, of any kind against the Debtors, the Reorganized Debtors, the Exculpated Parties, the Released Parties, the ABL Released Parties, or the Covered Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action or Covered Claim, as applicable, subject to Article VIII.C, Article VIII.D, and Article VIII.E hereof, without the Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action or Covered Claim, as applicable, represents a colorable Claim of any kind, and (ii) specifically authorizing such Person or Entity to bring such Claim or Cause of Action or Covered Claim, as applicable, against any such Debtor, Reorganized Debtor, Exculpated Party, Released Party, ABL Released Party, or Covered Party, as applicable.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of this Plan. Except as otherwise set forth in the Confirmation Order, each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to this Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VIII.F.

G.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a Debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.	Document Retention.

On and after the Plan Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.	Reimbursement or Contribution.

If the Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Plan Effective Date.

It shall be a condition to the Plan Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1.            the Court shall have entered the Confirmation Order in form and substance consistent with the Restructuring Support Agreement, and the Confirmation Order shall have become a Final Order;

2.            the Court shall have entered the DIP Orders and the Final DIP Order shall be in full force and effect;

3.            the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

4.            the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed in a manner consistent in all material respects with the Restructuring Support Agreement and the Plan;

5.            all professional fees and expenses of retained Professionals required to be approved by the Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Plan Effective Date have been placed in the Professional Fee Escrow Account pending approval by the Court;

6.            the Restructuring Support Agreement shall remain in full force and effect;

7.            all documents contemplated by the Restructuring Support Agreement to be executed on or before the Plan Effective Date shall have been executed and delivered;

8.            entry into the Exit Facility Documents shall have been approved, all conditions precedent to the consummation of such Exit Facility Documents shall have been waived or satisfied in accordance with the terms thereof, and the closing of such Exit Facility Documents shall have occurred;

9.            entry into the Warrant Agreement shall have been approved, all conditions precedent to the consummation of such Warrant Agreement shall have been waived or satisfied in accordance with the terms thereof, the closing of such Warrant Agreement shall have occurred, and the Warrants shall have been issued by Reorganized QualTek;

10.          the New Equity Interests and Warrants shall have been issued by Reorganized QualTek, and the New Organizational Documents shall be in effect in accordance with consent rights set forth herein and in the Restructuring Support Agreement;

11.          notwithstanding anything to the contrary herein, to the extent invoiced, the payment in full in Cash of all (i) Restructuring Expenses and (ii) fees and expenses of the Convertible Notes Trustee (subject to a cap of $150,000); and

12.          the Debtors shall have otherwise substantially consummated the Restructuring Transactions, and all transactions contemplated herein, in a manner consistent in all respects with the Restructuring Support Agreement (including, for the avoidance of doubt, the consent, approval, and consultation rights set forth therein) and the Plan.

B.	Waiver of Conditions.

The conditions to Confirmation and Consummation set forth in this Article IX may be waived by the Debtors only with the reasonable consent (in each case with email being sufficient) of the Required Consenting Term Lenders, the Required Consenting Convertible Noteholders, and the Required Consenting ABL Lenders, without notice, leave, or order of the Court or any formal action other than proceedings to confirm or consummate the Plan; provided that the condition set forth in Article IX.A.11 shall only be waivable with respect to the Restructuring Expenses or other fees and expenses of advisors to any person by such person on whose behalf the advisors were engaged.

C.	Effect of Failure of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity in any respect; provided that all provisions of the Restructuring Support Agreement that survive termination thereof shall remain in effect in accordance with the terms thereof.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in the Plan and to the extent permitted by the Restructuring Support Agreement (and subject to any consent rights set forth therein), the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan, subject to the reasonable consent of the Required Consenting ABL Lenders, the Required Consenting Term Lenders, and the Required Consenting Convertible Noteholders. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Bankruptcy Rules, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times after Confirmation and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan or remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

To the extent permitted by the Restructuring Support Agreement (including the consent, approval, and consultation rights set forth therein), the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Plan Effective Date, on and after the Plan Effective Date, the Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.            allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.            decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.            resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Plan Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.            ensure that distributions, including the Warrants, to Holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5.            adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Plan Effective Date;

6.            adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7.            enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

8.            enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9.            resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10.          issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

11.          resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, exculpations, and other provisions;

12.          resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K hereof;

13.          enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14.          determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Plan Supplement, or the Disclosure Statement, including the Restructuring Support Agreement;

15.          enter an order concluding or closing the Chapter 11 Cases;

16.          adjudicate any and all disputes arising from or relating to distributions under the Plan;

17.          consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Court order, including the Confirmation Order;

18.          determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.          hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20.          hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21.          hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Plan Effective Date;

22.          hear and determine all disputes involving the obligations or terms of the DIP-to-Exit Allocation Process and the DIP-to-Exit Commitment Letter;

23.          enforce all orders previously entered by the Court; and

24.          hear any other matter not inconsistent with the Bankruptcy Code.

As of the Plan Effective Date, notwithstanding anything in this Article XI to the contrary, the Exit Facility Documents shall be governed by the jurisdictional provisions therein, and the Court shall not retain any jurisdiction with respect thereto. For the avoidance of doubt, nothing in this Article XI shall affect the substantive rights of any party.

ARTICLE XII.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Plan Effective Date, the terms of the Plan (including, for the avoidance of doubt, the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims against and Interests in the Debtors shall be as fixed, adjusted, or compromised, as applicable, pursuant to this Plan regardless of whether any Holder of a Claim or Interest has voted on this Plan.

B.	Additional Documents.

On or before the Plan Effective Date, and consistent in all respects with the terms of the Restructuring Support Agreement, the Debtors may File with the Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan and the Restructuring Support Agreement. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

D.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Plan Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Plan Effective Date.

E.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Court shall enter the Confirmation Order. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Plan Effective Date.

F.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

G.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1.	if to a Debtor, to:

c/o QualTek Services Inc.

475 Sentry Parkway E

Blue Bell, Pennsylvania 19422

Attention: Paul Kestenbaum, General Counsel

E-mail address: ####

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Joshua Sussberg, P.C. and Christopher T. Greco, P.C.

E-mail addresses: ####,

####

-and-

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention: Jaimie Fedell

E-mail address: ####

2.	if to a Consenting Sponsor, to:

Katten Muchin Rosenman LLP

50 Rockefeller Plaza

New York, New York 10020

Attention: Steven J. Reisman and Michael E. Comerford

E-mail address: ####,

####

3.	if to a Consenting ABL Lender, to:

Blank Rome LLP

1201 N. Market Street, Suite 800

Wilmington, Delaware 19801

Attention: Regina Stango Kelbon

E-mail address: ####

4.	if to a Consenting Term Lender, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Andrew Rosenberg and Elizabeth McColm

E-mail addresses: ####,

####

5.	if to a Consenting Convertible Noteholder, to:

Davis Polk & Wardwell LLP

450 Lexington Ave,

New York, NY 10017

Attention: Damian Schaible and David Schiff

E-mail addresses: ####,

####

After the Plan Effective Date, the Debtors have authority to notify Entities that, in order to continue to receive documents pursuant to Bankruptcy Rule 2002, Entities must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Plan Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have Filed such renewed requests.

H.	Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations with respect to such subjects, all of which have become merged and integrated into the Plan.

I.	Plan Supplement.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://dm.epiq11.com/QualTek or the Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of the Plan, unless otherwise ordered by the Court, such part of the Plan that does not constitute the Plan Supplement shall control. The documents included in the Plan Supplement are an integral part of this Plan and shall be deemed approved by the Court pursuant to the Confirmation Order.

J.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, Impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent, provided, that any such deletion or modification must be consistent with the Restructuring Support Agreement (including the consent, approval, and consultation rights set forth therein); and (3) nonseverable and mutually dependent.

K.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan, or any previous plan, and, therefore, none of such parties, individuals, or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan or any previous plan.

L.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Court to close the Chapter 11 Cases.

M.	Waiver or Estoppel.

Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured, or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Court prior to the Confirmation Date.

N.	Regulatory Compliance.

Notwithstanding anything to the contrary in this Plan or the Confirmation Order, it shall not be a violation of this Plan or the Confirmation Order for a Holder of a Claim or an Interest or any other party in interest or any such Person’s or Entity’s counsel to (x) respond to any inquiry or produce information if so compelled by a court or other entity with authority to inquire and compel production of such information, including, but not limited to, a banking or other regulatory agency and (y) comply with or satisfy any regulatory or other reporting obligations required by applicable law arising out of, in connection with, or relating to the ABL Credit Agreement, the ABL DIP Credit Agreement, the Restructuring Transactions, or any transactions related to any of the foregoing

[Remainder of page intentionally left blank]

Dated: May [24], 2023	Qualtek Services Inc.
on behalf of itself and all other Debtors

/s/ DRAFT
Cari Turner
Chief Restructuring Officer
QualTek Services Inc.

Exhibit B

RSA

Exhibit C

Structure Chart

# QualTek

## Capital Structure Chart

Key
ABL/ Term Loan Borrower
ABL Obligor
Term Loan Obligor
Convertible Notes Issuer
Convertible Notes Obligor
QualTek Services Inc. (Delaware)
QualTek HoldCo, LLC (Delaware) (f/k/a BCP QualTek HoldCo, LLC)
QualTek Buyer, LLC (Delaware) (f/k/a BCP QualTek Buyer LLC)
QualTek LLC (Delaware)
QualTek MidCo, LLC (Delaware)
QualTek Fulfillment LLC (Delaware) (f/k/a ACI USA, LLC)
Site Safe, LLC (Delaware) (f/k/a ANS Acquisition, LLC)
QualSat, LLC (Delaware)
NX Utilities ULC (British Columbia)
AdvanTek Electrical Construction, LLC (Delaware)
QualTek Management, LLC (Delaware)
QualTek Recovery Logistics LLC (Delaware) (f/k/a Recovery Logistics, LLC)
QualTek Renewables LLC (Texas) (f/k/a Fiber Network Solutions, LLC)
QualTek Wireless LLC (Delaware) (f/k/a Velocitel,LLC)
QualTek Wireline LLC (Delaware) (f/k/a NX Utilities, LLC)
Concurrent Group LLC (Florida)
Urban Cable Technology LLC (Pennsylvania)
The Covalent Group LLC (Pennsylvania)
QualTek Engineering, P.C. (North Carolina)

| Facility Name | Agent / Lender / Trustee | Interest Rate | Maturity Date | Principal Outstanding |
|---|---|---|---|---|
| **Term Loan Credit Facility** | | | *Total* | $418,400,000 |
| *Bridge Loans / Incremental Term Loans* | Citibank, N.A. | Base Rate + 11.0% or Term Benchmark Rate + 12.0% | 16-Jun-24 | *$66,900,000* |
| *Rollover Loans* | | Base Rate + 5.25% or Term Benchmark Rate + 6.25% | 18-Jul-25 | *$102,900,000* |
| *Tranche B Term Loans* | | Base Rate + 5.25% or Term Benchmark Rate + 6.25% | 18-Jul-25 | *$248,600,000* |
| **ABL Credit Facility** | PNC Bank, National Association | Base Rate + 4.00% and BSBY Rate + 5.00% | 16-Jun-24 | $75,700,000 |
| | | | *Total Secured Debt* | *$494,100,000* |
| **Senior Unsecured Convertible Notes** | Wilmington Trust, National Association | 9.50%-11.75% based on Total Net Leverae Ratio | 15-Feb-27 | $131,200,000 |
| | | | *Total Secured Debt* | *$131,200,000* |

Exhibit D

FINANCIAL PROJECTIONS1

As a condition to Confirmation, the Bankruptcy Code requires, among other things, the Bankruptcy Court to find that Confirmation is not likely to be followed by either a liquidation or the need to further reorganize the Debtors (and together with their non-Debtor affiliates, the “Company”). In accordance with this condition and in order to assist each holder of a Claim in determining whether to vote to accept or reject the Plan, the Company’s management team (“Management”), with the assistance of their advisors, developed financial projections (the “Financial Projections”) to support the feasibility of the Plan.

The Financial Projections were prepared by Management and are based on a number of assumptions made by Management, within the bounds of their knowledge of their business and operations, with respect to the future performance of the Company’s operations. Although management has prepared the Financial Projections in good faith and believes the assumptions to be reasonable, there can be no assurance that such assumptions will be realized.

The Financial Projections were not prepared with a view towards compliance with published guidelines of the United States Securities and Exchange Commission or guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. An independent auditor has not examined, compiled, or performed any procedures with respect to the prospective financial information contained in this Exhibit and, accordingly, it does not express an opinion or any other form of assurance on such information or its achievability. The Debtors’ independent auditor assumes no responsibility for, and denies any association with, the prospective financial information.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Financial Projections contain certain statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in the Financial Projections include the intent, belief, or current expectations of the Debtors and management with respect to the timing of, completion of, and scope of the current restructuring, Plan, Debtors’ business plan, and market conditions, and the Debtors’ future liquidity, as well as the assumptions upon which such statements are based. While the Debtors believe that the expectations are based upon reasonable assumptions within the bounds of their knowledge of their business and operations, parties-in-interest are cautioned that any such forward-looking statements are not guarantees of future performance, involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

1           Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Disclosure Statement.

1

Accounting Policies

The Financial Projections have been prepared using accounting policies that are consistent with those applied in the Debtors’ historical financial statements.

Upon emergence from chapter 11, the Reorganized Debtors anticipate they will implement “fresh start” reporting pursuant to Accounting Standards Codification (“ASC”) Topic 852, “Reorganization.” The main principles of fresh start reporting require that the reorganization value of the emerging entity be allocated to all of the entity’s assets and liabilities in accordance with the guidance in ASC Topic 805, “Business Combinations.” Any portion of the reorganization value not attributable to specific tangible or identifiable intangible assets or liabilities of the emerging entity is required to be reported as goodwill. The Projections may not reflect all the adjustments necessary to implement fresh start reporting.

Summary of Significant Assumptions

The Debtors, with the assistance of various professionals, including their financial advisors, prepared the Financial Projections for 2023 to 2026. The Financial Projections are based on a number of assumptions with respect to the future performance of the Reorganized Debtors’ operations. Although these Financial Projections have been prepared in good faith and are believed to be reasonable, it is important to note that the Debtors can provide no assurance that such assumptions will be realized. As described in detail in Article IX of the Disclosure Statement, a variety of risk factors could affect the Reorganized Debtors’ financial results and should be considered. The Financial Projections should be reviewed in conjunction with a review of these assumptions, including the qualifications and footnotes set forth herein.

General Assumptions

The Financial Projections assume that the Effective Date will be July 31, 2023 and that the Reorganized Debtors will continue to conduct operations substantially similar to their current businesses. The Financial Projections take into account the current market environment in which the Debtors compete, including many economic and financial forces that are beyond the control of the Debtors and management. The Debtors operate in the telecommunications and power industries, providing communications infrastructure services, power grid modernization, recovery services, and renewables solutions to its customers. In addition, the Debtors also provide a variety of mission-critical services across the telecom and renewable energy value chain, including wireline and fiber optic terminations, wireless, fiber-to-the-home, or “FTTH,” and customer fulfillment activities, across the country. Economic growth or slowdowns on a national or regional basis may impact the reorganized debtors’ revenues and expenses. In addition, general trends, changing legislation within the telecommunication industry, customer and/or vendor challenges related to the Company’s bankruptcy proceedings, and changes to the capital expenditure budgets of the Debtors key customers may all impact performance.

The budget process is led by business unit leaders with input from the corporate Financial Planning & Analysis team. These financial planning leaders collaborate with relevant business owners, including the business unit presidents to develop the operational and financial projections for each of the key drivers of the business bottom’s up, by program and market. Key drivers include known ongoing and near-term project volumes, work with new customers, new programs with existing customers, anticipated price increases, contemplated staffing mix (subcontractors versus in-house work force) required to meet customer expectations and possible capital investments. These inputs are projected by business unit and summarized into a consolidated financial view that is reviewed by the senior leadership team and the Board of Directors.

2

Risk Factors

The Financial Projections are subject to inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond the Debtors’ management team’s control. Many factors could cause actual results, performance, or achievements to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements. Accordingly, the Financial Projections should be reviewed in conjunction with a review of the risk factors set forth in Article IX of the Disclosure Statement and the assumptions described herein.

Projected Statements of Operations

“Adjusted EBITDA” is defined as earnings (operating income) before depreciation, amortization, taxes, management fees, goodwill impairment, restructuring charges, share-based compensation, acquisition costs, public company readiness costs, liability revaluations and certain other costs. Adjusted EBITDA is a key measure of the Company’s operational performance, and management uses Adjusted EBITDA consistently for all purposes, including internal reporting, the evaluation of business objectives, opportunities and performance, and the determination of management compensation. Adjusted EBITDA is not a measure of financial performance under Generally Accepted Accounting Principles (“GAAP”) and should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP.

“Segments” The Company’s business operations primarily consist of two segments: (i) Telecommunications, and (ii) Renewables and Recovery Logistics.

3

QualTek Services Inc.
Projected Statement of Operations (Unaudited)

	Fiscal Year Ending 12/31
($ in Millions)	2022	2023	2024	2025	2026
Revenue	$753.9	$690.3	$746.9	$818.5	$858.3
YoY Growth	n.a.	-8.4%	8.2%	9.6%	4.9%
Cost of Goods Sold	(665.1)	(573.6)	(601.7)	(656.7)	(687.3)
Gross Profit	$88.8	$116.7	$145.2	$161.8	$171.0
Margin %	11.8%	16.9%	19.4%	19.8%	19.9%
SG&A	(59.3)	(113.0)	(69.2)	(71.0)	(72.8)
Depreciation & Amortization	(58.4)	(54.8)	(53.9)	(55.7)	(57.3)
Tax	(0.1)	(0.4)	(0.4)	(0.4)	(0.4)
Interest	(59.3)	(71.5)	(48.8)	(48.8)	(47.4)
Other Income (Expenses)	(16.4)	378.3	1.6	(0.0)	-
Net Income	$(104.8)	$255.3	$(25.5)	$(14.0)	$(6.8)
Depreciation & Amortization	58.4	54.8	53.9	55.7	57.3
Tax	0.1	0.4	0.4	0.4	0.4
Interest	59.3	71.5	48.8	48.8	47.4
Other (Income) Expenses	16.4	(378.3)	(1.6)	0.0	-
Restructuring Fees	3.2	44.2	-	-	-
Adjusted EBITDA	$32.7	$47.8	$76.0	$90.9	$98.3
YoY Growth	n.a.	46.3%	58.9%	19.5%	8.2%
Margin %	4.3%	6.9%	10.2%	11.1%	11.4%
Memo: Segment Revenue
Telecom	$665.5	$593.1	$642.7	$707.3	$740.6
Renewables & Recovery Logistics	88.3	97.2	104.2	111.2	117.7

Notes to Projected Statement of Operations

Revenue

Telecommunications

The Telecommunications segment provides a full suite of services to the telecom sector across both wireless and wireline markets, from site acquisition and permitting to initial engineering and design to installation, maintenance, program management, and fulfillment. Revenue for the Wireless business unit is projected to decline from 2022 levels in the near term primarily due to the business prioritizing profitable projects with its customers. Over the longer term, revenues are anticipated to grow primarily driven through acceleration of work in multiple markets with some of the business’s key customers. Revenue for the Wireline business unit accelerates over the near and long term primarily due to a planned rapid expansion of fiber optic networks buildouts in non-core markets by a key customer. Revenue for the Power business unit grows more rapidly over the near term due to an expected uptick in underground power distribution work. This is followed by slower inflationary growth for this business over the longer term.

4

Renewables and Recovery Logistics

The Renewables & Recovery Logistics segment provides full fiber optic and electrical services for customers in the renewable energy sector and disaster relief / business continuity services for customers in the telecommunications, power utility, and renewable energy industries. Revenue for the Renewables business is expected to grow rapidly over the forecast period catalyzed by favorable legislation, which provides funding for significant growth in clean energy work that the Renewables business supports. Revenue for the Recovery Logistics business is seasonal, driven primarily by hurricanes requiring mobilization of large power utility teams who in turn require temporary lodging, catering, transport logistics, and fueling services. Revenues can be unpredictable from year to year. Additional growth opportunities in this business unit will come from deployment of underutilized assets in new areas beyond the typical work following natural disasters, such as migrant camps. These additional growth opportunities, however, have not been incorporated into Recovery Logistics’ projections.

Gross Margin

Telecommunications

The key drivers for the improvement in gross margins for the Telecommunications segment are the margin improvement in the Wireless and Wireline business, which is complemented by the uptick in the smaller but profitable Power business. Wireless margin improvement is mainly driven by a focus on pursuing more profitable work, and certain pricing initiatives with its largest customer. Wireline margin improvement is primarily driven by a new fiber optic build out program with a key customer that is entering new non-core markets. This work is expected to begin at the end of FY 2023, scale rapidly in FY 2024-2026, and is expected to produce gross margins of 15%, which is a significant improvement to the historical margins of this business. Lastly, the Power business has recently entered new underground work with its primary customer, which is anticipated to lift gross margins from 15% in FY 2022 to ~24% in FY 2024.

Renewables and Recovery Logistics

Gross Margins for the Recovery business are stable and healthy operating in a range of 48 – 53% range depending on the year. This is primarily attributable to demand for the business’s services from power / utility customers in the wake of natural disasters where emergency restoration of power is required. This coupled with the lower skill labor required enables the business to consistently generate healthy gross margins. On the Renewables side of the business, given recent tailwinds created by the new administration and the pipeline of opportunities that this business is currently bidding on, the business is assumed to steadily return to normal levels with gross margins expected to return ~25%.

Sales, General and Administrative (“SG&A”)

SG&A for the business includes costs related to corporate functions such as Legal, IT, Finance and Accounting, HR, and other centralized functions, which are not allocated to the business segments. These costs can include office expenses, rent, utilities and marketing expenses, among others. For the sake of presentation, the amounts shown exclude certain non-recurring items, which are detailed in the Company’s most recent Form 10-K, as well as restructuring costs.

5

The Financial Projections assume SG&A costs will increase as the business backfills certain key open critical positions, with the full impact of these additions realized in 2024. Corporate costs were also increased to account for additional IT/software license costs to support efficiencies in field service work. All operating expenses were increased by a cost inflation factor of 3% annually. In order to mitigate the reduction in revenue and bolster EBITDA margin, the Wireless business unit contemplates a 1% annual cost efficiency factor in each year of the projection period.

QualTek Services Inc.
Projected Pro Forma Consolidated Balance Sheet at Emergence (Unaudited)

	Pro Forma Balance Sheet at Emergence
	Pre-Effective	Adjustments		Emergence
($ in Millions)	Estimated	Restructuring	Fresh Start	Pro Forma	Notes
Assets
Current Assets:
Cash	$20.6	$(15.6)		$5.0	(a)
Billed AR	67.3			67.3
Unbilled AR	154.3			154.3
Inventory	9.8			9.8
Other Current Assets	13.0			13.0
Total Current Assets	$265.1	$(15.6)	$-	$249.5
Long Term Assets:
Intangible Assets	297.1			297.1
PP&E	51.7			51.7
Other LT Assets	44.9			44.9
Fresh Start Adjustment	-		11.8	11.8	(b)
Total Long Term Assets	$393.7	$-	$11.8	$405.4
Total Assets	$658.7	$(15.6)	$11.8	$654.9
Liabilities & Shareholders' Equity
Current Liabilities:
DIP	40.0	(40.0)		-	(c)
Accounts Payable	65.0			65.0
Accrued Expense	74.7	(10.0)		64.7	(d)
Cap Lease	34.9			34.9
Other Current Liabilities	10.2			10.2
Deferred Revenue	15.4			15.4
Total Current Liabilities	$240.2	$(50.0)	$-	$190.2
Contingent Liability	9.1			9.1
ABL	89.9	(19.9)		70.0	(e)
Term Loan	418.0	(177.3)		240.7	(f)
Subordinate Note	134.0	(134.0)		-	(g)
Other LT Liabilities	6.4	16.2		22.6	(h)
Total LT Liabilities	$657.5	$(315.0)	$-	$342.4
Total Liabilities	$897.7	$(365.1)	$-	$532.6
Total Equity	$(238.9)	$349.5	$11.8	$122.3	(i)
Total Liabilities and Equity	$658.7	$(15.6)	$11.8	$654.9	(i)

6

Notes to Projected Pro Forma Consolidated Balance Sheet

The pro forma balance sheet adjustments contained herein account for (i) the reorganization and related adjustments pursuant to the Plan and (ii) the estimated impact from the implementation of fresh start accounting pursuant to ASC Topic 852, “Reorganization.”

The Debtors have not yet completed their fresh start reporting analysis. However, for purposes of preliminary fresh start reporting, the Financial Projections incorporate estimates of the effect of fresh start reporting which are based upon the midpoint of the Debtors Valuation Analysis (see Exhibit E, an Enterprise Value of $470 million. The reorganized value ultimately used by the Debtors in implementing fresh start reporting may differ from this estimate. Likewise, the Debtors’ allocation of the reorganized value to individual assets and liabilities is based upon preliminary estimates that are subject to change upon the formal implementation of fresh start reporting and could result in material differences to the allocated values included in these Financial Projections. For purposes of estimating the impact of fresh start accounting, the Debtors’ have assumed that the book value of all their assets approximates fair market value. Reorganization value that differs from liabilities and tangible assets is shown as a change in the “Fresh Start Adjustment.” The Debtors have not estimated the change in deferred tax assets or liabilities that may result from the reorganization.

(a)	Reflects the funding of the Reorganized Debtors’ minimum cash balance, exit funding, and payments pursuant to the Plan. Cash prior to the Effective Date is a combination of projected unrestricted cash and cash held in the Professional Escrow Account.

(b)	The projected change in the book value of the Reorganized Debtors’ assets, to be allocated via fresh start accounting.

(c)	Reflects the rollover of any amounts outstanding under the DIP Facilities into the 1L Term Loan.

(d)	Assumed rollover of PIK interest on the term loan and Subordinate Notes into the corresponding debt balances as of the Effective Date

(e)	Reflects an agreed upon paydown on the Line of Credit on the Effective Date

(f)	Assumed indebtedness outstanding on the (i) DIP Facility, (ii) rollover of the prepetition priority term loan and rollover term loans, and (iii) the new money exit term loan, net of debt issuance costs, all of which are rolled into new 1L, 2L, and 3L Term Loans as of the Effective Date.

(g)	All prepetition debt and liabilities subject to compromise will be settled in accordance with the terms of the Plan.

(h)	Reflects settlement of TRA Liabilities and debt discounts in accordance with the terms of the Plan.

(i)	Represents the net gain from completion of the reorganization, as well as adjustments to the equity value of the Reorganized Debtors.

7

QualTek Services Inc.
Projected Consolidated Balance Sheet (Unaudited)

	Post
	Emergence
($ in Millions)	Jul'23	FY'23	FY'24	FY'25	FY'26
Assets
Current Assets:
Cash	$5.0	$5.0	$5.0	$11.0	$73.1
Billed Accounts Receivable (Net Of Bad Debt)	67.3	98.7	98.0	108.2	113.7
Unbilled Accounts Receivable	154.3	118.2	144.2	159.6	164.6
Material Inventory	9.8	9.8	9.8	9.8	9.8
Other Current Assets	13.0	13.0	10.4	6.3	1.5
Total Current Assets	$249.5	$244.6	$267.3	$295.0	$362.7
Long Term Assets:
Intangible Assets	297.1	279.6	237.4	195.3	153.2
Net PP&E	51.7	45.3	45.4	42.2	37.6
Other LT Assets	44.9	44.9	44.9	44.9	44.9
Fresh Start Adjustment	11.8	11.8	11.8	11.8	11.8
Total Long Term Assets	$405.4	$381.5	$339.5	$294.2	$247.4
Total Assets	$654.9	$626.1	$606.8	$589.2	$610.1
Liabilities & Shareholders' Equity
Current Liabilities:
Accounts Payable	65.0	71.4	77.2	82.1	84.7
Accrued Expense	64.7	62.9	62.9	64.5	64.8
Cap Lease	34.9	34.3	29.2	25.2	23.1
Other Current Liabilities	10.2	10.2	10.2	10.2	10.2
Deferred Revenue	15.4	15.5	9.7	10.1	10.6
Total Current Liabilities	$190.2	$194.3	$189.2	$192.1	$193.2
Contingent Liability	9.1	5.3	2.8	-	-
ABL	70.0	36.0	27.8	-	-
Term Loan	240.7	249.3	271.4	295.5	322.0
Other LT Liabilities	22.6	22.6	22.6	22.6	22.6
Total LT Liabilities	$342.4	$313.3	$324.6	$318.2	$344.7
Total Liabilities	$532.6	$507.6	$513.8	$510.2	$537.9
Total Equity	$122.3	$118.5	$93.0	$78.9	$72.1
Total Liabilities and Equity	$654.9	$626.1	$606.8	$589.2	$610.1

8

QualTek Services Inc.
Projected Consolidated Free Cash Flow (Unaudited)

	Fiscal Year Ending 12/31
	Aug-Dec 2023	2024	2025	2026
Adjusted EBITDA	$44.5	$76.0	$90.9	$98.3
YoY Growth	n/a	n/a	19.5%	8.2%
∆ in Working Capital	9.2	(23.6)	(17.3)	(1.5)
Capex / Capital Leases	(7.6)	(21.2)	(18.2)	(16.0)
Other	(2.3)	(3.8)	(3.9)	(3.9)
Unlevered Free Cash Flow	$43.8	$27.4	$51.5	$76.9
Debt Amortization	(0.7)	(1.4)	(1.4)	(1.4)
Term Loan Cash Interest	(6.7)	(12.0)	(11.3)	(12.2)
Revolver Cash Interest	(2.4)	(5.5)	(4.8)	(1.0)
LC Fees	(0.1)	(0.3)	(0.3)	(0.3)
Levered Free Cash Flow before ABL Draw (Paydown)	$33.9	$8.2	$33.8	$62.0
ABL Draw (Paydown)	(33.9)	(8.2)	(27.8)	-
Levered Free Cash Flow Including ABL Draw (Paydown)	$-	$0.0	$6.0	$62.0
Starting Cash Balance	5.0	5.0	5.0	11.0
Levered Free Cash Flow before ABL	33.9	8.2	33.8	62.0
Revolver Draw (Paydown)	(33.9)	(8.2)	(27.8)	-
Ending Cash Balance	$5.0	$5.0	$11.0	$73.1

Notes to Consolidated Free Cash Flow

Working Capital

The Financial Projections assume the Reorganized Debtors’ working capital accounts, including accounts receivable, inventory, accounts payable and others, continue to perform according to the historical relationships with respect to revenue and expense activity. The amounts shown also include relevant payouts of contingent liabilities as these liabilities are earned based on EBITDA targets achieved. In addition, working capital includes relevant amounts for executive severance, which is contemplated as being paid for the duration of the forecast as planned.

Capital Expenditures / Capital Leases

Total capital expenditures and capital lease payments are forecast to increase from ~$16.7 million for the full year 2023 to ~$21.2 million in 2024 and decline to ~$16 million by the end of the projection period. The primary reasons for the increase in capital expenditures during the projection period is to invest in an aging fleet of vehicles that have not been fully replaced in years, as well as to make strategic purchases of new equipment that would support the business’s longer-term objectives, such as sleeper trailers for Recovery Logistics or specialized underground equipment for Power. Most of the capital expenditure and capital lease spend is forecast to be related to the Telecommunications segment. The majority capital expenditure spend is directed towards the purchase of heavy, medium, and light duty trucks, as well as vans and SUV’s. However, a smaller but still significant amount of the capital expenditures forecasted contemplates the purchase of trailers and light / portable equipment such as generators, tower kits, tool kits, and other items.

9

Debt Amortization and Cash Interest

The projections include cash interest payments for the term loan and ABL, term loan principal amortization payments, and fees paid for the letters of credit (“LC”). The 1L Term Loan has a 6.27% cash interest rate that reduces to 3.6% by the end of 2026 (3-month Secured Overnight Financial Rate (“SOFR”) + 126 basis point spread) and 9.0% payment in kind (“PIK”) interest rate due quarterly. The 1L Term Loan also has quarterly amortization payments equal to 1% of the balance outstanding as of the Effective Date. The 2L Term Loan has a 6.27% cash interest rate that reduces to 3.96% by the end of 2026 (SOFR + 126 basis point spread) and 9.0% PIK interest rate due quarterly. The ABL has a rate of 10.15% (4.9% Bloomberg Short Term Bank Yield (“BSBY”) + 525 basis point spread) increasing to 10.9% by the end of 2026 (BSBY + 600 base points). ABL interest is paid monthly, and the ABL is modelled based on a borrowing base with the assumption that any free cash flow generated is used to pay down the ABL to reduce interest costs. The projections assume that the Term Loan and ABL will be refinanced at their respective maturities, with substantially the same terms. Lastly, the projections LC fees in the amount of 4.13% (LC fronting fees 0.13% + 400 basis point spread), paid monthly.

[Remainder of page intentionally left blank]

10

Exhibit E

Valuation Analysis

THE VALUATION INFORMATION CONTAINED HEREIN DOES NOT PURPORT TO BE OR CONSTITUTE (I) A RECOMMENDATION TO ANY HOLDER OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS AS TO HOW TO VOTE ON, OR OTHERWISE ACT WITH RESPECT TO, THE PLAN, (II) AN OPINION AS TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED UNDER THE PLAN OR OF THE TERMS AND PROVISIONS OF THE PLAN OR OF ANY TRANSACTION OFFERED PURSUANT TO THE PLAN OR OTHERWISE DESCRIBED THEREIN, OR (III) AN APPRAISAL OF THE ASSETS OF THE REORGANIZED DEBTORS. FURTHERMORE, THE ANALYSIS SET FORTH HEREIN IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN.

SUCH VALUATION INFORMATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS TO ACCEPT OR REJECT THE PLAN AND TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN. SUCH VALUATION ANALYSIS WAS NOT PREPARED FOR ANY OTHER PURPOSE INCLUDING, WITHOUT LIMITATION, PROVIDING THE BASIS FOR AN INVESTMENT DECISION BY ANY HOLDER OR ANY OTHER PERSON OR ENTITY WITH RESPECT TO ANY TRANSACTION OFFERED PURSUANT TO THE PLAN OR OTHERWISE DESCRIBED THEREIN. THE INFORMATION PRESENTED HEREIN SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST THE DEBTORS OR ANY OF THEIR AFFILIATES. THE VALUATION INFORMATION CONTAINED HEREIN SHOULD ALSO BE CONSIDERED IN CONJUNCTION WITH THE RISK FACTORS DESCRIBED IN ARTICLE IX OF THE DISCLOSURE STATEMENT AND THE FINANCIAL PROJECTIONS ATTACHED THERETO AS EXHIBIT D.

Solely for the purposes of the Plan and the Disclosure Statement, Jefferies LLC (“Jefferies”) as investment banker to the Debtors, has estimated a range of total enterprise value (the “Enterprise Value”) and implied equity value (the “Equity Value”) for the Reorganized Debtors pro forma for the transactions contemplated by the Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”)1 on a going-concern basis (the “Valuation Analysis”). The Valuation Analysis is based on financial and other information provided by the Debtors’ management, as well as the Financial Projections, attached to the Disclosure Statement as Exhibit E, and information provided by other sources. The Valuation Analysis is as of May 21, 2023, with an assumed Effective Date of June 30, 2023. The Valuation Analysis utilizes market data as of May 19, 2023. Jefferies’s Valuation Analysis does not constitute an opinion as to fairness from a financial point of view of the consideration to be received or paid under the Plan, of the terms and provisions of the Plan or with respect to any other matters. The valuation estimates set forth herein represent valuation analyses of the Reorganized Debtors generally based on the application of customary valuation techniques to the extent deemed appropriate by Jefferies. Jefferies’s estimated valuation must be considered as a whole and reliance on only one of the methodologies used, or portions of the analysis performed, could create a misleading or incomplete conclusion as to Enterprise Value.

1 Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan or the Disclosure Statement for the Chapter 11 Plan of Reorganization of QualTek Services Inc. and Its Debtor Affiliates [Docket No. TBD] (the “Disclosure Statement”) as applicable.

In preparing the Valuation Analysis, Jefferies considered the following methodologies: (1) discounted cash flow analysis and (2) comparable companies’ analysis.

Based on the aforementioned analyses, and other information described herein and solely for purposes of the Plan, the estimated range of Enterprise Value of the Reorganized Debtors, collectively, as of June 30, 2023, is approximately $435 million to approximately $505 million, with a midpoint of approximately $470 million.

The estimated Equity Value consists of the Enterprise Value less net funded indebtedness. Jefferies has assumed that the Reorganized Debtors will have, as of the Effective Date, net indebtedness of approximately $348 million. Therefore, Jefferies estimated that the potential range of Equity Value for the Reorganized Debtors is between approximately $87 million and approximately $157 million, with a midpoint of approximately $122 million.

For purposes of the Valuation Analysis, Jefferies assumed that no material changes that would affect estimated value will occur between the date of filing of this Valuation Analysis and the Effective Date. Jefferies’ Valuation Analysis does not constitute an opinion as to the fairness from a financial point of view of the consideration to be received or paid under the Plan, of the terms and provisions of the Plan, or with respect to any other matters.

THE VALUATION ANALYSIS REFLECTS WORK PERFORMED BY JEFFERIES ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESSES AND ASSETS OF THE DEBTORS AVAILABLE TO JEFFERIES AS OF MAY 21, 2023. IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY HAVE AFFECTED OR MAY AFFECT JEFFERIES’ CONCLUSIONS, JEFFERIES DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE, OR REAFFIRM THE VALUATION ANALYSIS AND DOES NOT INTEND TO DO SO.

JEFFERIES DID NOT INDEPENDENTLY VERIFY THE FINANCIAL PROJECTIONS OR OTHER INFORMATION THAT JEFFERIES USED IN THE VALUATION ANALYSIS, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF THE DEBTORS OR THEIR ASSETS WERE SOUGHT OR OBTAINED IN CONNECTION THEREWITH. THE VALUATION ANALYSIS WAS DEVELOPED SOLELY FOR PURPOSES OF THE PLAN AND THE ANALYSIS OF POTENTIAL RELATIVE RECOVERIES TO CREDITORS THEREUNDER. THE VALUATION ANALYSIS REFLECTS THE APPLICATION OF VARIOUS VALUATION TECHNIQUES, DOES NOT PURPORT TO BE AN OPINION, AND DOES NOT PURPORT TO REFLECT OR CONSTITUTE AN APPRAISAL, LIQUIDATION VALUE, OR ESTIMATE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH IN THE VALUATION ANALYSIS.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES THAT ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. AS A RESULT, THE VALUATION ANALYSIS IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, JEFFERIES, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE POTENTIAL VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, CONDITIONS IN THE FINANCIAL MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT IMMEDIATELY RATHER THAN HOLD THEIR INVESTMENT ON A LONG-TERM BASIS, THE POTENTIALLY DILUTIVE IMPACT OF CERTAIN EVENTS, INCLUDING THE ISSUANCE OF EQUITY SECURITIES PURSUANT TO THE MANAGEMENT INCENTIVE PLAN AND OTHER FACTORS THAT GENERALLY INFLUENCE THE PRICES OF SECURITIES.

The Debtors’ management team advised Jefferies that the Financial Projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ best estimates and judgments as to the future operating and financial performance of the Reorganized Debtors. If the business performs at levels below or above those set forth in the Financial Projections, such performance may have a materially negative or positive impact, respectively, on the valuation of the company and the Enterprise Value thereof.

In preparing the Valuation Analysis for the Reorganized Debtors, Jefferies: (1) reviewed certain historical financial information of the Debtors for recent years and interim periods; (2) discussed the Debtors’ performance, future prospects, and industry observations with certain members of the Debtors’ senior management; (3) considered certain economic and industry information relevant to the Debtors’ operating businesses; (4) reviewed certain publicly available financial data for public companies that Jefferies deemed generally relevant in analyzing the value of the Reorganized Debtors; (5) reviewed certain publicly available data for, and considered the market values implied therefrom; and (6) considered certain economic and industry information that Jefferies deemed generally relevant to the Reorganized Debtors. Jefferies assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors’ management and other parties as well as publicly available information.

The Valuation Analysis does not constitute a recommendation to any Holder of Allowed Claims or any other person as to how such person should act with respect to the Plan. Jefferies has not been requested to, and does not express any view as to, the potential trading value of the Reorganized Debtors’ securities on issuance or at any other time.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE VALUATION ANALYSIS PERFORMED BY JEFFERIES. THE PREPARATION OF A VALUATION ANALYSIS INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH AN ANALYSIS IS NOT READILY SUITABLE TO SUMMARY DESCRIPTION. THE VALUATION ANALYSIS PERFORMED BY JEFFERIES IS NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE DESCRIBED HEREIN.

JEFFERIES IS ACTING AS INVESTMENT BANKER TO THE DEBTORS AND HAS NOT AND WILL NOT BE RESPONSIBLE FOR, AND HAS NOT AND WILL NOT PROVIDE, ANY TAX, ACCOUNTING, ACTUARIAL, LEGAL, OR OTHER SPECIALIST ADVICE TO THE DEBTORS OR ANY OTHER PARTY IN CONNECTION WITH THE DEBTORS’ CHAPTER 11 CASES, THE PLAN OR OTHERWISE.

EXHIBIT F

Liquidation Analysis

A.	Introduction

Often referred to as the “best interests” test, section 1129(a)(7) of the Bankruptcy Code1 requires that the Bankruptcy Court find, as a condition to confirmation of the Plan, that each holder of an impaired Claim or Equity Interest must either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such non-accepting holder would receive or retain if the Debtors’ assets were to be liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. In determining whether the best interests test has been met, the dollar amount that would be generated from a hypothetical liquidation of the Debtors’ assets in a chapter 7 proceeding must be determined.

This Liquidation Analysis was prepared by the Debtors with assistance from their financial advisors, and represents the Debtors’ best estimate of the cash proceeds, net of liquidation related costs, which would be available for distribution to the Holders of Claims and Interests if the Debtors were to be liquidated in chapter 7 cases that do not preserve the going concern value of the Debtors’ estates.

To conduct the Liquidation Analysis, the Debtors and their advisors have:

•	estimated the cash proceeds (the “Liquidation Proceeds”) that a chapter 7 trustee (the “Trustee”) would generate if each Debtor’s chapter 11 case were converted to a chapter 7 case and the assets of such Debtor’s estate were liquidated or sold;

•	determined the distribution (the “Liquidation Distribution”) that each holder of a Claim or Interest would receive from the Liquidation Proceeds under the priority scheme dictated in chapter 7; and

•	compared each holder’s Liquidation Distribution to the estimated distribution under the Plan (the “Plan Distribution”) that such holders would receive if the Plan were confirmed and consummated.

As the Liquidation Analysis is a hypothetical analysis based on certain assumptions, certain aspects may vary from the Plan, as discussed in the Disclosure Statement, including asset values. The Liquidation Analysis is based upon certain estimates and assumptions discussed herein and in the Disclosure Statement, which should be read in conjunction with the Liquidation Analysis.

[1]	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Disclosure Statement, to which this Liquidation Analysis is attached as Exhibit F or the Plan attached to the Disclosure Statement as Exhibit A.

1

THE INFORMATION SET FORTH IN THIS LIQUIDATION ANALYSIS IS PRELIMINARY AND IS SUBJECT TO MODIFICATION AND SUPPLEMENTATION BY THE DEBTORS AT ANY TIME UP TO THE CONFIRMATION HEARING. THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION UNDER CHAPTER 7, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE ESTIMATED HERE.

B.	Basis of Presentation

The Liquidation Analysis has been prepared assuming that the Debtors’ chapter 7 liquidation would commence on or about July 31, 2023 (the “Conversion Date”), which is the assumed effective date of the Debtors’ chapter 11 plan. The pro forma values referenced herein are projected as of July 31, 2023. The Debtors assume the Conversion Date to be a reasonable proxy for the projected Effective Date of the Plan. The Liquidation Analysis was prepared on a legal entity basis for each Debtor, and summarized into a consolidated report.

The Liquidation Analysis represents an estimate of recovery values and percentages based on a hypothetical liquidation if a chapter 7 trustee were appointed by the Bankruptcy Court to convert assets into cash. The determination of the hypothetical proceeds from the liquidation of assets is a highly uncertain process involving the extensive use of estimates and assumptions that, although considered reasonable by the Debtors’ management team and their advisors, are inherently subject to significant business, economic, and competitive uncertainties, and contingencies beyond the control of the Debtors and their management team. The Liquidation Analysis should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement and the Plan in their entirety, as well as the notes and assumptions set forth below.

To estimate the liquidation proceeds, the Liquidation Analysis assumes that the Debtors and its subsidiaries are wound down during a six-month wind-down period (the “Liquidation Period”), in which the assets of the Debtors and its subsidiaries are sold in a straight liquidation. In addition to expenses required to liquidate certain assets, the Debtors anticipate that they would pay certain limited personnel to finalize and bill for unbilled revenue as well as organize an orderly exit of field and corporate personnel. Liquidation proceeds available for distribution to Holders of Claims and Interests would consist of the net proceeds.

The cessation of business in a liquidation is likely to trigger certain claims that otherwise would not exist under a Plan absent a liquidation. Examples of these kinds of claims include various potential employee claims, customer contract rejection claims, and unpaid chapter 11 administrative claims. The Liquidation Analysis includes an estimate of these claims, but actual claims could be significantly greater. The Liquidation Analysis does not include estimates for the federal and state tax consequences that may be triggered upon the liquidation in the manner described above. Such tax consequences may be material. In addition, the Liquidation Analysis does not include recoveries resulting from any potential preference, fraudulent transfer, or other litigation or avoidance actions.

2

C.	Liquidation Process

The Debtors’ liquidation would be conducted pursuant to chapter 7 of the Bankruptcy Code, with the Trustee managing the Estate to maximize recovery in an expedited process. The Trustee’s initial step would be to develop a liquidation plan to generate proceeds from the sale of entity specific assets for distribution to creditors. The three major components of the liquidation are as follows:

I.	Generation of cash proceeds

•	Collection of working capital (for example, accounts receivable and inventory), which is anticipated to occur in two parts: (i) collection of customer proceeds associated with items already reflected in accounts receivable and inventory as of the Conversion Date, and (ii) additional proceeds generated from the orderly completion of certain projects, which can be successfully completed within the Liquidation Period. For the sake of this analysis, incremental proceeds from additional work completed during the Liquidation Period is anticipated to offset subcontractor and other costs required to complete this work and no additional liquidation proceeds are contemplated.

•	Liquidation of Property, Plant & Equipment (the “PP&E”) assets owned outright by the company.

•	Monetization of certain intangible assets such as the Debtors’ brands.

II.	Costs related to the liquidation process including corporate support, personnel retention, rent, utilities, other costs, chapter 7 trustee, and professional fees.

III.	Distribution of net proceeds generated from asset sales to claimants in accordance with the priority scheme under chapter 7 of the Bankruptcy Code.

D.	Distribution of Net Proceeds to Claimants

Any available net proceeds would be allocated to Holders of Claims against, and Interests in, the Debtors in accordance with section 726 of the Bankruptcy Code—for example, the priority scheme applicable in a chapter 7 proceeding.

•	Debtor in Possession Financing (the “DIP”): The DIP loans made by PNC and the Ad Hoc Group, consisting of (i) a $101.2 million ABL DIP Facility and (ii) a $105 million Term Loan DIP Facility, respectively. The ABL DIP Facility is assumed to be drawn to $101 million, inclusive of $6.7 million of letters of credit, which are assumed to be drawn by the respective letter holders, as of the Conversion Date. The Term Loan DIP consists of a $40 million new money term loan and the roll up of the $65 million prepetition priority term loan. The claims for both facilities include estimated unpaid postpetition interest and any exit fees owed.

•	Secured Claims: claims arising under the Debtors’ secured credit facilities, which include the (i) Rollover Term Loan, (ii) Tranche B Term Loan, and (iii) Capital Lease Claims. The Rollover Term Loan claim is assumed to include unpaid interest as of the Conversion Date.

3

•	Chapter 11 Administrative & Priority Claims: Including but not limited to claims as a result of (i) postpetition accounts payable (ii) Priority Tax Claims, and (iii) chapter 11 professional fees incurred, net of retainers already paid. The Liquidation Analysis assumes that professional fees are funded through a Professional Fee Escrow Account, which results in cash being set aside to pay chapter 11 professionals.

•	Unsecured Claims: Including but not limited to (i) Convertible Notes Claims, (ii) prepetition trade payables, (iii) Tax Receivable Agreement liabilities (the “TRA Liabilities”), (iv) secured debt deficiency claims, (v) deferred revenue, and (vi) certain contract rejection claims arising from lease obligations which would not be repaid as a result of a liquidation.

E.	Conclusion

The Debtors have determined, as summarized in the following analysis, upon the Effective Date, the Plan will provide all Holders of Claims and Interests with a recovery (if any) that is not less than what such holders would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code, and as such believe that the Plan satisfies the requirement of section 1129(a)(7) of the Bankruptcy Code.

Remainder of page intentionally left blank

4

Recovery Comparison

The following table compares estimated Plan versus the midpoint scenario of the Liquidation Analysis recoveries by class:

Class	Claims and Interests	Plan Treatment	% Recovery (Plan)	% Recovery (Chapter 7)	Test
Class 1	Other Secured Claims (Capital Lease)	Unimpaired	100.0%	54.2%	Pass
Class 2	Other Priority Claims	Unimpaired	100.0%	n.a.	Pass
Class 3A	Priority Term Loan Claims	Impaired	100.0%	n.a.	Pass
Class 3B	Rollover Term Loan Claims	Impaired	100.0%	0.0%	Pass
Class 3C	Tranche B Term Loan Claims	Impaired	14% - 25%	0.0%	Pass
Class 4	Convertible Notes Claims	Impaired	7% - 12%	0.0%	Pass
Class 5	General Unsecured Claims	Unimpaired	100.0%	0.0%	Pass
Class 6	TRA Claims	Impaired	0.0%	0.0%	Pass
Class 7	[Section 510(b) Claims]	Impaired	0.0%	0.0%	Pass
Class 8	Intercompany Claims	Unimpaired / Impaired	100% or 0%	0.0%	Pass
Class 9	Intercompany Interests	Unimpaired / Impaired	100% or 0%	0.0%	Pass
Class 10	Equity Interests	Impaired	0.0%	0.0%	Pass

Remainder of page intentionally left blank

5

Consolidated Debtor Waterfall

($ in millions)	Pro Forma		Recovery Estimate %			Recovery Estimate $
Distributable Value Summary	Book Value	Notes	Low	Mid	High	Low	Mid	High
Cash	$7.2	[1]	100%	100%	100%	$7.2	$7.2	$7.2
Billed Accounts Receivable	67.3	[2]	75%	80%	85%	50.5	53.9	57.2
Unbilled Accounts Receivable	154.3	[3]	37%	55%	73%	56.4	84.5	112.7
Other Current Assets	42.4	[4]	0%	0%	0%	-	-	-
Material Inventory	9.8	[5]	50%	63%	75%	4.9	6.1	7.3
Property Plant & Equipment	51.7	[6]	29%	45%	61%	14.9	23.2	31.5
Intangible Assets	297.1	[7]	0%	0%	1%	-	1.4	2.8
Goodwill	14.5	[8]	0%	0%	0%	-	-	-
Total	$644.3		21%	27%	34%	$133.9	$176.3	$218.8
Liquidation Costs
Chapter 7 Trustee		[9]				(4.0)	(5.3)	(6.6)
Chapter 7 Professional Fees		[10]				(2.7)	(3.5)	(4.4)
Company Liquidation Costs		[11]				(5.2)	(7.8)	(10.3)
Total Liquidation Costs						$(11.9)	$(16.6)	$(21.2)
Net Distributable Value						$121.9	$159.7	$197.5

			Recovery Estimate %			Recovery Estimate $
Claims Recovery Summary	Claim $	Notes	Low	Mid	High	Low	Mid	High
Net Distributable Value						$121.9	$159.7	$197.5
ABL DIP Facility	101.0		100%	100%	100%	101.0	101.0	101.0
Term Loan DIP Facility	111.1		9%	37%	66%	9.8	41.4	73.0
Total Superpriority Secured Claims	$212.1	[12]	52%	67%	82%	$110.9	$142.4	$174.0
Proceeds Available after Superpriority Secured Claims						$11.1	$17.3	$23.5
Rollover Term Loan	104.6		0%	0%	0%	-	-	-
Tranche B Term Loan	248.5		0%	0%	0%	-	-	-
Capital Lease Claim	31.9		35%	54%	74%	11.1	17.3	23.5
Total Secured Claims	$385.0	[13]	3%	4%	6%	$11.1	$17.3	$23.5
Proceeds Available after Secured Claims						$-	$-	$-
Total Admin & Priority Claims	51.8	[14]	0%	0%	0%	-	-	-
Proceeds Available after Admin & Priority Claims						$-	$-	$-
Term Loan DIP Deficiency	38.1 - 101.3		0%	0%	0%	-	-	-
Rollover Term Loan Deficiency	104.6		0%	0%	0%	-	-	-
Tranche B Term Loan Deficiency	248.5		0%	0%	0%	-	-	-
Convertible Notes Claims	131.1		0%	0%	0%	-	-	-
General Unsecured Claims	72.6		0%	0%	0%	-	-	-
TRA Liabilities	15.1		0%	0%	0%	-	-	-
Total Unsecured Claims	$610 - 673.2	[15]				$-	$-	$-
Proceeds Available for External Equity Holders		[16]				$-	$-	$-

Remainder of page intentionally left blank

6

Notes to the Liquidation Analysis

•	The Liquidation Analysis assumes the Debtors enter chapter 7 on July 31, 2023, which is a reasonable proxy for the projected Effective Date.

•	The Liquidation Analysis is based on the liquidation of individual legal entity assets. The consolidated waterfall shown in this analysis is a summary based on an aggregation of the individual liquidation claims and recoveries.

•	The recoverable value for each asset is calculated based on each asset’s pro forma asset book value, as of the Conversion Date, adjusted for the corresponding recovery estimate, for which additional commentary is provided below. The aggregation of all calculated recoverable asset value (the “Gross Distributable Value”) is then used as the starting point for each legal entity’s recovery waterfall.

Specific Notes to the Liquidation Analysis

Note 1 - Cash

•	The projected value is based on the DIP Budget as of the Conversion Date, the Debtors estimate to hold approximately $7.2 million of available cash.

•	Cash consists of cash held in bank accounts, and excludes amounts carved out to satisfy chapter 11 professional fees.

•	All projected cash is assumed to be fully recoverable.

Note 2 - Billed accounts receivable

•	Billed accounts receivable balances are based on the Debtors’ estimated balance as of the Conversion Date.

•	Billed accounts receivable relates to work already completed and billed, the high recovery estimate is based on the 85% advance rate allowed under the current ABL credit agreement. The low scenario discounts the high scenario recovery by 10% to account for (i) greater customer delinquency and (ii) greater than anticipated demands for remediation work that impairs recoveries.

•	Billed accounts receivable balances have an estimated recovery between 75% - 85%.

Note 3 - Unbilled accounts receivable

•	Unbilled accounts receivable balances are based on the Debtors’ estimated balance as of the Conversion Date.

7

•	The Liquidation Analysis assumes any customer projects with less than six months to complete are finished in order to collect the related unbilled accounts receivable. The high recovery estimate is based on the 85% advance rate allowed under the current ABL credit agreement. The low and mid recovery scenarios have been reduced to account for incremental costs associated with completing the work.

•	The Liquidation Analysis assumes projects with greater than six months to complete are stopped immediately and are assumed to receive no recovery.

•	Although the Liquidation Analysis assumes a 37%-73% recovery of book value, many factors would likely reduce this recovery. Due to the inherently hazardous nature of the Debtors’ operations, it is likely that a chapter 7 trustee would not finish these projects to avoid potential liability. Further, given the Liquidation Analysis demonstrates no recoveries are available to holders of unsecured claims (including the subcontractors who would be needed to finish such construction), it is likely that vendors would walk off the job and not perform the required work.

Note 4 - Other current assets

•	Other current asset balances are based on the Debtors’ estimated balance as of the Conversion Date.

•	Other current asset balances include deposits, prepaid rent, subscription services and insurance, and right of use assets.

•	The Liquidation Analysis assumes the third-party holders of right of use assets would retain the assets to offset their claims against the Debtors.

•	Other current asset balances are assumed to have no recoverable value.

Note 5 - Material inventory

•	Material inventory balances primarily consist of antennas, radios, concrete, conduit, fiber, and other required construction materials, and are estimated as of the Conversion Date.

•	In an orderly liquidation, these items are assumed to be purchased by competitors or customers in a rapid sale, which would allow for a substantial recovery.

•	The Liquidation Analysis assumes these materials would be purchased for a slight discount as an incentive for customers or competitors to take possession of these goods in bulk and pay for the shipping and handling costs associated with these items. The low-end recovery estimate uses the advance rate allowed by the ABL credit agreement.

•	Material inventory balances have an estimated recovery between 50% - 75%.

8

Note 6 - Property, Plant & Equipment

•	PP&E balances are based on the Debtors’ estimated balances as of the Conversion Date.

•	The Debtors’ PP&E primarily includes leased and owned vehicles and trailers, furniture, and building and leasehold improvements.

•	Owned and leased assets are generally assumed to achieve similar recoveries under the different scenarios. The leased assets are assumed to require the Debtor to incur incremental lease takeover and title transfer costs, which are assumed to be 5% for the purposes of this analysis.

•	The high recovery estimate for the vehicles and trailers, uses a fair market value estimate based on live auction data available from the Debtors’ lessors. The estimated recovery was discounted by 15% to account for liquidation of the entire fleet at one time versus selling a few pieces of equipment at a time.

•	The low recovery estimate further discounts recovery as the liquidation would likely need to be managed by a national auctioneer who would likely charge a 35% fee for their services.

•	The building and leasehold improvements are assumed to have no liquidation value.

•	PP&E balances have an aggregate estimated recovery between 29% - 61%.

Note 7 - Intangible assets

•	Intangible assets primarily include value ascribed to the Debtors’ relationships with their customers and brand value.

•	In a chapter 7 liquidation, the customer relationships asset is estimated to have no liquidation value while the brand value asset is estimated to recover 0-10% of net book value.

•	Intangible assets have an estimated aggregate recovery between 0% - 1%.

Note 8 - Goodwill

•	Goodwill is related to the Company’s historical acquisitions at a purchase price value in excess of the acquired company’s book value.

•	Goodwill is assumed to have no recoverable value.

9

Liquidation Costs

Note 9 - Chapter 7 Trustee

•	Pursuant to section 326 of the Bankruptcy Code, the Liquidation Analysis assumes the chapter 7 trustee receives 3% of Gross Distributable Value.

Note 10 - Chapter 7 Professional Fees

•	Professional fees in chapter 7 include costs for professionals engaged by the Trustee after the Conversion Date and may include legal counsel, financial advisors, liquidators, and other professionals.

•	Fees for all scenarios are estimated as 2% of Gross Distributable Value.

Note 11 - Company Liquidation Costs

•	The Liquidation Period includes personnel expenses for certain of the Company’s employees, who will assist the chapter 7 trustee in winding down the estate.

•	The Liquidation Analysis includes estimated retention bonuses, which are anticipated to be paid to retain critical employees.

•	The Liquidation Analysis includes an estimate of non-personnel costs including rent, utilities, office expenses, and vehicle and equipment leases to support the winddown process.

Claims

Note 12 - Superpriority Secured Claims

($ in millions)
Summary of Superpriority Claims
ABL DIP Facility	$101.0
Term Loan DIP Facility	111.1
Total Superpriority	$212.1

•	Superpriority secured claims include any outstanding amounts on the ABL DIP Facility and Term Loan DIP Facility based on estimated amounts on Conversion Date. The ABL DIP Facility consists of a roll up of the pre-petition line of credit provided by PNC. The Term Loan DIP Facility is a new money term loan and a rollup of the pre-petition priority term loan provided by the Ad Hoc Group.

•	Claims for both facilities include estimated unpaid postpetition interest and any exit fees owed.

10

•	The ABL DIP Facility is expected to have a 100% recovery in all scenarios, but the Term Loan DIP Facility is expected to have a 9%-66% recovery.

•	The Liquidation Analysis assumes that the DIP is used to fund a Professional Fee Escrow Account to pay chapter 11 professionals. The remaining balance in the Professional Fee Escrow Account will be used to settle any unpaid chapter 11 professional fees as of the Conversion Date.

Note 13 - Secured Claims

($ in millions)
Summary of Secured Claims
Rollover Term Loan	$104.6
Tranche B Term Loan	248.5
Capital Lease Claim	31.9
Total Secured	$385.0

•	Total secured claims include the Rollover Term Loans, Tranche B Term Loans, and Capital Lease Claims.

•	The Rollover Term Loans include estimated unpaid interest as of the Conversion date and is secured on the remaining net distributable value after paying the Superpriority claims in full. The Rollover Term Loans are expected to have no recovery value under all scenarios.

•	The Tranche B Term Loans include estimated unpaid interest as of the Petition date and is secured on the remaining net distributable value after paying the Rollover Term Loan in full. The Tranche B Term Loans are expected to have no recovery value under all scenarios.

•	The Capital Lease Claim amount is net of $3 million of applicable letters of credit, which are assumed to be fully drawn and offset against the claim. As of the Conversion Date, the capital leases are collateralized by certain PP&E. The capital leases are expected to receive a 35%-74% recovery.

Remainder of page intentionally left blank

11

Note 14 - Administrative & Priority Claims

($ in millions)
Summary of Admin & Priority Claims
Postpetition Accounts Payable	$50.9
Priority Tax Claim	0.9
Total Admin & Priority	$51.8

•	Postpetition accounts Payable is the estimated outstanding costs and expenses incurred on or after the Petition Date through the Conversion Date to preserve the Debtors’ estates and operate the Debtors’ businesses.

•	Priority tax claims consist of any claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code as of the Conversion Date. Priority Tax Claims are estimated to be $0.9 million as of the Conversion Date.

•	All administrative and priority claims are expected to have no recovery value under all scenarios.

Note 15 - Unsecured Claims

($ in millions)
Summary of Unsecured Claims
Term Loan DIP Deficiency	$38.1 - 101.3
Rollover Term Loan Deficiency	104.6
Tranche B Term Loan Deficiency	248.5
Convertible Notes Claims	131.1
General Unsecured Claims:
Prepetition Vendor Expenses	11.9
Operating Lease Liability	45.3
Deferred Revenue	15.4
Total General Unsecured Claims	72.6
TRA Liabilities	15.1
Total Unsecured Claims	$610 - 673.2

12

•	Deficiency claims are the remaining secured debt claim value that was not paid via the respective collateral. The Term Loan DIP deficiency claim represents a range based on the high and low recovery scenario.

•	Convertible Notes is based on the Debtors’ estimated balance including unpaid pre-petition interest as of the Conversion Date.

•	General Unsecured Claims are based on the Debtors’ estimated balance as of the Conversion Date and include: (i) prepetition vendor expenses, (ii) operating lease liabilities, and (iii) deferred revenue.

•	TRA Liabilities represent the amount payable to the pre-petition equity holders which is based on the value as of the Conversion Date.

•	All unsecured claims are expected to have no recovery value under all scenarios.

Note 16 – Intercompany & Equity Claims

•	Intercompany Claims and Equity Claims are subordinated to other unsecured claims and are not anticipated to receive any recovery in a hypothetical liquidation.

13